UPDATED CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To Be	Aggregate Price Per	Aggregate Offering	Amount of
Securities To Be Registered	Registered	Unit	Price	Registration Fee

Notes offered hereby	$4,906,900.00	100.00%	$4,906,900.00	$150.61(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $48,477.50 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333–140456, of which this pricing supplement is a part. After giving effect to the $150.61 registration fee for this offering, $48,326.89 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 42 dated August 30, 2007	Filed pursuant to Rule 424(b)(5)
to Prospectus Supplement and Prospectus dated February 5, 2007	Registration Statement No. 333-140456
relating to the Eksportfinans ASA U.S. Medium-Term Note Program
13.00% Enhanced Yield Securities due March 5, 2008
Linked to the Claymore YieldStreamSM Energy Sector 10 Series 2007-A
     This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Agent:	Wachovia Capital Markets, LLC. The agent may make sales through its affiliates or selling agents.

Principal Amount per Security:	Each security will have a principal amount of $10. Each security will be offered at an initial public offering price of $10.

Maturity Date:	March 5, 2008

Interest:	13.00% per annum, to be payable monthly.

Interest Payment Dates:	The 5th of each month, beginning October 5, 2007 to and including the Maturity Date.

Constituent Stocks of the Claymore YieldStream Energy 10:	The common stock of the following ten companies: Peabody Energy Incorporated., Helix Energy Solutions Group, Inc., Quicksilver Resources Inc., Marathon Oil Corporation, National Oilwell Varco, Inc., Pride International, Inc., Patterson-UTI Energy, Inc., Valero Energy Corporation, W-H Energy Services, Inc. and The Williams Companies, Inc. The issuers of the constituent stocks of the Claymore YieldStream Energy 10 have no obligations relating to, and do not sponsor or endorse, the securities.

Payment at Maturity:	On the maturity date, for each security you hold, you will receive a payment equal to the aggregate redemption amount, plus any accrued but unpaid interest in cash. The aggregate redemption amount is equal to the sum of the redemption amounts with respect to each constituent stock of the Claymore YieldStream Energy 10, and will be a cash payment equal to the principal amount of your securities, unless:

(a) a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10; and

(b) the final stock price of any constituent stock of the Claymore YieldStream Energy 10 with respect to which a knock-in event has occurred is less than the initial stock price of that constituent stock.

The redemption amount with respect to each constituent stock of the Claymore YieldStream Energy 10 for which the conditions described in (a) and (b) did not occur will be $1. The redemption amount with respect to each constituent stock of the Claymore YieldStream Energy 10 for which the conditions described in (a) and (b) occurred will be an amount in cash equal to (i) $1 multiplied by (ii) the final stock price of that constituent stock divided by the initial stock price of that constituent stock.

If a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any such constituent stock is less than its initial stock price, you will lose some or all of your principal.

The initial stock price for each constituent stock of the Claymore YieldStream Energy 10 will equal the closing price per share of that constituent stock on the trade date. A knock-in event will occur if the market price of a constituent stock of the Claymore YieldStream Energy 10 multiplied by the share multiplier for that constituent stock at any time on any trading day, from the first trading day following the trade date to and including the valuation date, is less than or equal to the knock-in price of that constituent stock. The knock-in price for each constituent stock of the Claymore YieldStream Energy 10 will equal the price that is 20% below the initial stock price of that constituent stock.

Trade Date:	August 30, 2007

Original Issue Date:	September 5, 2007

CUSIP Number:	R2188Y536
     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-1 and “Specific Terms of the Securities” beginning on page P-15.
     Investing in the securities involves risks. See “Risk Factors” beginning on page P-10.

	Per Security	Total

Maximum Public Offering Price	$10.00	$4,906,900.00
Maximum Underwriting Discount and Commission	$0.175	$85,870.75
Maximum Proceeds to Eksportfinans ASA	$9.825	$4,821,029.25
     Wachovia Capital Markets, LLC may offer the securities in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus. Claymore YieldStreamSM is a service mark of Claymore Securities, Inc.

Wachovia Securities

TABLE OF CONTENTS

SUMMARY INFORMATION
RISK FACTORS
SPECIFIC TERMS OF THE SECURITIES
ADDITIONAL INFORMATION
THE CLAYMORE YIELDSTREAM ENERGY 10
TAXATION IN THE UNITED STATES
SUPPLEMENTAL PLAN OF DISTRIBUTION
SUMMARY INFORMATION
      This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the 13.00% Enhanced Yield Securities Linked to the Claymore YieldStreamSM Energy Sector 10 Series 2007-A (the Claymore YieldStream Energy 10) due March 5, 2008, which we refer to as the securities. You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the sections entitled “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.
      Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.
What are the securities?
      The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on March 5, 2008. The return on the securities is linked to the performance of the Claymore YieldStream Energy 10, which is composed of the common stocks of the following ten companies: Peabody Energy Incorporated., Helix Energy Solutions Group, Inc., Quicksilver Resources Inc., Marathon Oil Corporation., Pride International, Inc., Patterson-UTI Energy, Inc., National Oilwell Varco, Inc., Valero Energy Corporation, W-H Energy Services, Inc. and The Williams Companies, Inc., each of which we refer to as a Constituent Stock Issuer and collectively as the Constituent Stock Issuers, and will depend on whether a knock-in event for one or more constituent stocks of the Claymore YieldStream Energy 10 occurs during the term of the securities and whether the final stock price of any such constituent stock is less than the initial stock price of that constituent stock, each as described below. The payout structure of the securities belongs in a class of securities commonly referred to as reverse convertible securities.
      As discussed in the accompanying prospectus supplement, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-15.
      Each security will have a principal amount of $10. Each security will be offered at an initial public offering price of $10. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.
Are the securities principal protected?
      No, the securities do not guarantee any return of principal at maturity. If a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any such constituent stock is less than its initial stock price, you will lose some or all of your principal (but you will still receive any accrued but unpaid interest in cash). A reverse convertible security with this particular payout structure is commonly referred to as a knock-in reverse convertible security.
Will I receive interest on the securities?
      The securities will bear interest at a rate of 13.00% per annum (to be determined on the trade date) payable on the 5th of each month, beginning on October 5, 2007 to and including the maturity date. The interest rate on the securities is higher than the current dividend yield of each of the constituent stocks of the Claymore YieldStream Energy 10. The interest rate is also higher than the interest we would pay on a conventional fixed-rate, principal protected debt security. You will still receive accrued but unpaid interest on the securities even if a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any such constituent stock is less than its initial stock price.
How is Eksportfinans able to offer a 13.00% interest rate on the securities?
      Eksportfinans is able to offer a 13.00% interest rate on the securities because the securities are riskier than conventional principal-protected debt securities. As previously described, if a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any constituent stock with respect to which a knock-in event has occurred is less than its initial stock price, then at maturity the aggregate redemption amount you will receive will be a cash payment that is less than the principal amount of your securities. The interest rate on the securities reflects the value of our right, under these circumstances, to deliver to you at the maturity of the securities an aggregate redemption amount that is less than the principal amount of your securities. In general, the more volatile the constituent stocks of the Claymore YieldStream Energy 10 are or are expected to be, the higher the interest rate and the more likely a knock-in event might occur with respect to a constituent stock.
What will I receive upon maturity of the securities?
      The securities will mature on March 5, 2008, subject to extension in the event of the postponement of the valuation date. On the maturity date, for each security you hold, you will receive a payment equal to the aggregate redemption amount, plus any accrued but unpaid interest. The aggregate redemption amount is equal to the sum of the redemption amounts with respect to each constituent stock of the Claymore YieldStream Energy 10, and will be a cash payment equal to the principal amount of your securities, unless:

(a)	a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10; and

(b)	the final stock price of any constituent stock of the Claymore YieldStream Energy 10 with respect to which a knock-in event has occurred is less than its initial stock price.
      The redemption amount with respect to each constituent stock of the Claymore YieldStream Energy 10 for which the conditions described in (a) and (b) did not occur will be $1; and the redemption amount with respect to each constituent stock of the Claymore YieldStream Energy 10 for which the conditions described in (a) and (b) occurred will be an amount in cash equal to (i) $1 multiplied by (ii) the final stock price of the constituent stock of the Claymore YieldStream Energy 10 divided by the initial stock price of that constituent stock.
      If a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any such constituent stock is less than its initial stock price, you will lose some or all of your principal (but you will still receive any accrued but unpaid interest in cash).
      The initial stock price for each constituent stock of the Claymore YieldStream Energy 10 will equal the closing price per share of that constituent stock on the trade date.
      The final stock price for each constituent stock of the Claymore YieldStream Energy 10 will be determined by the calculation agent and will equal the closing price per share of that constituent stock multiplied by the share multiplier of that constituent stock, each as of the valuation date.
      The share multiplier for each constituent stock of the Claymore YieldStream Energy 10 is 1.0, subject to adjustment for certain corporate events relating to the relevant constituent Stock Issuer described in this pricing supplement under “Additional Information — Antidilution Adjustments”.
      A knock-in event with respect to any constituent stock of the Claymore YieldStream Energy 10 will occur if, as determined by the calculation agent, the market price of that constituent stock multiplied by the share multiplier of that constituent stock has fallen to or below the knock-in price of that constituent stock at any time during regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date.

      The knock-in price for each constituent stock of the Claymore YieldStream Energy 10 is the price that is 20% below the initial stock price for that constituent stock (to be determined by the calculation agent on the trade date) as follows:

Constituent Stock	Initial Stock Price	Knock-in Price

Peabody Energy Incorporated	$42.170	$33.736
Helix Energy Solutions Group, Inc.	$38.180	$30.544
Quicksilver Resources Inc.	$38.830	$31.064
Marathon Oil Corporation	$53.240	$42.592
National Oilwell Varco, Inc.	$123.340	$98.672
Pride International, Inc.	$34.360	$27.488
Patterson-UTI Energy, Inc.	$21.480	$17.184
Valero Energy Corporation	$68.050	$54.440
W-H Energy Services, Inc.	$62.640	$50.112
The Williams Companies, Inc.	$31.020	$24.816
      The market price for each constituent stock of the Claymore YieldStream Energy 10 is, on any trading day and at any time during the regular business hours of the relevant exchange, the latest reported sale price of that constituent stock (or any other security for which a market price must be determined) on that relevant exchange at that time, as determined by the calculation agent.
      The valuation date means February 27, 2008. However, if that date occurs on a day on which the calculation agent has determined that a market disruption event has occurred or is continuing with respect to any constituent stock of the Claymore YieldStream Energy 10, then the valuation date with respect to that constituent stock will be the next succeeding trading day on which the calculation agent has determined that a market disruption event has not occurred or is not continuing with respect to that constituent stock. If the valuation date with respect to any constituent stock of the Claymore YieldStream Energy 10 is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.
      A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (NYSE), the American Stock Exchange, the NASDAQ Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.
      A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.
      The relevant exchange for each constituent stock of the Claymore YieldStream Energy 10 is the primary United States securities exchange or organized market of trading for the constituent stock. If a reorganization event has occurred, the relevant exchange will be the stock exchange or securities market in the United States on which the distribution property (as defined below under “Additional Information — Antidilution Adjustments — Adjustments for Reorganization Events” on page P-23) that is a listed equity security is principally traded, as determined by the calculation agent.
      If a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any such constituent stock is less than its initial stock price, you will lose some or all of your principal (but you will still receive any accrued but unpaid interest in cash).
Hypothetical Examples
      Set forth below are hypothetical examples of the calculation of the aggregate redemption amount of your securities. Because the aggregate redemption amount is equal to the sum of the redemption amounts with respect to each of the twenty constituent stocks of the Claymore YieldStream Energy 10, it is not possible to describe all of the possible outcomes. For purposes of these examples we have assumed the following with respect to each constituent stock of the Claymore YieldStream Energy 10:
      Hypothetical initial stock price: $100
      Hypothetical knock-in price: $80 (20% below the hypothetical initial stock price)
      Share multiplier on the valuation date: 1.0
      Example 1 — The two graphs below illustrate the effect on the redemption amount of the occurrence of a knock-in event with respect to one or more constituent stocks of the Claymore YieldStream Energy 10. The hypothetical final stock prices for the constituent stocks of the Claymore YieldStream Energy 10 are the same in both graphs; however, the first graph assumes that a knock-in event has not occurred with respect to any constituent stock during the term of the securities and the second graph assumes that a knock-in event has not occurred with respect to any constituent stock during the term of the securities.
      As indicated in the above graph, none of the constituent stocks of the Claymore YieldStream Energy 10 have declined to or below the knock-in price during the term of the securities even though some of those constituent stocks of the Claymore YieldStream Energy 10 (as represented by constituent stocks A, C, E, H and J) have final stock prices that are below their initial stock prices. Because no knock-in event has occurred, there is no reduction in the redemption amount. Thus, the hypothetical payment at maturity would be $10, representing a $1 redemption amount for each stock in the basket. There is also no effect on your redemption amount because of appreciation in the hypothetical stock price. Constituent stock I is an example of a stock that has appreciated 30% from its hypothetical initial stock price, yet the redemption amount remains $1 with respect to that constituent stock. In addition, you would receive interest at a rate of 13.00% over the term of the securities.

      In the example depicted in the graph above, some of the constituent stocks of the Claymore YieldStream Energy 10 have declined to their respective knock-in price during the term of the securities (as represented by constituent stocks B, C, F, I and J). For those constituent stocks of the Claymore YieldStream Energy 10 that did not experience a knock-in event there is no reduction in the redemption amount (as represented by constituent stocks A, D, E, G and H). Thus, the redemption amount for each such constituent stock is $1. For those constituent stocks of the Claymore YieldStream Energy 10 that have declined to their knock-in prices during the term of the securities, the redemption amount will depend on the hypothetical final stock price. For the knocked-in constituent stocks of the Claymore YieldStream Energy 10 for which the hypothetical final stock price is below its initial value (as represented by constituent stocks C and J), the redemption amount will be less than $1 in proportion to the decline in the hypothetical final stock price of that constituent stock. For the knocked-in constituent stocks of the Claymore YieldStream Energy 10 for which the hypothetical final stock price is at or above its initial value (as represented by constituent stocks B, F and I), the redemption amount for those constituent stocks is $1 per such stock. As noted above, a hypothetical final stock price in excess of the initial stock price does not increase your redemption amount, regardless of whether a knock-in event has occurred. As a result, in this example, the payment at maturity would be equal to $9.75. In addition, you would receive interest at a rate of 13.00% over the term of your securities.
      Example 2 — The tables below provide matrices to illustrate a range of potential redemption amounts, based on a range of percentage changes for the constituent stocks of the Claymore YieldStream Energy 10 (i.e., from its initial stock price to its final stock price), and assuming in each case that a knock-in event has occurred with respect to the applicable number of constituent stocks. The range of percentage changes are: 10%, -10%, -

25%, -50%, -75% and -100%. The tables show the redemption amount that would result if 0, 1, 2, 5 or all 10 constituent stocks were to experience such a percentage decline.

Number of	Hypothetical		Hypothetical		Hypothetical
Constituent	Change in	Hypothetical	Change in	Hypothetical	Change in	Hypothetical
Stocks	Constituent	Payment at	Constituent	Payment at	Constituent	Payment at
Knocked-in	Stock Price	Maturity	Stock Price	Maturity	Stock Price	Maturity

0	10%	$10.00	-10%	$10.00	-25%	$10.00
1	10%	$10.00	-10%	$9.90	-25%	$9.75
2	10%	$10.00	-10%	$9.80	-25%	$9.50
5	10%	$10.00	-10%	$9.50	-25%	$8.75
10	10%	$10.00	-10%	$9.00	-25%	$7.50

Number of	Hypothetical		Hypothetical		Hypothetical
Constituent	Change in	Hypothetical	Change in	Hypothetical	Change in	Hypothetical
Stocks	Constituent	Payment at	Constituent	Payment at	Constituent	Payment at
Knocked-in	Stock Price	Maturity	Stock Price	Maturity	Stock Price	Maturity

0	-50%	$10.00	-75%	$10.00	-100%	$10.00
1	-50%	$9.50	-75%	$9.25	-100%	$9.00
2	-50%	$9.00	-75%	$8.50	-100%	$8.00
5	-50%	$7.50	-75%	$6.25	-100%	$5.00
10	-50%	$5.00	-75%	$2.50	-100%	$0.00
      Because the constituent stocks of the Claymore YieldStream Energy 10 will not move in tandem, this table is provided for illustration only. Because there are ten constituent stocks in the basket, it is impossible to predict all of the possible variations and combinations of hypothetical final stock prices. A number of different scenarios could lead to a redemption amount of $9.50 in addition to the example provided in the second graph in Example 1 above. Investors should be aware that your redemption amount will be affected by knock-in events and by final stock prices that are below the initial stock prices for those knocked-in stocks, and these events may occur in a variety of ways resulting in differing redemption amounts.
Who should or should not consider an investment in the securities?
      We have designed the securities for investors who are willing to make an investment that is contingently exposed to the full downside performance risk of each of the constituent stocks of the Claymore YieldStream Energy 10 and the potential loss of some or all of the value of their principal, who do not expect to participate in any appreciation in the market prices of the constituent stocks and who are willing to receive a cash payment linked, in part, to the market prices of shares of the constituent stocks as the return on their investment if a knock-in event occurs with respect to one or more of the constituent stocks during the term of the securities and the final stock price of any such constituent stock is less than its initial stock price. In exchange for the potential downside exposure to the constituent stocks of the Claymore YieldStream Energy 10 described in the preceding sentence, investors in the securities will receive interest on the securities at a rate of 13.00% per year.
      The securities are not designed for, and may not be a suitable investment for, investors who are unwilling to make an investment that is exposed (or contingently exposed) to the full downside performance risks of the constituent stocks of the Claymore YieldStream Energy 10. The securities are also not designed for, and may not be a suitable investment for, investors who seek the full upside appreciation in the market prices of the constituent stocks. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings, or who are unable or unwilling to hold the securities to maturity.
What will I receive if I sell the securities prior to maturity?
      The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the market prices of the constituent stocks of the Claymore YieldStream Energy 10, dividend yields on the constituent stocks, the time remaining to maturity of the securities, interest and yield rates in the market and the volatility of the market prices of the constituent stocks. The securities are 100% principal protected only if held to maturity and either (i) no knock-in event occurs with respect to any constituent stock of the Claymore YieldStream Energy 10 during the term of the securities or (ii) a knock-in event occurs with respect to one or more constituent stocks of the Claymore YieldStream Energy 10, but the final stock price of each of such constituent stocks is greater than the initial stock price of each of such constituent stocks. If you sell your securities prior to maturity, you may have to sell them at a discount to the principal amount of the securities. Depending on the impact of these factors, you may receive less than the principal amount in any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page P-11.
What is the Claymore YieldStream Energy 10?
      The Claymore YieldStream Energy 10 is a basket of 10 equally weighted common stocks selected by Claymore Securities, Inc. The constituent stocks each represent the energy sector. The basket is intended to include stocks that, if each such stock were linked to a single-stock reverse convertible security, would provide income that is higher than a traditional debt security of the same or a similarly related issuer.
      Provided below is a brief description of the Constituent Stock Issuers obtained from publicly available information published by each constituent Stock Issuer:
      Peabody Energy Incorporated is the largest private-sector coal company in the world. During the year ended December 31, 2006, Peabody Energy Incorporated sold coal to over 400 electricity generating and industrial plants in 20 countries.
      Helix Energy Solutions Group, Inc. is an international offshore energy company that provides development solutions and other key services to the open energy market as well as to its own oil and gas properties.
      Quicksilver Resources Inc. is a Fort Worth, Texas-based independent oil and gas company engaged in the development and production of natural gas, natural gas liquids and crude oil, which it attains through a combination of developmental drilling, exploitation and property acquisitions.
      Marathon Oil Corporation’s operations consist of three operating segments: 1) Exploration and Production; 2) Refining, Marketing and Transportation; and 3) Integrated Gas.
      Natural Oilwell Varco is a leading worldwide provider of equipment and components used in oil and gas drilling and production operations, oilfield services, and supply chain integration services to the upstream oil and gas industry.
      Pride International, Inc. is a leading international provider of contract drilling and related services to oil and natural gas companies worldwide, operating offshore and on land.
      Patterson-UTI Energy, Inc. provides pressure pumping services to oil and natural gas operators primarily in the Appalachian Basin. Patterson-UTI Energy, Inc. also provides drilling fluids, completion fluids and related services to oil and natural gas operators offshore in the Gulf of Mexico and on land in Texas, Southeastern New Mexico, Oklahoma and the Gulf Coast
      Valero Energy Corporation owns and operates 18 refineries located in the United States, Canada, and Aruba that produce premium, environmentally clean refined products, gasoline meeting the specifications of the California Air Resources Board (CARB), CARB diesel fuel, low-sulfur and ultra-low-sulfur diesel fuel, and oxygenates (liquid hydrocarbon compounds containing oxygen).
      W-H Energy Services, Inc. is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas, with operations in North America and select areas internationally.
      The Williams Companies, Inc. primarily finds, produces, gathers, processes and transports natural gas, with operations concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. The Williams Companies, Inc. also manages a wholesale power business.

      You should independently investigate the Constituent Stock Issuers and decide whether an investment in the securities linked to the constituent stocks of the Claymore YieldStream Energy 10 is appropriate for you.
      Because the constituent stocks of the Claymore YieldStream Energy 10 are registered under the Securities Exchange Act of 1934, as amended (the Exchange Act), the Constituent Stock Issuers are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the SEC). Information provided to or filed with the SEC by the Constituent Stock Issuers can be located by reference to SEC file numbers 001-32936 (Peabody Energy Incorporated), 001-32936 (Helix Energy Solutions Group, Inc.), 001-14837 (Quicksilver Resources Inc.), 001-05153 (Marathon Oil Corporation), 001-12317 (National Oilwell Varco, Inc.), 001-13289 (Pride International, Inc.), 000-22664 (Patterson-UTI Energy, Inc.), 001-13175 (Valero Energy Corporation), 001-31346 (W-H Energy Services, Inc.) and 001-04174 (The Williams Companies, Inc.) and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s website. The address of the SEC’s website is http://www.sec.gov. In addition, information regarding the constituent stocks of the Claymore YieldStream Energy 10 may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see “The Claymore YieldStream Energy 10 — The Constituent Stock Issuers” beginning on page P-26.
What are the Constituent Stock Issuers’ role in the securities?
      None of the Constituent Stock Issuers have any obligations relating to the securities or amounts to be paid to you, including no obligation to take the needs of Eksportfinans or of holders of the securities into consideration for any reason. The Constituent Stock Issuers will not receive any of the proceeds of the offering of the securities, are not responsible for, and have not participated in, the offering of the securities and are not responsible for, and will not participate in, the determination or calculation of either the redemption amount with respect to any constituent stock of the Claymore YieldStream Energy 10 or the aggregate redemption amount with respect to the securities. Eksportfinans is not affiliated with any of Constituent Stock Issuers.
How have the constituent stocks of the Claymore YieldStream Energy 10 performed historically?
      You can find a table with the high, low and closing prices per share of the constituent stocks of the Claymore YieldStream Energy 10 during each calendar quarter from calendar year 2003 to the present in the section entitled “The Claymore YieldStream Energy 10 — Historical Data” beginning on page P-28. We obtained the historical information from Bloomberg Financial Markets, without independent verification. You should not take the past performance of the constituent stocks of the Claymore YieldStream Energy 10 as an indication of how the constituent stocks will perform in the future.
What about taxes?
      There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the securities or similar instruments and the characterization of the securities for U.S. federal income tax purposes is uncertain. Pursuant to the terms of the securities, you agree to treat the securities as income-bearing financial contracts under which you will be required to treat the income payable on the securities as ordinary income. You will be required to characterize the securities for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. If the United States Internal Revenue Service (the IRS) successfully argues that the securities should be treated differently, the timing and character of income on the securities may be affected. We are not requesting a ruling from the IRS with respect to the securities, and we cannot assure you that the IRS will agree with the conclusions expressed in this pricing supplement and in the accompanying prospectus supplement and prospectus under “Taxation in the United States”.
Will the securities be listed on a stock exchange?
      The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” on page P-11.
Are there any risks associated with my investment?
      Yes, an investment in the securities is subject to significant risks, including the risk of loss of some or all of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-10.

RISK FACTORS
      An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement. The securities are a riskier investment than ordinary debt securities. Also, the securities are not equivalent to investing directly in the constituent stocks of the Claymore YieldStream Energy 10 to which the securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.
Your investment may result in a loss of some or all of your principal
      Unlike standard senior non-callable debt securities, the securities do not guarantee the return of the principal amount at maturity. With an investment in the securities, you bear the risk of losing some or all of the value of your principal if a knock-in event for one or more constituent stocks of the Claymore YieldStream Energy 10 occurs during the term of the securities and the final stock price of any such constituent stock is less than its initial stock price. Under these circumstances, for each security you hold, the aggregate redemption amount you will receive will be less than the principal amount per security, because the redemption amount for each constituent stock of the Claymore YieldStream Energy 10 for which these circumstances do not apply will be $1 and the redemption amount for each constituent stock of the Claymore YieldStream Energy 10 for which these circumstances apply will be a cash payment equal to (i) $1 multiplied by (ii) the final stock price of the constituent stock divided by the initial stock price of the constituent stock. Accordingly, if a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 during the term of the securities (i.e., the market price of any such constituent stock has declined to or below the knock-in price for such constituent stock during the term of the securities) and the final stock price of such constituent stock is less than its initial stock price, you will lose some or all of the value of the principal amount of your securities. Your principal protection is contingent and, therefore, your principal will be protected only if you hold your securities until maturity and either a knock-in event never occurs during the term of the securities with respect to any constituent stock of the Claymore YieldStream Energy 10 or, if a knock-in event occurs during the term of the securities with respect to any constituent stock of the Claymore YieldStream Energy 10, the final stock price for that constituent stock is greater than the initial stock price for that constituent stock.
Your yield may be lower than the yield on a standard debt security of comparable maturity
      The yield that you will receive on your securities, which could be negative if a knock-in event for one or more constituent stocks of the Claymore YieldStream Energy 10 occurs during the term of the securities and the final stock price for any such constituent stock is less than its initial stock price, may be less than the return you could earn on other investments. The aggregate redemption amount per security will not be greater than the principal amount of your securities. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
Owning the securities is not the same as owning the constituent stocks of the Claymore YieldStream Energy 10
      Your return will not reflect the return you would realize if you actually owned and held the constituent stocks of the Claymore YieldStream Energy 10 for a similar period because the aggregate redemption amount per security will never exceed the principal amount of your securities and will be determined without taking into consideration the value of any dividends that may be paid on the constituent stocks. The securities represent senior unsecured obligations of ours and do not represent or convey any rights of ownership in the constituent stocks of the Claymore YieldStream Energy 10. In addition, you will not receive any dividend payments or other distributions on the constituent stocks of the Claymore YieldStream Energy 10, and as a holder of the securities, you will not have voting rights or any other rights that holders of the constituent stocks may have. If the return on the constituent stocks of the Claymore YieldStream Energy 10 over the term of the securities exceeds the principal amount of the securities and the interest payments you receive, your return on the securities at maturity will be less than the return on a direct investment in the constituent stocks without taking into account taxes and other costs related to such a direct investment. If the market prices of the constituent stocks of the Claymore YieldStream Energy 10 increase above the initial stock prices during the term of the securities, the market value of the securities will not increase by the same amount. It is also possible for the market prices of the constituent stocks to increase while the market value of the securities declines.
There may not be an active trading market for the securities
      The securities will not be listed or displayed on any securities exchange or any electronic communication network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the level of the Index. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.
      Wachovia Capital Markets, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wachovia Capital Markets, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.
Many factors affect the market value of the securities
      The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. We expect that the market value of the securities will depend substantially on the market prices of the constituent stocks of the Claymore YieldStream Energy 10 at any time during the term of the securities relative to their respective initial stock prices. If you choose to sell your securities when the market prices of the constituent stocks of the Claymore YieldStream Energy 10 exceed or are equal to their respective initial stock prices, you may receive substantially less than the amount that would be payable at maturity based on this market price because of the expectation that the market prices of the constituent stocks will continue to fluctuate until the final stock prices are determined and the risk that a knock-in event with respect to any constituent stock of the Claymore YieldStream Energy 10 will occur. In addition, we believe that other factors that may influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in market prices) of the constituent stocks of the Claymore YieldStream Energy 10 and in particular market expectations regarding the volatility of the constituent stocks;

•	any positive correlation among the constituent stocks of the Claymore YieldStream Energy 10;

•	interest rates generally as well as changes in interest rates and the yield curve;

•	the dividend yields on the constituent stocks of the Claymore YieldStream Energy 10;

•	the time remaining to maturity;

•	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market; and

•	geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions that affect stock markets in general and that may affect the Constituent Stock Issuers and the market prices of the constituent stocks.

Correlation among the constituent stocks of the Claymore YieldStream Energy 10 may affect the value of the securities
      The Claymore YieldStream Energy 10 was constructed to provide diversification across the energy sector. To the extent that the constituent stocks in the Claymore YieldStream Energy 10 all move in the same direction (i.e., are highly correlated), investors will lose some of the intended benefit of the diversification.
There are risks associated with a sector investment
      The performance of the securities is dependent upon the performance of ten issuers in a particular sector of the economy — namely, the energy industry. Consequently, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence than an investment in a more broadly diversified group of issuers. In particular, the value of the constituent stocks of the Claymore YieldStream Energy 10 and the securities may be affected by the outbreak, continuation, escalation or cessation of international conflicts or terrorist acts.
We and our affiliates have no affiliation with the Constituent Stock Issuers and are not responsible for their public disclosure of information
      We and our affiliates are not affiliated with any of the Constituent Stock Issuers in any way and have no ability to control or predict their actions, including any corporate actions of the type that would require the calculation agent to adjust the redemption amount with respect to any constituent stock of the Claymore YieldStream Energy 10, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting them.
      Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of any of the Constituent Stock Issuers. None of the money you pay for your securities will go to any of the Constituent Stock Issuers. Since the Constituent Stock Issuers are not involved in the offering of the securities in any way, they have no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The Constituent Stock Issuers may take actions that will adversely affect the market value of the securities.
      This pricing supplement relates only to the securities and does not relate to the constituent stocks of the Claymore YieldStream Energy 10. We have derived the information about the Constituent Stock Issuers in this pricing supplement from publicly available documents, without independent verification. We have not participated in the preparation of any of the documents or made any “due diligence” investigation or any inquiry of the Constituent Stock Issuers in connection with the offering of the securities. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Constituent Stock Issuers contained in this pricing supplement. Furthermore, we do not know whether the Constituent Stock Issuers have disclosed all events occurring before the date of this pricing supplement  — including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market prices of the constituent stocks of the Claymore YieldStream Energy 10 and, therefore, the initial stock price and the final stock prices of the constituent stocks that the calculation agent will use to determine the redemption amount with respect to any constituent stock of the Claymore YieldStream Energy 10 or the aggregate redemption amount with respect to your securities. You, as an investor in the securities, should make your own investigation of the Constituent Stock Issuers.
Historical performances of the constituent stocks of the Claymore YieldStream Energy 10 should not be taken as an indication of their future performance during the term of the securities
      It is impossible to predict whether the market prices of the constituent stocks of the Claymore YieldStream Energy 10 will rise or fall. The constituent stocks have performed differently in the past and are expected to perform differently in the future. The market prices of the constituent stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the Constituent Stock Issuers. You should refer to “The Claymore YieldStream Energy 10” beginning on page P-26 for a description of the Constituent Stock Issuers and historical data on the constituent stocks of the Claymore YieldStream Energy 10.

You have limited antidilution protection
      Wachovia Capital Markets, LLC, as calculation agent for your securities, will, in its sole discretion, adjust the share multipliers for certain events affecting the constituent stocks of the Claymore YieldStream Energy 10, such as stock splits and stock dividends, and certain other corporate actions involving the Constituent Stock Issuers, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the constituent stocks of the Claymore YieldStream Energy 10. For example, the calculation agent is not required to make any adjustments to a share multiplier if a Constituent Stock Issuer or anyone else makes a partial tender or partial exchange offer for a constituent stock of the Claymore YieldStream Energy 10. Consequently, this could affect the calculation of the redemption amount with respect to a constituent stock of the Claymore YieldStream Energy 10 and the market value of the securities. You should refer to “Additional Information — Antidilution Adjustments” beginning on page P-20 for a description of the general circumstances in which the calculation agent will make adjustments to the share multiplier.
Hedging transactions may affect the return on the securities
      As described below under “Use of Proceeds and Hedging” on page P-34, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing the constituent stocks of the Claymore YieldStream Energy 10, futures or options on the constituent stocks of the Claymore YieldStream Energy 10 or other derivative instruments with returns linked or related to changes in the market prices of the constituent stocks of the Claymore YieldStream Energy 10, and our hedging counterparties may adjust these hedges by, among other things, purchasing or selling the constituent stocks of the Claymore YieldStream Energy 10, futures, options or other derivative instruments with returns linked to the constituent stocks of the Claymore YieldStream Energy 10 at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of the constituent stocks of the Claymore YieldStream Energy 10 and, therefore, the market value of the securities. It is possible that our hedging counterparties could receive substantial returns from these hedging activities while the market value of the securities declines.
The inclusion of commissions and projected profits from hedging in the initial public offering price is likely to adversely affect secondary market prices for the securities
      Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wachovia Capital Markets, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wachovia Capital Markets, LLC, as a result of dealer discounts, mark-ups or other transactions.
The calculation agent may postpone the valuation date with respect to any constituent stock of the Claymore YieldStream Energy 10 and, therefore, the determination of the final stock price of that constituent stock and the maturity date if a market disruption event with respect to any constituent stock occurs on the valuation date
      The valuation date and, therefore, the determination of the final stock price of a constituent stock of the Claymore YieldStream Energy 10 may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date. If a postponement occurs, the calculation agent will use the closing price per share of the affected constituent stock on the next succeeding trading day on which no market disruption event occurs or is continuing. As a result, the maturity date for the securities would also be postponed. You will not be entitled to any compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the market prices of the constituent stocks of the Claymore YieldStream Energy 10 resulting from the postponement of the valuation date. See “Specific Terms of the Securities — Market Disruption Event” beginning on page P-18.

Potential conflicts of interest could arise
      Wachovia Capital Markets, LLC and its affiliates expect to engage in trading activities related to the constituent stocks of the Claymore YieldStream Energy 10, including hedging transactions for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities could adversely affect the value of the Claymore YieldStream Energy 10 or any successor indices  — directly or indirectly by affecting the price of the constituent stocks — and, therefore, the market value of the securities and payment at maturity. Wachovia Capital Markets, LLC may also issue or underwrite, securities or financial or derivative instruments with returns linked to changes in the value of the Claymore YieldStream Energy 10, any successor index or one or more of its constituent stocks. These trading activities may present a conflict between your interest in your securities and the interests that Wachovia Capital Markets, LLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market price of the constituent stocks of the Claymore YieldStream Energy 10, could be adverse to your interests as a holder of the securities.
      Wachovia Capital Markets, LLC or its affiliates may presently or from time to time engage in business with us or one or more of the Constituent Stock Issuers. This business may include extending loans to, or making equity investments in, the Constituent Stock Issuers or providing advisory services to the Constituent Stock Issuers, including merger and acquisition advisory services. In the course of business, Wachovia Capital Markets, LLC or its affiliates may acquire non-public information relating to the Constituent Stock Issuers and, in addition, one or more affiliates of Wachovia Capital Markets, LLC may publish research reports about the Constituent Stock Issuers. We do not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the Constituent Stock Issuers. Any prospective purchaser of the securities should undertake an independent investigation of the Constituent Stock Issuers as in its judgment is appropriate to make an informed decision regarding an investment in the securities.
Tax consequences are uncertain
      You should consider the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Taxation in the United States” in this pricing supplement and in the accompanying prospectus supplement and prospectus.

SPECIFIC TERMS OF THE SECURITIES

Issuer:	Eksportfinans ASA

Specified currency:	U.S. dollars

Principal Amount:	$4,906,900.00

Agent:	Wachovia Capital Markets, LLC

The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	August 30, 2007

Original Issue Date:	September 5, 2007

Maturity Date:	March 5, 2008

If the valuation date with respect to any constituent stock of the Claymore YieldStream Energy 10 is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

Fixed Rate Securities:	Yes. The securities will bear interest at a rate of 13.00% per annum, to be payable monthly.

Interest Payment Date:	The 5th of each month, beginning October 5, 2007 up to and including the maturity date.

If the maturity date is postponed due to a postponement of the valuation date, we will pay interest on the maturity date as postponed rather than on the scheduled maturity date, but no interest will accrue on the securities or on such payment during the period from or after the scheduled maturity date.

The regular record dates will be the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the related interest payment date. For the purpose of determining the holder at the close of business on a day that is not a business day, the close of business will mean 5:00 P.M. in the City of New York, on that day.

Valuation Date:	February 27, 2008. However, if that date occurs on a day on which the calculation agent has determined that a market disruption event has occurred or is continuing with respect to any constituent stock of the Claymore YieldStream Energy 10, then the valuation date with respect to that constituent stock will be the next succeeding trading day on which the calculation agent has determined that a market disruption event has not occurred or is not continuing with respect to that constituent stock.

If the valuation date with respect to any constituent stock of the Claymore YieldStream Energy 10 is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

Constituent Stocks of the Claymore YieldStream Energy 10:	The common stocks of the following ten companies: Peabody Energy Incorporated., Helix Energy Solutions Group, Inc., Quicksilver Resources Inc., Marathon Oil Corporation, National Oilwell

Varco, Inc., Pride International, Inc., Patterson-UTI Energy, Inc., Valero Energy Corporation, W-H Energy Services, Inc. and The Williams Companies, Inc., each of which we refer to as a Constituent Stock Issuer and collectively as the Constituent Stock Issuers. The Constituent Stock Issuers have no obligations relating to, and do not sponsor or endorse, the securities.

Payment at Maturity:	On the maturity date, for each security you hold, you will receive a payment equal to the aggregate redemption amount, plus any accrued but unpaid interest in cash. The aggregate redemption amount is equal to the sum of the redemption amounts with respect to each constituent stock of the Claymore YieldStream Energy 10, and will be a cash payment equal to the principal amount of your securities, unless:

(a) a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10; and

(b) the final stock price of any constituent stock of the Claymore YieldStream Energy 10 with respect to which a knock-in event has occurred is less than the initial stock price of that constituent stock.

The redemption amount with respect to each constituent stock of the Claymore YieldStream Energy 10 for which the conditions described in (a) and (b) did not occur will be $1. The redemption amount with respect to each constituent stock of the Claymore YieldStream Energy 10 for which the conditions described in (a) and (b) occurred will be an amount in cash equal to (i) $1 multiplied by (ii) the final stock price of that constituent stock divided by the initial stock price of that constituent stock.

If a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any such constituent stock is less than its initial stock price, you will lose some or all of your principal.

Initial Stock Price:	For each constituent stock of the Claymore YieldStream Energy 10, the closing price per share of that constituent stock on the trade date.

Final Stock Price:	For each constituent stock of the Claymore YieldStream Energy 10, as determined by the calculation agent, the closing price per share of that constituent stock multiplied by the Share Multiplier of that constituent stock, each as of the valuation date.

Knock-In Event:	With respect to any constituent stock of the Claymore YieldStream Energy 10, a knock-in event will occur if, as determined by the calculation agent, the market price of that constituent stock multiplied by the share multiplier of that constituent stock has fallen to or below the knock-in price of that constituent stock at any time during regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date.

Knock-In Price:	For each constituent stock of the Claymore YieldStream Energy 10, 80% of the initial stock price for that constituent stock as follows: Peabody Energy Incorporated, $33.736; Helix Energy Solutions Group, Inc., $30.544; Quicksilver Resources Inc., $31.064; Marathon Oil Corporation, $42.592; National Oilwell Varco, Inc., $98.672; Pride International, Inc., $27.488; Patterson-UTI Energy, Inc., $17.184; Valero Energy Corporation, $54.440; W-H Energy Services, Inc., $50.112; The Williams Companies, Inc., $24.816.

Share Multiplier:	1.0 for each constituent stock of the Claymore YieldStream Energy 10, subject to adjustment for certain corporate events relating to the relevant constituent Stock Issuer described in this pricing supplement under “Additional Information — Antidilution Adjustments”.

Closing Price:	The closing price for one share of a constituent stock of the Claymore YieldStream Energy 10 (or one unit of any other security for which a closing price must be determined) on any trading day means:

•	if the constituent stock of the Claymore YieldStream Energy 10 (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the constituent stock (or any such other security) is listed or admitted to trading, or

•	if the constituent stock of the Claymore YieldStream Energy 10 (or any such other security) is a security of the NASDAQ Global Market (and provided that the NASDAQ Global Market is not then a national securities exchange), the NASDAQ official closing price published by The NASDAQ Stock Market, Inc. on such day, or

•	if the constituent stock of the Claymore YieldStream Energy 10 (or any such other security) is neither listed or admitted to trading on any national securities exchange nor a security of the NASDAQ Global Market but is included in the OTC Bulletin Board (the OTC Bulletin Board) operated by the National Association of Securities Dealers, Inc. (the NASD), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the constituent stock of the Claymore YieldStream Energy 10 (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the NASDAQ Global Market but the last reported sale price or NASDAQ official closing price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of that constituent stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ Global Market or the OTC Bulletin Board on such day.

If the last reported sale price or NASDAQ official closing price, as applicable, for a constituent stock of the Claymore YieldStream

Energy 10 (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for that constituent stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wachovia Capital Markets, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term security of the NASDAQ Global Market will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto.

Market Price:	For each constituent stock of the Claymore YieldStream Energy 10, on any trading day and at any time during the regular business hours of the relevant exchange, the latest reported sale price of that constituent stock (or any other security for which a market price must be determined) on that relevant exchange at that time, as determined by the calculation agent.

Relevant Exchange:	For each constituent stock of the Claymore YieldStream Energy 10, the primary U.S. securities exchange or organized market of trading for the constituent stock. If a reorganization event has occurred, the relevant exchange will be the stock exchange or securities market on which the distribution property (as defined below under “Additional Information — Antidilution Adjustments — Adjustments for Reorganization Events” on page P-23) that is a listed equity security is principally traded, as determined by the calculation agent. The relevant exchange for each constituent stock of the Claymore YieldStream Energy 10 at the date hereof is set forth below:

Peabody Energy Incorporated	NYSE
Helix Energy Solutions Group, Inc.	NYSE
Quicksilver Resources Inc.	NYSE
Marathon Oil Corporation	NYSE
National Oilwell Varco, Inc.	NYSE
Pride International, Inc.	NYSE
Patterson-UTI Energy, Inc.	NASDAQ
Valero Energy Corporation	NYSE
W-H Energy Services, Inc.	NYSE
The Williams Companies, Inc.	NYSE

Market Disruption Event:	A market disruption event means the occurrence or existence of any of the following events:

•	a suspension, absence or material limitation of trading in a constituent stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	a suspension, absence or material limitation of trading in option or futures contracts relating to a constituent stock of the Claymore YieldStream Energy 10, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	a constituent stock of the Claymore YieldStream Energy 10 does not trade on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or what was the primary market for that constituent stock, as determined by the calculation agent in its sole discretion; or

•	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

•	a limitation on the hours or number of days of trading in a constituent stock of the Claymore YieldStream Energy 10 on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•	a decision to permanently discontinue trading in the option or futures contracts relating to a constituent stock of the Claymore YieldStream Energy 10.

For this purpose, an absence of trading in the primary securities market on which option or futures contracts relating to a constituent stock of the Claymore YieldStream Energy 10, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to a constituent stock of the Claymore YieldStream Energy 10, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market;

•	an imbalance of orders relating to those contracts; or

•	a disparity in bid and asked quotes relating to those contacts will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to that constituent stock in the primary market for those contracts.

Antidilution Adjustments:	The share multiplier of each constituent stock of the Claymore YieldStream Energy 10 is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this pricing supplement under “Additional Information — Antidilution Adjustments”. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page P-12.

Calculation Agent:	Wachovia Capital Markets, LLC

Business Day:	For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:	For purposes of this issuance, a trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the American Stock Exchange, the NASDAQ Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Tax Redemption:	No

Additional Amounts Payable:	No

Authorized Denominations:	$10 and integral multiples of $10 in excess thereof

Form of Securities:	Book-entry

Events of Default and Acceleration:	If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the valuation date.
      The securities are not renewable notes, index linked notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. We intend to take the position that the securities will not be issued with Original Issue Discount. See “Taxation in the United States” for a complete discussion of the tax consequences of the securities. In addition, there is no optional redemption or extension of maturity in connection with the securities.
      Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

ADDITIONAL INFORMATION
Antidilution Adjustments
      The share multiplier of each constituent stock of the Claymore YieldStream Energy 10 is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section. The adjustments described below do not cover all events that could affect the market value of your securities. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page P-12.

How adjustments will be made
      If one of the events described below occurs with respect to a constituent stock of the Claymore YieldStream Energy 10 and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of that constituent stock, the calculation agent will calculate a corresponding adjustment to the share multiplier as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share multiplier will be adjusted by the calculation agent by multiplying the existing share multiplier by a fraction whose numerator is the number of shares of the constituent stock of the Claymore YieldStream Energy 10 outstanding immediately after the stock split and whose denominator is the number of shares of the constituent stock outstanding immediately prior to the stock split. Consequently, the share multiplier will be adjusted to double the prior share multiplier, due to the corresponding decrease in the market price of the constituent stock.
      The calculation agent will also determine the effective date of that adjustment, and the replacement of a constituent stock of the Claymore YieldStream Energy 10, if applicable, in the event of consolidation or merger or certain other events in respect of a constituent Stock Issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the issuing and paying agent, stating the adjustment to the share multiplier. The calculation agent will not be required to make any adjustments to the share multiplier after the close of business on the fifth trading day immediately prior to the maturity date. In no event, however, will an antidilution adjustment to a share multiplier during the term of the securities be deemed to change the principal amount per security, which is fixed at $10.
      If more than one event requiring adjustment occurs with respect to a constituent stock of the Claymore YieldStream Energy 10, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis.
      Thus, having made an adjustment for the first event, the calculation agent will adjust the share multiplier for the second event, applying the required adjustment to the share multiplier as already adjusted for the first event, and so on for any subsequent events.
      For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust a share multiplier unless the adjustment would result in a change to the share multiplier then in effect of at least 0.1%. The share multiplier resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.
      If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your securities that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.
      The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.
      No adjustments will be made for certain other events, such as offerings of common stock by a constituent Stock Issuer for cash or in connection with the occurrence of a partial tender or exchange offer for a constituent stock of the Claymore YieldStream Energy 10 by its constituent Stock Issuer.
      The following events are those that may require an antidilution adjustment of a share multiplier:

•	a subdivision, consolidation or reclassification of a constituent stock of the Claymore YieldStream Energy 10 or a distribution or dividend of a constituent stock to existing holders of the constituent stock by way of bonus, capitalization or similar issue;

•	a distribution or dividend to existing holders of a constituent stock of the Claymore YieldStream Energy 10 of:

•	shares of the constituent stock,

•	other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of its constituent Stock Issuer equally or proportionately with such payments to holders of the constituent stock, or

•	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

•	the declaration by a Constituent Stock Issuer of an extraordinary or special dividend or other distribution whether in cash or shares of the constituent stock or other assets;

•	a repurchase by a Constituent Stock Issuer of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

•	any other similar event that may have a dilutive or concentrative effect on the market price of a constituent stock of the Claymore YieldStream Energy 10; and

•	a consolidation of a Constituent Stock Issuer with another company or merger of its constituent Stock Issuer with another company.

Stock Splits and Reverse Stock Splits
      A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.
      A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.
      If a constituent stock of the Claymore YieldStream Energy 10 is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the share multiplier to equal the product of the prior share multiplier and the number of shares issued in such stock split or reverse stock split with respect to one share of the constituent stock.

Stock Dividends
      In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.
      If a constituent stock of the Claymore YieldStream Energy 10 is subject to a stock dividend payable in shares of that constituent stock that is given ratably to all holders of shares of the constituent stock, then once the dividend has become effective the calculation agent will adjust the share multiplier on the ex-dividend date to equal the sum of the prior share multiplier plus the product of:

•	the number of shares issued with respect to one share of the constituent stock, and

•	the prior share multiplier.
      The ex-dividend date for any dividend or other distribution is the first day on and after which a constituent stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions
      The share multiplier will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to a constituent stock of the Claymore YieldStream Energy 10, other than:

•	stock dividends described above,

•	issuances of transferable rights and warrants as described in “— Transferable Rights and Warrants” below,

•	distributions that are spin-off events described in “— Reorganization Events” beginning on page P-23, and

•	extraordinary dividends described below.
      An extraordinary dividend means each of (a) the full amount per share of a constituent stock of the Claymore YieldStream Energy 10 of any cash dividend or special dividend or distribution that is identified by its constituent Stock Issuer as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the constituent Stock Issuer as an extraordinary or special dividend or distribution) distributed per share of a constituent stock over the immediately preceding cash dividend or other cash distribution, if any, per share of the constituent stock that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this pricing supplement, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5% of the closing price of the constituent stock on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the constituent stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such closing price, the base closing price) and (c) the full cash value of any non-cash dividend or distribution per share of a constituent stock (excluding marketable securities, as defined below).
      If a constituent stock of the Claymore YieldStream Energy 10 is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the share multiplier on the ex-dividend date to equal the product of:

•	the prior share multiplier, and

•	a fraction, the numerator of which is the base closing price of the constituent stock of the Claymore YieldStream Energy 10 on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the base closing price of the constituent stock on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.
      Notwithstanding anything herein, the initiation by a constituent Stock Issuer of an ordinary dividend on its constituent stock of the Claymore YieldStream Energy 10 or any announced increase in the ordinary dividend on its constituent stock will not constitute an extraordinary dividend requiring an adjustment.
      To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution on a constituent stock of the Claymore YieldStream Energy 10 that is a dividend payable in shares of that constituent stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of shares of that constituent stock only as described in “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants
      If a constituent Stock Issuer issues transferable rights or warrants to all holders of a constituent stock of the Claymore YieldStream Energy 10 to subscribe for or purchase the constituent stock at an exercise price per share that is less than the closing price of the constituent stock on the trading day before the ex-dividend date for the issuance, then the share multiplier will be adjusted to equal the product of:

•	the prior share multiplier, and

•	a fraction, (1) the numerator of which will be the number of shares of the constituent stock of the Claymore YieldStream Energy 10 outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the constituent stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of the constituent stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the constituent stock (referred to herein as the additional shares) that the aggregate offering price of the total number of shares of the constituent stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex-dividend date for the issuance.
      The number of additional shares will be equal to:

•	the product of (1) the total number of additional shares of the constituent stock of the Claymore YieldStream Energy 10 offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by

•	the closing price of the constituent stock on the trading day before the ex-dividend date for the issuance.
      If the number of shares of the constituent stock of the Claymore YieldStream Energy 10 actually delivered in respect of the rights or warrants differs from the number of shares of the constituent stock offered in respect of the rights or warrants, then the share multiplier will promptly be readjusted to the share multiplier that would have been in effect had the adjustment been made on the basis of the number of shares of the constituent stock actually delivered in respect of the rights or warrants.

Reorganization Events
      Each of the following is a reorganization event:

•	a constituent stock of the Claymore YieldStream Energy 10 is reclassified or changed,

•	a Constituent Stock Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of its constituent stock of the Claymore YieldStream Energy 10 are exchanged for or converted into other property,

•	a statutory share exchange involving outstanding shares of a constituent stock of the Claymore YieldStream Energy 10 and the securities of another entity occurs, other than as part of an event described above,

•	a Constituent Stock Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•	a Constituent Stock Issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or

•	a Constituent Stock Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of its constituent stock of the Claymore YieldStream Energy 10.

Adjustments for Reorganization Events
      If a reorganization event occurs, then the calculation agent will adjust the share multiplier to reflect the amount and type of property or properties  — whether cash, securities, other property or a combination thereof — that a prior holder of the number of shares of a constituent stock of the Claymore YieldStream Energy 10 represented by its investment in the securities would have been entitled to in relation to an amount of shares of the constituent stock equal to what a holder of shares of the constituent stock would hold after the reorganization event has occurred. We refer to this new property as the distribution property.
      For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of shares of a constituent stock of the Claymore YieldStream Energy 10 may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of shares of the constituent stock that makes no election, as determined by the calculation agent in its sole discretion.
      If any reorganization event occurs, in each case as a result of which the holders of a constituent stock of the Claymore YieldStream Energy 10 receive any equity security listed on a national securities exchange or traded on the NASDAQ Global Market, which we refer to as a marketable security, other securities or other property, assets or cash, which we collectively refer to as exchange property, the amount payable upon exchange at maturity with respect to the principal amount of each security following the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the share multiplier will be determined in accordance with the following and, for purposes of certain calculations and determinations in respect of the securities, such as the determination of the final stock price and whether a knock-in event has occurred, the term constituent stock in this pricing supplement will be deemed to mean:

(a)	if the constituent stock of the Claymore YieldStream Energy 10 continues to be outstanding, the constituent stock (if applicable, as reclassified upon the issuance of any tracking stock) at the share multiplier in effect on the valuation date (taking into account any adjustments for any distributions described under paragraph (c)(1) below); and

(b)	for each marketable security received in such reorganization event, which we refer to as a new stock, including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for the constituent stock of the Claymore YieldStream Energy 10, the number of shares of the new stock received with respect to one share of the constituent stock multiplied by the share multiplier for the constituent stock on the trading day immediately prior to the effective date of the reorganization event (the new stock share multiplier), as adjusted to the valuation date; and

(c)	for any cash and any other property or securities other than marketable securities received in such reorganization event, which we refer to as non-stock exchange property,

(1)	if the constituent stock of the Claymore YieldStream Energy 10 continues to be outstanding, a number of shares of the constituent stock, determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event, with an aggregate value equal to the share multiplier in effect for the constituent stock on such trading day multiplied by a fraction, the numerator of which is the value of the non-stock exchange property on such trading day and the denominator of which is the amount by which the closing price of the constituent stock exceeds the value of the non-stock exchange property on such trading day; and

the number of such shares of the constituent stock determined in accordance with this clause will be added at the time of such adjustment to the share multiplier calculated under (a) above,

(2)	if the constituent stock of the Claymore YieldStream Energy 10 is surrendered for exchange property that includes new stock:

(i) if the new stock is a marketable security in existence prior to the effective date of the reorganization event, a number of shares of the new stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event with an aggregate value equal to (x) the new stock share multiplier as calculated under (b) above (without taking into account the additional shares in this provision) multiplied by (y) a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per share of the constituent stock and the denominator of which is the amount by which the closing price of the new stock exceeds the value on such trading day of the non-stock exchange property received per share of the constituent stock, and

(ii) if the new stock is not a marketable security in existence prior to the effective date of the reorganization event, a number of shares of the new stock determined by the calculation agent on the effective date of such reorganization event (or the following trading day if such day is not a trading day or if a market disruption event occurs or is continuing on such day) with an aggregate value equal to the new stock share multiplier in effect for the new stock on such trading day multiplied by a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per share of the constituent stock and the denominator of which is the amount by which the closing price of the new stock exceeds the value on such trading day of the non-stock exchange property received per share of the constituent stock (and, by way of clarification, for purposes of determining whether a knock-in event has occurred beginning on the effective date of such reorganization event until the time of such determination, the cash value of the non-stock exchange property will be taken into account until the time of such determination), where the number of such shares of the new stock determined in accordance with this clause will be added to the new stock share multiplier as calculated under (b) above either at the time of such adjustment, in the case of clause (i) above, or on the date of determination of additional shares, in case of clause (ii) above, or

(3)	if the constituent stock of the Claymore YieldStream Energy 10 is surrendered exclusively for non-stock exchange property of the surviving entity in a reorganization event, any marketable security of the surviving entity, which shall be chosen by the calculation agent in its sole discretion, or

(4)	if the constituent stock of the Claymore YieldStream Energy 10 is surrendered exclusively for non-stock exchange property of the surviving entity in a reorganization event, and either such surviving entity has no marketable securities or there is no surviving entity (in each case, a reference basket event), an initially equal dollar weighted basket of three reference basket stocks (as defined below) with an aggregate value on the effective date of such reorganization event equal to the value of the non-stock exchange property multiplied by the share multiplier in effect for the constituent stock on the trading day immediately prior to the effective date of such reorganization event.
      If a reorganization event occurs with respect to a constituent stock of the Claymore YieldStream Energy 10 and the calculation agent adjusts the share multiplier to reflect the distribution property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new share multiplier. The calculation agent will do so to the same extent that it would make adjustments if the shares of the constituent stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of the constituent stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of the constituent stock.

      For example, if a Constituent Stock Issuer merges into another company and each share of that constituent stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the shares of the constituent stock will be adjusted to reflect two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the share multiplier to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were shares of the constituent stock. In that event, the cash component will not be adjusted but will continue to be a component of the number of shares of the constituent stock (with no interest adjustment). Consequently, the final stock price will include the final value of the two shares of the surviving company and the cash.

Reference Basket Events
      Following the occurrence of a reference basket event described in paragraph (c)(4) above with respect to a constituent stock of the Claymore YieldStream Energy 10, the redemption amount with respect to that constituent stock will be determined by reference to reference basket stocks at the basket stock share multiplier then in effect for each such reference basket stock as determined in accordance with the following paragraph.
      The reference basket stocks will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500 Index (or, if publication of such Index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same primary Standard Industrial Classification Code (SIC code) as the relevant constituent Stock Issuer; provided, however, that a reference basket stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Eksportfinans or any of its affiliates that would materially limit the ability of Eksportfinans or any of its affiliates to hedge the securities with respect to that stock. In the event that three reference basket stocks cannot be identified from the S&P 500 Index by primary SIC code for which there is no trading restriction, the remaining reference basket stock(s) will be selected by the calculation agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC code for the relevant constituent Stock Issuer. Each reference basket stock will be assigned a basket stock share multiplier equal to the number of shares of such reference basket stock with a closing price on the effective date of such reorganization event equal to the product of (a) the value of the non-stock exchange property, (b) the share multiplier in effect for the constituent stock of the Claymore YieldStream Energy 10 on the trading day immediately prior to the effective date of such reorganization event and (c) 0.3333333.
Calculation agent
      We have initially appointed Wachovia Capital Markets, LLC as calculation agent. Unless there is manifest error, these determinations by the calculation agent shall be final and binding on us and the holders of the securities.

THE CLAYMORE YIELDSTREAM ENERGY 10
      The constituent stocks of the Claymore YieldStream Energy 10 were selected by Claymore and are intended to create a moderately diversified basket of energy stocks that:

(a)	includes constituent stocks which, if each such constituent stock were linked to a single stock reverse convertible security, each such reverse convertible security would provide a fixed income that is higher than a traditional debt security of the same or similarly rated issuer; and

(b)	seeks to reduce the risks typically associated with single stock reverse convertible securities by diversifying those risks across 10 equally-weighted stocks.
The First-Tier Selection Criteria
      The first-tier screening process is designed to identify for Claymore a universe of equity securities issuers within the energy sector for possible inclusion in a basket of single-name, knock-in reverse convertibles. The first-tier screening process is a top-down screen designed to eliminate stocks with liquidity and other risk concerns using filters such as ADTV, pending corporate actions and accessibility of hedging markets. As of July 23, 2007, this top-down screening reduced the number of eligible securities to approximately 60.
Claymore’s Second-Tier Selection Criteria
      Once the first-tier selection has narrowed the universe of potential Underlying Stocks, the remaining stocks are segregated into the various sub-industries within the energy sector. The seven sub-industries represented in the Claymore YieldStream Energy 10 are: Coal & Consumable Fuels, Integrated Oil & Gas, Oil & Gas Drilling, Oil & Gas Equipment & Services, Oil & Gas Exploration & Production, Oil & Gas Refining & Marketing, Oil & Gas Storage & Transportation.
      One to two stocks were selected from each sub-industry. Claymore evaluated certain fundamental financial information for each equity security, including consistency in sales and earnings growth as well as relatively strong cash flows and relative valuations within the sub-industry.
      The securities are not sponsored, endorsed or sold by Claymore Securities, Inc. or its parent or affiliates (Claymore). Claymore has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. Claymore makes no representation or warrant, express or implied, to any member of the public regarding the advisability of investment in securities generally or in securities particularly. Claymore makes no warranty, express or implied, as to the results to be obtained by owners of securities.
The Constituent Stock Issuers
      Provided below are brief descriptions of the Constituent Stock Issuers obtained from publicly available information published by the Constituent Stock Issuers.
      Peabody Energy Incorporated has disclosed that it is the largest private-sector coal company in the world. During the year ended December 31, 2006, Peabody Energy Incorporated sold coal to over 400 electricity generating and industrial plants in 20 countries.
      Helix Energy Solutions Group, Inc. has disclosed that it is an international offshore energy company that provides development solutions and other key services to the open energy market as well as to its own oil and gas properties.
      Quicksilver Resources Inc. has disclosed that it is a Fort Worth, Texas-based independent oil and gas company engaged in the development and production of natural gas, natural gas liquids and crude oil, which it attains through a combination of developmental drilling, exploitation and property acquisitions. Quicksilver Resources Inc.’s efforts are principally focused on unconventional reservoirs found in fractured shales, coal seams and tight sands.

      Marathon Oil Corporation has disclosed that its operations consist of three operating segments: 1) Exploration and Production; 2) Refining, Marketing and Transportation; and 3) Integrated Gas.
      Natural Oilwell Varco has disclosed that it is a leading worldwide provider of equipment and components used in oil and gas drilling and production operations, oilfield services, and supply chain integration services to the upstream oil and gas industry.
      Pride International, Inc. has disclosed that it is a leading international provider of contract drilling and related services to oil and natural gas companies worldwide, operating offshore and on land.
      Patterson-UTI Energy, Inc. has disclosed that it provides pressure pumping services to oil and natural gas operators primarily in the Appalachian Basin. These services consist primarily of well stimulation and cementing for completion of new wells and remedial work on existing wells. Patterson-UTI Energy, Inc. also provides drilling fluids, completion fluids and related services to oil and natural gas operators offshore in the Gulf of Mexico and on land in Texas, Southeastern New Mexico, Oklahoma and the Gulf Coast
      Valero Energy Corporation has disclosed that it owns and operates 18 refineries located in the United States, Canada, and Aruba that produce premium, environmentally clean refined products, gasoline meeting the specifications of the California Air Resources Board (CARB), CARB diesel fuel, low-sulfur and ultra-low-sulfur diesel fuel, and oxygenates (liquid hydrocarbon compounds containing oxygen).
      W-H Energy Services, Inc. has disclosed that it is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas, with operations in North America and select areas internationally.
      The Williams Companies, Inc. has disclosed that its primarily finds, produces, gathers, processes and transports natural gas, with operations concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. The Williams Companies, Inc. also manages a wholesale power business.
      This pricing supplement relates only to the securities and does not relate to the constituent stocks of the Claymore YieldStream Energy 10. We have derived the information about the Constituent Stock Issuers in this pricing supplement from publicly available documents, without independent verification. We have not participated in the preparation of any of the documents or made any “due diligence” investigation or any inquiry of the Constituent Stock Issuers in connection with the offering of the securities. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Constituent Stock Issuers contained in this pricing supplement. Furthermore, we do not know whether the Constituent Stock Issuers have disclosed all events occurring before the date of this pricing supplement — including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market prices of the constituent stocks of the Claymore YieldStream Energy 10 and, therefore, the initial stock price and the final stock prices of the constituent stocks of the Claymore YieldStream Energy 10 that the calculation agent will use to determine the redemption amount with respect to any constituent stock or the aggregate redemption amount with respect to your securities. You, as an investor in the securities, should make your own investigation of the Constituent Stock Issuers.

Historical Data
      The constituent stocks of the Claymore YieldStream Energy 10 are listed on the following exchanges under the following symbols:

Constituent Stock	Symbol	Listing

Peabody Energy Incorporated	BTU	NYSE
Helix Energy Solutions Group, Inc.	HLX	NYSE
Quicksilver Resources Inc.	KWK	NYSE
Marathon Oil Corporation	MRO	NYSE
National Oilwell Varco, Inc.	NOV	NYSE
Pride International, Inc.	PDE	NYSE
Patterson-UTI Energy, Inc.	PTEN	NASDAQ
Valero Energy Corporation	VLO	NYSE
W-H Energy Services, Inc.	WHQ	NYSE
The Williams Companies, Inc.	WMB	NYSE
      The following tables set forth the high intra-day, low intra-day and quarter/period-end closing prices for the constituent stocks of the Claymore YieldStream Energy 10. The information given below is for the four calendar quarters in each of 2003, 2004, 2005 and 2006, the first two calendar quarters in 2007, and the period from July 1, 2007 to August 30, 2007. On August 30, 2007, the closing price for Peabody Energy Incorporated was $42.170 per share, the closing price for Helix Energy Solutions Group, Inc. was $38.180 per share, the closing price for Quicksilver Resources Inc. was $38.830 per share, the closing price for Marathon Oil Corporation was $53.240 per share, the closing price for National Oilwell Varco, Inc. was $123.340 per share, the closing price for Pride International, Inc. was $34.360 per share, the closing price for Patterson-UTI Energy, Inc. was $21.480 per share, the closing price for Valero Energy Corporation was $68.050 per share, the closing price for W-H Energy Services, Inc. was $62.640 per share, and the closing price for The Williams Companies, Inc. was $31.020 per share. The closing prices listed below were obtained from Bloomberg Financial Markets without independent verification. The historical closing prices of the constituent stocks of the Claymore YieldStream Energy 10 should not be taken as an indication of future performance, and no assurance can be given that the prices of the constituent stocks of the Claymore YieldStream Energy 10 will not decrease so that you would receive less than the principal amount of your securities at maturity.
High Intra-Day, Low Intra-Day and Quarter/Period-End Closing Price of Peabody Energy Incorporated

		High Intra-Day	Low Intra-Day	Quarter/Period-End
		Price of	Price of	Closing Price of
Quarter/Period	Quarter/Period	Peabody Energy	Peabody Energy	Peabody Energy
Start Date	End Date	Incorporated	Incorporated	Incorporated

01/01/2003	03/31/2003	$7.400	$6.130	$6.973
04/01/2003	06/30/2003	8.780	6.680	8.398
07/01/2003	09/30/2003	8.410	7.150	7.843
10/01/2003	12/31/2003	10.750	7.840	10.428

01/01/2004	03/31/2004	12.650	9.110	11.628
04/01/2004	06/30/2004	14.000	10.440	13.998
07/01/2004	09/30/2004	15.110	12.690	14.875
10/01/2004	12/31/2004	21.700	13.510	20.228

01/01/2005	03/31/2005	25.470	18.370	23.180
04/01/2005	06/30/2005	28.230	19.680	26.020
07/01/2005	09/30/2005	54.560	36.290	53.610
10/01/2005	12/31/2005	43.470	35.220	41.210

		High Intra-Day	Low Intra-Day	Quarter/Period-End
		Price of	Price of	Closing Price of
Quarter/Period	Quarter/Period	Peabody Energy	Peabody Energy	Peabody Energy
Start Date	End Date	Incorporated	Incorporated	Incorporated

01/01/2006	03/31/2006	52.540	41.240	50.410
04/01/2006	06/30/2006	76.290	46.810	55.750
07/01/2006	09/30/2006	59.900	32.940	36.780
10/01/2006	12/31/2006	48.590	34.050	40.410

01/01/2007	03/31/2007	44.600	36.200	40.240
04/01/2007	06/30/2007	55.760	39.960	48.380
07/01/2007	08/30/2007	50.990	38.420	42.170
High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of Helix Energy Solutions Group, Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
		Price of	Price of	Closing Price of
Quarter/Period	Quarter/Period	Helix Energy Solutions	Helix Energy Solutions	Helix Energy Solutions
Start Date	End Date	Group, Inc.	Group, Inc.	Group, Inc.

01/01/2003	03/31/2003	$12.300	$8.260	$9.005
04/01/2003	06/30/2003	11.700	7.830	10.890
07/01/2003	09/30/2003	11.530	9.260	9.755
10/01/2003	12/31/2003	12.690	9.730	12.060

01/01/2004	03/31/2004	14.000	11.370	12.900
04/01/2004	06/30/2004	15.620	12.510	15.160
07/01/2004	09/30/2004	18.140	13.960	17.810
10/01/2004	12/31/2004	21.860	16.950	20.375

01/01/2005	03/31/2005	26.140	19.110	22.650
04/01/2005	06/30/2005	26.940	20.570	26.185
07/01/2005	09/30/2005	32.180	25.980	31.705
10/01/2005	12/31/2005	40.170	26.400	35.890

01/01/2006	03/31/2006	45.610	32.850	37.900
04/01/2006	06/30/2006	45.000	29.140	40.360
07/01/2006	09/30/2006	41.920	31.120	33.400
10/01/2006	12/31/2006	37.300	27.550	31.370

01/01/2007	03/31/2007	37.590	27.890	37.290
04/01/2007	06/30/2007	41.500	35.280	39.910
07/01/2007	08/30/2007	43.860	33.900	38.180
High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of Quicksilver Resources Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
Quarter/Period	Quarter/Period	Price of	Price of	Closing Price of
Start Date	End Date	Quicksilver Resources Inc.	Quicksilver Resources Inc.	Quicksilver Resources Inc.

01/01/2003	03/31/2003	$8.140	$6.510	$7.923
04/01/2003	06/30/2003	8.700	7.490	7.983
07/01/2003	09/30/2003	8.720	7.650	8.143
10/01/2003	12/31/2003	11.220	8.130	10.767

		High Intra-Day	Low Intra-Day	Quarter/Period-End
Quarter/Period	Quarter/Period	Price of	Price of	Closing Price of
Start Date	End Date	Quicksilver Resources Inc.	Quicksilver Resources Inc.	Quicksilver Resources Inc.

01/01/2004	03/31/2004	14.230	10.690	12.920
04/01/2004	06/30/2004	22.470	12.490	22.357
07/01/2004	09/30/2004	24.080	16.860	21.780
10/01/2004	12/31/2004	25.250	19.310	24.520

01/01/2005	03/31/2005	34.533	22.290	32.487
04/01/2005	06/30/2005	43.890	31.450	42.620
07/01/2005	09/30/2005	48.510	38.230	47.790
10/01/2005	12/31/2005	50.200	32.940	42.010

01/01/2006	03/31/2006	52.750	33.060	38.660
04/01/2006	06/30/2006	46.170	29.250	36.810
07/01/2006	09/30/2006	39.820	29.040	31.900
10/01/2006	12/31/2006	43.240	28.670	36.590

01/01/2007	03/31/2007	41.000	32.950	39.770
04/01/2007	06/30/2007	49.540	39.470	44.580
07/01/2007	08/30/2007	47.090	37.700	38.830
High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of Marathon Oil Corporation

		High Intra-Day	Low Intra-Day	Quarter/Period-End
Quarter/Period	Quarter/Period	Price of	Price of	Closing Price of
Start Date	End Date	Marathon Oil Corporation	Marathon Oil Corporation	Marathon Oil Corporation

01/01/2003	03/31/2003	$12.150	$9.930	$11.985
04/01/2003	06/30/2003	13.600	11.240	13.175
07/01/2003	09/30/2003	14.740	12.460	14.250
10/01/2003	12/31/2003	16.810	14.250	16.545

01/01/2004	03/31/2004	18.160	15.150	16.835
04/01/2004	06/30/2004	18.940	16.000	18.920
07/01/2004	09/30/2004	20.800	16.780	20.640
10/01/2004	12/31/2004	21.300	18.010	18.805

01/01/2005	03/31/2005	24.660	17.760	23.460
04/01/2005	06/30/2005	27.950	21.750	26.685
07/01/2005	09/30/2005	36.340	26.900	34.465
10/01/2005	12/31/2005	34.985	27.705	30.485

01/01/2006	03/31/2006	39.680	31.010	38.085
04/01/2006	06/30/2006	43.275	34.690	41.650
07/01/2006	09/30/2006	46.640	34.415	38.450
10/01/2006	12/31/2006	49.365	35.325	46.250

01/01/2007	03/31/2007	51.735	41.500	49.415
04/01/2007	06/30/2007	67.040	49.000	59.960
07/01/2007	08/30/2007	65.210	46.970	53.240

High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of National Oilwell Varco, Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
	Quarter/Period	Price of	Price of	Closing Price of
Quarter/Period Start	End	National Oilwell	National Oilwell	National Oilwell
Date	Date	Varco, Inc.	Varco, Inc.	Varco, Inc.

01/01/2003	03/31/2003	$23.850	$19.150	$22.390
04/01/2003	06/30/2003	24.850	20.480	22.000
07/01/2003	09/30/2003	21.920	17.710	18.140
10/01/2003	12/31/2003	23.440	17.500	22.360

01/01/2004	03/31/2004	31.080	21.660	28.280
04/01/2004	06/30/2004	31.740	25.420	31.490
07/01/2004	09/30/2004	34.480	27.940	32.860
10/01/2004	12/31/2004	37.380	31.540	35.290

01/01/2005	03/31/2005	50.500	33.080	46.700
04/01/2005	06/30/2005	49.230	39.270	47.540
07/01/2005	09/30/2005	68.330	46.210	65.800
10/01/2005	12/31/2005	67.400	53.150	62.700

01/01/2006	03/31/2006	77.600	55.780	64.120
04/01/2006	06/30/2006	72.990	56.320	63.320
07/01/2006	09/30/2006	68.650	54.870	58.550
10/01/2006	12/31/2006	68.600	51.620	61.180

01/01/2007	03/31/2007	79.280	53.750	77.790
04/01/2007	06/30/2007	109.570	76.550	104.240
07/01/2007	08/30/2007	125.360	97.810	123.340
High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of Pride International, Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
Quarter/Period	Quarter/Period	Price of	Price of	Closing Price of
Start Date	End Date	Pride International, Inc.	Pride International, Inc.	Pride International, Inc.

01/01/2003	03/31/2003	$15.480	$12.750	$13.490
04/01/2003	06/30/2003	20.090	13.150	18.820
07/01/2003	09/30/2003	19.080	15.750	16.950
10/01/2003	12/31/2003	18.950	15.750	18.640

01/01/2004	03/31/2004	20.230	16.100	17.060
04/01/2004	06/30/2004	18.120	15.080	17.110
07/01/2004	09/30/2004	19.870	16.290	19.790
10/01/2004	12/31/2004	20.580	17.630	20.540

01/01/2005	03/31/2005	27.490	19.390	24.840
04/01/2005	06/30/2005	26.290	20.020	25.700
07/01/2005	09/30/2005	28.990	23.260	28.510
10/01/2005	12/31/2005	32.350	24.680	30.750

01/01/2006	03/31/2006	36.920	28.890	31.180
04/01/2006	06/30/2006	36.960	27.810	31.230
07/01/2006	09/30/2006	31.820	25.300	27.420
10/01/2006	12/31/2006	33.800	24.010	30.010

		High Intra-Day	Low Intra-Day	Quarter/Period-End
Quarter/Period	Quarter/Period	Price of	Price of	Closing Price of
Start Date	End Date	Pride International, Inc.	Pride International, Inc.	Pride International, Inc.

01/01/2007	03/31/2007	31.580	26.360	30.100
04/01/2007	06/30/2007	38.000	30.210	37.460
07/01/2007	08/30/2007	40.440	31.040	34.360
High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of Patterson-UTI Energy, Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
		Price of	Price of	Closing Price of
Quarter/Period Start	Quarter/Period End	Patterson-UTI	Patterson-UTI	Patterson-UTI
Date	Date	Energy, Inc.	Energy, Inc.	Energy, Inc.

01/01/2003	03/31/2003	$17.750	$13.550	$16.155
04/01/2003	06/30/2003	18.490	15.900	16.185
07/01/2003	09/30/2003	16.140	12.580	13.535
10/01/2003	12/31/2003	16.970	12.840	16.465

01/01/2004	03/31/2004	19.200	15.750	17.705
04/01/2004	06/30/2004	19.560	14.520	16.705
07/01/2004	09/30/2004	19.880	15.690	19.070
10/01/2004	12/31/2004	20.450	17.850	19.450

01/01/2005	03/31/2005	26.660	17.150	25.020
04/01/2005	06/30/2005	29.330	22.380	27.830
07/01/2005	09/30/2005	36.790	27.790	36.080
10/01/2005	12/31/2005	36.730	28.450	32.950

01/01/2006	03/31/2006	38.490	25.610	31.960
04/01/2006	06/30/2006	35.650	25.240	28.310
07/01/2006	09/30/2006	29.110	21.840	23.760
10/01/2006	12/31/2006	28.210	20.810	23.230

01/01/2007	03/31/2007	24.890	21.130	22.440
04/01/2007	06/30/2007	27.660	22.170	26.210
07/01/2007	08/30/2007	26.480	20.790	21.480

High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of Valero Energy Corporation

		High Intra-Day		Quarter/Period-End
		Price of Valero	Low Intra-Day	Closing Price of
	Quarter/Period	Energy	Price of	Valero Energy
Quarter/Period Start Date	End Date	Corporation	Valero Energy Corporation	Corporation

01/01/2003	03/31/2003	$10.600	$8.050	$10.345
04/01/2003	06/30/2003	10.540	8.790	9.083
07/01/2003	09/30/2003	10.030	8.800	9.568
10/01/2003	12/31/2003	11.770	9.430	11.585

01/01/2004	03/31/2004	15.380	11.430	14.990
04/01/2004	06/30/2004	18.730	13.970	18.440
07/01/2004	09/30/2004	20.300	15.900	20.053
10/01/2004	12/31/2004	23.910	19.415	22.700

01/01/2005	03/31/2005	38.580	21.010	36.635
04/01/2005	06/30/2005	41.130	28.900	39.555
07/01/2005	09/30/2005	58.630	39.375	56.530
10/01/2005	12/31/2005	58.145	45.855	51.600

01/01/2006	03/31/2006	63.700	47.990	59.780
04/01/2006	06/30/2006	70.750	55.190	66.520
07/01/2006	09/30/2006	68.830	46.840	51.470
10/01/2006	12/31/2006	57.090	47.520	51.160

01/01/2007	03/31/2007	66.020	47.660	64.490
04/01/2007	06/30/2007	77.890	63.530	73.860
07/01/2007	08/30/2007	78.680	60.000	68.050

High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of W-H Energy Services, Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
	Quarter/Period	Price of W-H	Price of W-H	Closing Price of
Quarter/Period Start	End	Energy	Energy	W-H Energy
Date	Date	Services, Inc.	Services, Inc.	Services, Inc.

01/01/2003	03/31/2003	$18.880	$13.000	$17.120
04/01/2003	06/30/2003	22.750	15.200	19.560
07/01/2003	09/30/2003	20.430	16.750	17.800
10/01/2003	12/31/2003	19.220	14.510	16.200

01/01/2004	03/31/2004	18.050	14.250	14.470
04/01/2004	06/30/2004	19.610	14.060	19.600
07/01/2004	09/30/2004	20.990	17.510	20.750
10/01/2004	12/31/2004	23.400	19.360	22.360

01/01/2005	03/31/2005	26.830	19.950	23.930
04/01/2005	06/30/2005	25.300	20.050	24.930
07/01/2005	09/30/2005	33.900	24.280	32.420
10/01/2005	12/31/2005	36.560	25.550	33.080

01/01/2006	03/31/2006	49.000	33.330	44.490
04/01/2006	06/30/2006	57.980	42.170	50.830
07/01/2006	09/30/2006	56.380	38.960	41.470
10/01/2006	12/31/2006	50.490	37.780	48.690

01/01/2007	03/31/2007	48.540	39.910	46.740
04/01/2007	06/30/2007	67.050	46.750	61.910
07/01/2007	08/30/2007	69.450	55.330	62.640

High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of The Williams Companies, Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
		Price of The	Price of The	Closing Price of
Quarter/Period Start	Quarter/Period End	Williams	Williams	The Williams
Date	Date	Companies, Inc.	Companies, Inc.	Companies, Inc.

01/01/2003	03/31/2003	$4.840	$2.510	$4.580
04/01/2003	06/30/2003	9.040	4.630	7.900
07/01/2003	09/30/2003	9.570	6.050	9.420
10/01/2003	12/31/2003	10.730	8.790	9.820

01/01/2004	03/31/2004	11.470	8.490	9.570
04/01/2004	06/30/2004	12.360	9.560	11.900
07/01/2004	09/30/2004	12.670	11.360	12.100

10/01/2004	12/31/2004	17.180	12.040	16.290
01/01/2005	03/31/2005	19.480	15.180	18.810
04/01/2005	06/30/2005	19.400	15.620	19.000
07/01/2005	09/30/2005	25.320	18.910	25.050

10/01/2005	12/31/2005	25.720	19.542	23.170
01/01/2006	03/31/2006	25.580	19.350	21.390
04/01/2006	06/30/2006	23.590	20.010	23.360
07/01/2006	09/30/2006	25.400	22.330	23.870
10/01/2006	12/31/2006	28.320	22.730	26.120

01/01/2007	03/31/2007	29.050	25.170	28.460
04/01/2007	06/30/2007	32.620	28.100	31.620
07/01/2007	08/30/2007	35.840	29.160	31.020

TAXATION IN THE UNITED STATES
      The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States”. The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisers as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.
      Taxation of Securities. There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the securities or similar instruments and the characterization of the securities for U.S. Federal income tax purposes is not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. We intend to take the position that the securities will be treated for U.S. Federal income tax purposes as income-bearing financial contracts under which you will be required to include the income payable on the securities in gross income as ordinary income under your regular method of accounting and, by purchasing a security, you will be deemed to have agreed to that treatment. The remainder of this discussion assumes that the securities will be so treated.
      Sale, Exchange, Redemption or Other Disposition of the Securities. Generally, your initial tax basis in the securities will be the price at which you purchased the securities. Upon the sale, exchange, redemption or other taxable disposition of the securities, you will generally recognize gain or loss equal to the difference between the proceeds received upon disposition (other than amounts attributable to accrued but unpaid income on the securities, which will be taxable as ordinary income as described above) and your adjusted tax basis in the securities. The gain or loss generally will be capital gain or loss, and should be long-term capital gain or loss if you held the securities for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.
      Possible Alternative Treatment. Notwithstanding our mutual contractual obligation to treat the securities in accordance with the above characterization, there can be no assurance that the IRS will accept, or that a court will uphold, this characterization. The documentation of the securities as debt suggests that the IRS might seek to apply to the securities the Treasury regulations governing contingent payment debt instruments (the Contingent Payment Regulations). If the IRS were successful in doing this, then, among other matters, you would be required to accrue original issue discount on the securities at a yield comparable to the yield at which we would issue similar noncontingent bonds, determined at the time of issuance of the securities (plus ordinary income in the form of positive adjustments to reflect the payment of income in excess of such comparable yield); and, on the sale, exchange, maturity, redemption or other taxable disposition of the securities, you would recognize ordinary income, or ordinary loss to the extent of your aggregate prior ordinary income inclusions and capital loss thereunder, rather than capital gain or loss.
      Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.
USE OF PROCEEDS AND HEDGING
      The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the aggregate redemption amount at the maturity of the securities.
      The hedging activity discussed above may adversely affect the market value of the securities from time to time and the aggregate redemption amount you will receive on the securities at maturity. See “Risk Factors — Purchases and sales by us or our affiliates may affect the return on the securities” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION
      The securities are being purchased by Wachovia Capital Markets, LLC (the agent) as principal, pursuant to a terms agreement dated as of August 30, 2007 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.
      From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the securities.
      In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.
      The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount

Wachovia Capital Markets, LLC	$4,906,900.00

Total	$4,906,900.00
      The agent named above proposes to offer the securities in part directly to the public at the initial maximum offering price set forth on the cover page of this pricing supplement and in part to Wachovia Securities, LLC, Wachovia Securities Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $0.175 per security.
      Proceeds to be received by Eksportfinans in this offering will be net of the underwriting discount, commission and expenses payable by Eksportfinans.
      After the securities are released for sale in the public, the offering prices and other selling terms may from time to time be varied by the agent.
      The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.
      Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.
      Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.
      This pricing supplement and the attached prospectus and prospectus supplement may be used by Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.
      From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.
      Wachovia Capital Markets, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.
      No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent. In respect of specific jurisdictions, please note the following:
      The securities, and the offer to sell such securities, do not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.
      The securities will not be offered or sold to any persons who are residents of the Bahamas within the meaning of the Exchange Control Regulations of 1956 issued by the Central Bank of the Bahamas.
      The securities may not be offered or sold to the public in Brazil. Accordingly, the securities have not been submitted to the Comissão de Valores Mobiliários for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.
      Neither the securities nor Eksportfinans are registered in the Securities Registry of the Superintendency of Securities and Insurance in Chile.
      The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 5, 2007)
EKSPORTFINANS ASA
(a Norwegian company)
Medium-Term Notes
      We may use this prospectus supplement to offer the notes from time to time.
      The following terms may apply to the notes. The final terms of each note will be described in a pricing supplement.

•	They will rank equally in right of payment to all of our other existing and future unsecured and unsubordinated debt unless the applicable pricing supplement or product supplement states otherwise.

•	They will mature nine months or more after their date of issue unless the applicable pricing supplement or product supplement states otherwise.

•	They will not be redeemable by us or repayable at the option of the holder unless the applicable pricing supplement or product supplement states otherwise.

•	They may be denominated in U.S. dollars or in a foreign currency or composite currency.

•	They may bear interest at a fixed or floating interest rate, may be issued at a discount and may be zero coupon notes that do not bear interest. Floating interest rates may be based on any of the following formulas:

— commercial paper rate	— CD rate
— LIBOR	— CMT rate
— EURIBOR	— CMS rate
— prime rate	— federal funds rate
— treasury rate	— another rate specified in the pricing supplement.

•	They may be issued as index linked notes or asset linked notes.

•	They may be issued in certificated form or book-entry form.

•	Interest will be paid on notes on dates determined at the time of issuance and specified in the applicable pricing supplement or product supplement.

•	They will be issued in minimum denominations of $1,000.00 (or its equivalent in other currencies) and any multiple of $1,000.00 (or its equivalent in other currencies) above $1,000.00 unless the applicable pricing supplement or product supplement states otherwise.
      Application has been made for notes issued pursuant to this prospectus supplement to be admitted to trading on the Luxembourg Stock Exchange’s regulated market and to be listed on the Official List of the Luxembourg Stock Exchange. Each pricing supplement with respect to notes that are to be so listed will be delivered to the Luxembourg Stock Exchange on or before the date of issue of those notes. We may also issue notes which will not be listed on any securities exchange or which will be listed on additional or other securities exchanges. We will specify in the pricing supplement or product supplement whether the notes will be listed on the Luxembourg Stock Exchange or another securities exchange or will be unlisted.
      Investing in the notes involves risks. See “Risk factors” beginning on page S-4 of this prospectus supplement.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement or product supplement. Any representation to the contrary is a criminal offense.
      Offers to purchase the notes are being solicited from time to time by the agents listed below. The agents are not required to sell any specific number or dollar amount of notes but have agreed to use their reasonable efforts to sell the notes.

ABN AMRO Bank N.V.
Banc of America Securities Limited
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Bear, Stearns International Limited
Barclays Capital
BNP PARIBAS
Citigroup
Commerzbank Capital Markets Corp.
Credit Suisse	Daiwa Securities SMBC Europe
Deutsche Bank
Deutsche Bank Securities
Dresdner Kleinwort
FTN Financial Securities Corp.
Goldman Sachs International
Goldman, Sachs & Co.
IXIS Securities North America Inc.
Jefferies and Company, Inc.
JPMorgan	Lehman Brothers
Merrill Lynch & Co.
Mitsubishi UFJ Securities International plc
Mizuho International plc
Morgan Stanley
Nomura International plc
Nomura Securities International, Inc.
Nordea
The Toronto-Dominion Bank
UBS Investment Bank
Wachovia Securities
The date of this prospectus supplement is February 5, 2007.

CONTENTS
Prospectus Supplement
      No person is authorized to give any information or represent anything not contained in this prospectus supplement, the accompanying prospectus and any pricing supplement or product supplement. We are only offering the securities in places where offers and sales of those securities are permitted. The information contained in this prospectus and any accompanying prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.
      This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the prospectus. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and, having made all reasonable inquiries, confirm that to the best of our knowledge and belief there are no other facts the omission of which would make any statement contained in this prospectus supplement and the accompanying prospectus misleading.
      In this prospectus, “Eksportfinans”, the “Company”, “we”, “us” and “our” refer to Eksportfinans ASA or Eksportfinans and its subsidiary Kommunekreditt Norge AS, as the context requires, and “Kommunekreditt” refers to Kommunekreditt Norge AS.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT
      This prospectus supplement contains the terms of the offering of the securities. Certain additional information about us is contained in the accompanying prospectus and may be contained in any applicable pricing supplement or product supplement. This prospectus supplement, or the information incorporated by reference in this prospectus supplement or in the accompanying prospectus or in any applicable pricing supplement or product supplement, may add or update information in the accompanying prospectus.
      Terms used in this prospectus supplement or in any applicable pricing supplement or product supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus or in the indenture (as defined in “Description of the debt securities” on p. S-9 of this prospectus supplement).
      It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement or product supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where you can find more information about us” on page 2 of the accompanying prospectus.

iii

SUMMARY
      This summary highlights information contained elsewhere in this prospectus supplement and in the prospectus. It does not contain all the information that you should consider before investing in the notes. You should carefully read the pricing supplement and any applicable product supplement relating to the terms and conditions of a particular issue of notes along with this entire prospectus supplement and the prospectus, including information incorporated by reference.

Issuer:	Eksportfinans ASA

Agents:	ABN AMRO Bank N.V., Banc of America Securities Limited, Banc of America Securities LLC, Barclays Bank PLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., Bear, Stearns International Limited, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Citigroup Global Markets Limited, Commerzbank Capital Markets Corp., Credit Suisse Securities (Europe) Limited, Credit Suisse Securities (USA) LLC, Daiwa Securities SMBC Europe Limited, Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc., Dresdner Bank AG London Branch, FTN Financial Securities Corp., Goldman, Sachs & Co., Goldman Sachs International, IXIS Securities North America Inc., Jefferies and Company, Inc., J.P. Morgan Chase & Co., J.P. Morgan Securities Ltd., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Mizuho International plc, Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited, Nomura International plc, Nomura Securities International, Inc., Nordea Bank Danmark A/ S, The Toronto-Dominion Bank, UBS Limited, and Wachovia Capital Markets, LLC

Trustee:	The Bank of New York

Paying Agent:	Citibank, N.A.

Exchange Rate Agent (if any):	Citibank, N.A.

Calculation Agent (if any):	Citibank, N.A., unless the applicable pricing supplement or product supplement states otherwise

Specified Currencies:	Including, but not limited to, Australian dollars, Canadian dollars, Danish kroner, euro, Hong Kong dollars, Japanese yen, New Zealand dollars, Pounds sterling, Swedish kroner, Swiss francs and U.S. dollars or any other currency specified in the applicable pricing supplement or product supplement.

Issue Price:	The notes may be issued at par, or at a premium over, or at a discount to, par and either on a fully paid or partly paid basis.

Maturities:	Unless otherwise specified in the applicable pricing supplement or product supplement, the notes will mature at least nine months from their date of issue.

Fixed Rate Notes:	Fixed rate notes will bear interest at a fixed rate.

Floating Rate Notes:	Floating rate notes will bear interest at a rate determined periodically by reference to one or more interest rate bases plus a spread or multiplied by a spread multiplier.

Index Linked Notes:	Payments on index linked notes or asset linked notes will be calculated by reference to a specific measure or index.

Discount Notes:	Discount notes are notes that are offered or sold at a price less than their principal amount and called discount notes in the applicable pricing supplement or product supplement. They may or may not bear interest.

Redemption and Repayment:	If the notes are redeemable at our option debt (other than on the occurrence of the tax events described under “Description of debt securities — Tax redemption” in the accompanying prospectus) or repayable at the option of the holder before maturity, the pricing supplement or product supplement will specify:

• the initial redemption date on or after which we may redeem the notes or the repayment date or dates on which the holders may elect repayment of the notes,

• the redemption or repayment price, and

• the required prior notice to the holders.

Status:	The notes will constitute direct, unconditional and unsecured indebtedness and will rank equal in right of payment among themselves and, unless subordinated, with all of our existing and future unsecured and unsubordinated indebtedness.

Taxes:	Subject to certain exceptions, we will make all payments on the notes without withholding or deducting any taxes imposed by Norway. For further information, see the section in the prospectus entitled “Description of debt securities — Payments of additional amounts”.

Further Issuances:	We may from time to time, without the consent of existing holders, create and issue notes having the same terms and conditions as any other outstanding notes offered pursuant to a pricing supplement or product supplement in all respects, except for the issue date, initial offering price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, any such other outstanding notes.

Listing:	Application has been made for notes issued during the period of twelve months from the date of this prospectus supplement to be listed on the Luxembourg Stock Exchange. We may also issue notes which will not be listed on any securities exchange or which will be listed on additional or other securities exchanges. We will specify in the pricing supplement or product supplement whether the notes will be listed on the Luxembourg Stock Exchange or another securities exchange or will be unlisted. We are under no obligation to list any issued notes and may in fact not do so.

Stabilization:	In connection with issues made under this program, a stabilizing manager or any person acting for the stabilizing manager may over-allot or effect transactions with a view to supporting the market price of notes issued under this program at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation of the stabilizing manager or any agent of the stabilizing manager to do this. Any such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period. Such stabilizing shall be in compliance with all applicable laws, regulations and rules.

Governing Law:	The debt securities and the indenture will be governed by, and construed in accordance with, the laws of the State of New York, except that matters relating to the authorization and execution by us of the indenture and the debt securities issued under the indenture will be governed by the laws of Norway. There are no limitations under the laws of Norway or our Articles of Association on the right of non-residents of Norway to hold the debt securities issued.

Purchase Currency:	You must pay for notes by wire transfer in the specified currency. You may ask an agent to arrange for, at its discretion, the conversion of U.S. dollars or another currency into the specified currency to enable you to pay for the notes. You must make this request on or before the fifth Business Day preceding the issue date, or by a later date if the agent allows. The agent will set the terms for each conversion and you will be responsible for all currency exchange costs.
RATIOS OF EARNINGS TO FIXED CHARGES
      The following table shows our unaudited historical ratios of earnings to fixed charges for the periods indicated, computed in accordance with Norwegian GAAP and U.S. GAAP.

			Year Ended December 31,
	Nine Months Ended	Six Months Ended
	September 30, 2006	June 30, 2006	2005	2004	2003	2002	2001

Norwegian GAAP(1)	1.08	1.08	1.06	1.14	1.19	1.14	1.08
U.S. GAAP(1)(2)	*	—	—	1.62	—	1.37	1.48

*	Not available.

(1)	For purposes of the computation of these ratios of earnings to fixed charges, earnings include net income plus taxes and fixed charges. Fixed charges represent interest and commissions on debt, other borrowing expenses, estimates of the interest within rental expense and premiums or discounts on long-term debt issued. The ratio of U.S. GAAP earnings to fixed charges is based on U.S. GAAP income before extraordinary items.

(2)	Under U.S. GAAP, in 2003 fixed charges exceeded earnings by NOK 2,346 million as a result of a U.S. GAAP loss of NOK 516 million and U.S. GAAP fixed charges of NOK 1,830 million. In 2005 and at June 30, 2006, the U.S. GAAP ratio of earnings to fixed charges had a deficiency due to negative U.S. GAAP income before extraordinary items. The amount of the coverage deficiency was NOK 0.1 million in 2005 and NOK 1,066 million at June 30, 2006. See note 34 to our audited consolidated financial statements included in our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2005 filed with the SEC August 29, 2006, which are incorporated into the prospectus by reference. Our U.S. GAAP losses were driven by the impact of market movements on the fair value of derivatives, for which hedge accounting is not applied under U.S. GAAP.

RISK FACTORS
      Your investment in the notes entails risks. This prospectus supplement does not describe all of the risks of an investment in the notes. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. The notes are not an appropriate investment for investors who are unsophisticated with respect to the particular type of notes we may offer including foreign currency transactions or transactions involving the type of index or formula used to determine the amount payable or otherwise. You should also consider carefully, among other factors, the matters described in the documents incorporated herein by reference, particularly the “Risk Factors” beginning on page 6 of our Form 20-F/A for the year ended December 31, 2005, as filed with the SEC August 29, 2006, and any other matter described in any applicable pricing supplement or product supplement.
Our credit ratings may not reflect all risks of an investment in the notes
      The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or the trading value of, the notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the notes.
Any decline in our credit ratings may affect the market value of your notes
      Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated declines in our credit ratings may affect the market value of your notes.
Early redemption may adversely affect your return on the notes
      If the notes are redeemable at our option, we may choose to redeem the notes at times when prevailing interest rates are relatively low. In addition, if the notes are subject to mandatory redemption, we may be required to redeem the notes also at times when prevailing interest rates are relatively low. As a result, you generally will not be able to re-invest the redemption proceeds in a comparable security at an effective interest rate as high as the notes being redeemed.
There may not be any trading market for the notes, many factors affect the trading market and value of the notes
      We cannot assure you a trading market for the notes will ever develop or be maintained. Unless the applicable pricing supplement or product supplement states otherwise, your notes will not be listed on any securities exchange or be included in any interdealer market quotation system. As a result, there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect the transaction costs in any secondary market will be high. As a result, the differences between bid and ask prices for your notes in any secondary market could be substantial. In addition to our own creditworthiness, many other factors may affect the trading market value of, and trading market for, the notes. These factors include:

•	the complexity and volatility of the index or formula applicable to the notes,

•	the method of calculating the principal, premium and interest in respect of the notes,

•	the time remaining to the maturity of the notes,

•	the outstanding amount of the notes,

•	any redemption features of the notes,

•	the amount of other securities linked to the index or formula applicable to the notes, and

•	the level, direction and volatility of market interest rates generally.

In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear all of the investment risks related to your notes.
Judgments of U.S. courts may not be enforceable against us
      There is no treaty between the United States and Norway providing for reciprocal recognition and enforcement of judgments rendered in connection with civil and commercial disputes. Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in Norwegian courts. Norwegian courts may review such judgments to confirm compliance with Norwegian public policy and mandatory provisions of law. As a result, our security holders that obtain a judgment against us in the United States may not be able to require us to pay the amount of the judgment. It may, however, be possible for a U.S. investor to bring an original action in a Norwegian court to enforce liabilities against us, or our affiliates, directors, officers or any expert named herein, who reside outside the United States, based upon the U.S. federal securities laws.
Foreign currency risks
Changes in exchange rates and exchange controls could result in a substantial loss to you
      If you measure returns in a currency other than the specified currency of the notes you are buying, you are subject to certain risks. For example, if you measure investment return in U.S. dollars, an investment in notes that are denominated in, or the payment of which is determined with reference to, a specified currency (as defined below) other than U.S. dollars entails significant risks that are not associated with a similar investment in securities denominated in U.S. dollars. Similarly, an investment in an index linked note on which all or part of any payment due is based on a currency other than U.S. dollars has significant risks that are not associated with a similar investment in non-index linked notes or index linked notes based on U.S. dollars. These risks include, without limitation:

•	the possibility of significant changes in rates of exchange between U.S. dollars and the specified currency, and

•	the possibility of the imposition or modification of foreign exchange controls with respect to the specified currency.
      These risks generally depend on factors over which we have no control, such as economic events, political events, and the supply of and demand for the relevant currencies.
      In recent years, rates of exchange between U.S. dollars and certain currencies have been highly volatile, and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any note. Depreciation against the U.S. dollar of a foreign currency or foreign currency units in which a note is denominated would result in a decrease in the effective yield of such note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.
      Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a foreign currency for making payments on a note denominated in such currency. We can give no assurances that exchange controls will not restrict or prohibit payments of principal, premium, if any, and interest, if any, in any currency or currency unit. Even if there are no actual exchange controls, it is possible that on an interest payment date or at maturity for any particular note, the foreign currency for such note would not be available to us to make payments of principal, premium and interest then due. In that event, we will make such payments in U.S. dollars. See “The unavailability of currencies could result in a substantial loss to you” below.

The unavailability of currencies could result in a substantial loss to you
      Except as we specify in the applicable pricing supplement or product supplement, if payment on a note is required to be made in a specified currency other than U.S. dollars and such currency is either unavailable due to the imposition of exchange controls or other circumstances beyond our control, no longer used by the government of the country issuing such currency, or no longer used for the settlement of transactions by public institutions of or within the international banking community, then all payments with respect to the note shall be made in U.S. dollars until such currency is again available or so used. The amount so payable on any date in such foreign currency shall be converted into U.S. dollars at a rate determined on the basis of the most recently available market exchange rate or as otherwise determined in good faith by us if the foregoing is impracticable. Any payment in respect of such note made under such circumstances in U.S. dollars will not constitute an event of default under the indenture.
      If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that original component currency as a component shall be replaced by the amounts of such two or more currencies having an aggregate value on the date of division equal to the amount of the former component currency immediately before such division.
      The notes will not provide for any adjustment to any amount payable as a result of any change in the value of the specified currency of those notes relative to any other currency due solely to fluctuations in exchange rates, or any redenomination of any component currency of any composite currency, unless that composite currency is itself officially redenominated.
      Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on notes made in a currency other than U.S. dollars will be made from an account at a bank located outside the United States, unless otherwise specified in the applicable pricing supplement or product supplement.
Judgments in a foreign currency could result in a substantial loss to you
      The notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than U.S. dollars. The Judiciary Law of New York State provides, however, that a judgment based on an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. If a note is denominated in a specified currency other than U.S. dollars, any judgment under New York law is required to be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.
Risks relating to index linked notes or notes linked to certain assets
Index linked notes or notes linked to certain assets may have risks not associated with a conventional debt security
      An investment in index linked notes or notes linked to certain assets (including, for example, credit linked notes, equity linked notes or commodity linked notes, each of which we refer to as an asset linked note) entails significant risks that are not associated with an investment in a conventional fixed rate debt security. Indexation of the interest rate of a note may result in an interest rate that is less than that payable on a conventional fixed rate debt security issued at the same time, including the possibility that no interest will be paid. Indexation of the principal of and/or premium on a note may result in an amount of principal and/or premium payable that is less than the original purchase price of the note, including the possibility that no amount will be paid. The secondary market for index linked notes or asset linked notes will be affected by a number of factors, in addition to and independent of our creditworthiness. Such factors include the volatility of the index or asset selected, the time remaining to the maturity, if any, of the notes, the amount outstanding of the notes and market interest rates. The value of an index or an asset can depend on a number of interrelated factors, including economic, financial and political events, over which we have no control. Additionally, if the formula used to determine the amount of principal, premium and interest, in each case if any, payable with respect to index linked notes contains a multiple or leverage factor, the effect of any change in the index will be increased. The historical experience of an index or the market price of an underlying asset (that is, the asset to which an asset linked note is linked) should not be taken as an indication of its future performance. With respect to asset linked notes providing for physical settlement, there is a risk that the asset may cease to be available or cease to have value. Thus, if you purchase an index linked note or asset linked note, you may lose all or a portion of the principal or other amount you invest and may receive no interest on your investment. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in index linked notes or asset linked notes.
Changes in the value of underlying assets of index linked notes or asset linked notes could result in a substantial loss to you
      An investment in index linked notes or asset linked notes may have significant risks that are not associated with a similar investment in a debt instrument that has a fixed principal amount, is denominated in U.S. dollars, and bears interest at either a fixed rate or a floating rate based on nationally published interest rate references.
      The risks of a particular index linked note or asset linked note will depend on the terms of that index linked note or asset linked note. Such risks may include, but are not limited to, the possibility of significant changes in the prices of the underlying assets or economic or other measures making up the relevant index. Underlying assets could include currencies, commodities, securities (individual or baskets), and indices.
      The risks associated with a particular index linked note or asset linked note generally depend on factors over which we have no control and which cannot readily be foreseen. These risks include economic events, political events, and the supply of, and demand for, the underlying assets.
      In recent years, currency exchange rates and prices for various underlying assets have been highly volatile. Such volatility may continue in the future. Fluctuations in rates or prices that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any index linked note or asset linked note.
      In considering whether to purchase index linked notes or asset linked note, you should be aware that the calculation of amounts payable on index linked notes may involve reference to prices that are published solely by third parties or entities which are not regulated by the laws of the United States.
      The risk of loss as a result of linking of principal or interest payments on index linked notes or asset linked note to an index and to the underlying assets can be substantial and you may lose all or a portion of the principal and other amount you invest and may receive no interest on your investment. You should consult your own financial and legal advisors as to the risks of an investment in index linked notes or asset linked notes.
The issuer of a security or currency that serves as an underlying asset or comprises part of an index may take actions that may adversely affect an index linked note or asset linked note
      The issuer of a note that serves as an underlying asset or an index or part of an index for an index linked note will have no involvement in the offer and sale of the index linked note and no obligations to the holder of the index linked note. The issuer may take actions, such as a merger or sale of assets, without regard to your interests. Any of these actions could adversely affect the value of a note linked or index linked to the security or to an index of which that security is a component.
      The index for an index linked note may include a currency, and the value of all asset linked notes that do not have physical settlement terms will be denominated in a currency. The government that issues that currency will have no involvement in the offer and sale of the index linked note and no obligations to the holder of the index linked note or asset linked note. That government may take actions that adversely affect the value of such a currency, and therefore the notes.

The volatility, availability and composition of indices could result in a substantial loss to you
      Certain indices are highly volatile. The expected principal amount payable at maturity of, or the interest rate on, a note based on a volatile index may vary substantially from time to time. Because the principal amount payable at the maturity of, or interest payable on, notes linked to an index is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the notes may be adversely affected by a fluctuation in the level of the relevant index.
      The volatility of any index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of or return on a note linked to such index.
      Certain indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. Such an alteration may result in a decrease in the value of or return on a note which is linked to such index.
      An index or underlying asset may become unavailable due to such factors as war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such index. If an index or underlying asset becomes unavailable, the determination of principal of or interest on a note linked to an index may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on a note linked to an index or an asset.
      Notes may be linked to indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a note is subject. In addition, there may be less trading in such indices or instruments underlying such indices, which could increase the volatility of such indices and decrease the value of or return on notes relating thereto.

DESCRIPTION OF DEBT SECURITIES
      The following description supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the heading “Description of debt securities”. The specific terms of the notes offered will be included in a pricing supplement or a product supplement. The accompanying prospectus contains a detailed summary of additional provisions of the notes and of the indenture, dated February 20, 2004, between Eksportfinans and The Bank of New York, as trustee (referred to as the trustee), under which the notes will be issued (the indenture). This is the same indenture under which we issued notes relating to Registration Statement Nos. 333-112973 and 333-124095. Certain provisions of this section are summaries of the accompanying prospectus and subject to its detailed provisions. You should read all the provisions of the accompanying prospectus, including information incorporated by reference, the applicable pricing supplement, any applicable product supplement and the indenture.
General terms of the notes
Principal amount
      We may offer from time to time the notes described in this prospectus supplement, in any applicable pricing supplement and in any applicable product supplement. We refer to the offering of the notes as our medium-term note program. The notes are being offered on a continuous basis.
Types of notes
      We may issue fixed rate notes and floating rate notes, which are distinguishable by the manner in which they bear interest.
Fixed rate notes
      Fixed rate notes are notes that typically bear interest at a fixed rate. However, fixed rate notes include zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount. Any interest will be paid on fixed rate notes on dates specified in the applicable pricing supplement or product supplement.
Floating rate notes
      Floating rate notes provide an interest rate determined, and adjusted periodically, by reference to any of the following interest rate bases or formulae: Commercial Paper Rate, LIBOR, EURIBOR, Prime Rate, Treasury Rate, CD Rate, CMT Rate, CMS Rate, Federal Funds Rate or any other rate specified in any applicable pricing supplement or product supplement. Interest will be paid on floating rate notes on dates determined at the time of issuance and as specified in any applicable pricing supplement or product supplement. In some cases the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and there may be a maximum rate and a minimum rate.
Index linked or asset linked notes
      The notes may be issued from time to time as notes of which the principal and premium and interest, if any, will be determined by reference to prices, changes in prices, or differences between prices, of currencies, commodities, derivatives, securities, baskets of securities, or indices based on other price, economic or other measures, in each case as set forth in the applicable pricing supplement or product supplement. These notes are referred to as index linked notes or asset linked notes. Holders of such notes may receive a principal amount at maturity, if any, that is greater than or less than the face amount of the notes depending upon the relative value of the specified index or underlying asset. Information as to the method for determining the amount of principal, premium and interest, in each case if any, payable in respect of index linked notes or asset linked notes, the time and manner of such payments, certain historical information with respect to the specified index or asset, material tax considerations and other information will be set forth in the applicable pricing supplement or product supplement. You should read carefully that information and the section entitled “Risk factors — Risks relating to index linked notes or notes linked to certain assets”.
Amortizing notes
      We may from time to time offer fixed rate notes on which all or a portion of the principal amount is payable before the stated maturity, if any, in accordance with a schedule, by application of a formula or by reference to an index. These notes are referred to as amortizing notes. Unless otherwise specified in the applicable pricing supplement or product supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to amortizing notes will be applied first to interest and then to principal. Further information concerning additional terms and provisions of amortizing notes, including repayment information, will be specified in the applicable pricing supplement or product supplement.
Exchangeable notes
      We may issue notes, which we refer to as exchangeable notes, that are optionally or mandatorily exchangeable into:

•	the securities of an entity other than the issuer, including securities of entities not affiliated with us,

•	a basket of those securities, or

•	any combination of the above.
      The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.
Optionally exchangeable notes
      The holder of an optionally exchangeable note may, during a period, or at a specific time or times, exchange the note for the underlying securities at a specified rate of exchange. If specified in the applicable pricing supplement or product supplement, we will have the option to redeem the optionally exchangeable note prior to maturity, if any. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity, if any, or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity, if any, or upon redemption.
Mandatorily exchangeable notes
      At maturity, if any, the holder of a mandatorily exchangeable note must exchange the note for the underlying securities at a specified rate of exchange, and, therefore, depending upon the value of the underlying securities at maturity, if any, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity, if any. If so indicated in the applicable pricing supplement or product supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying securities so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying securities. Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to exchange their notes for the underlying securities.
Payments upon exchange
      The applicable pricing supplement or product supplement will specify whether upon exchange, at maturity, if any, or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying securities or the cash value of the underlying securities. The underlying securities may be the securities of either U.S. or foreign entities or both. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement or product supplement.

Special requirements for exchange of global securities
      If an optionally exchangeable note is represented by a global note, the depositary’s nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange. In order to ensure that the depositary’s nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the depositary of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.
Payments upon acceleration of maturity or tax redemption
      If the principal amount payable at maturity, if any, of any exchangeable note is declared due and payable prior to maturity, if any, the amount payable on:

•	an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of acceleration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount in cash equal to the amount due upon exchange and will not include any accrued but unpaid interest, and

•	a mandatorily exchangeable note will equal an amount determined as if the date of acceleration or tax redemption were the maturity date, if any, plus accrued interest, if any, to but excluding the date of payment.
      For the purpose of determining whether holders of the requisite principal amount of securities outstanding under the indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of index linked notes will be deemed to be the face amount of the index linked notes. In the event of an acceleration of the maturity, if any, of an index linked note, the principal amount payable to the holder of that note upon acceleration will be the principal amount determined by reference to the formula by which the principal amount of the note would be determined on the maturity date, if any, as if the date of acceleration were the maturity date, if any.
Original issue discount notes
      We may from time to time offer original issue discount notes. The applicable pricing supplement or product supplement for the original issue discount notes may provide that the holders will not receive periodic interest payments. Additional provisions relating to the original issue discount notes may be described in the applicable pricing supplement or product supplement. By an original issue discount note, we mean either:

•	a note, including any zero coupon note, that has a stated redemption price at stated maturity, if any, that exceeds its issue price by at least 0.25% of its stated redemption price at maturity, if any, multiplied by the number of full years from the original issue date to stated maturity, if any, or

•	any other note we designate as issued with original issue discount for U.S. Federal income tax purposes.
      For the purpose of determining whether holders of the requisite principal amount of notes outstanding under the indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of original issue discount notes shall be deemed to be the amount of the principal that would be due and payable upon acceleration of the stated maturity, if any, as of the date of such determination. See “U.S. taxation — U.S. Federal income tax consequences to U.S. holders — Original issue discount” below for further information about tax consequences of an investment in original issue discount notes.
Dual currency notes
      We may from time to time offer notes for which we have a one-time option to pay the principal, premium and interest, in each case if any, on the notes in an optional currency specified in the applicable pricing supplement that is a different currency from the currency specified in the note. These notes are referred to as dual currency notes. We shall specify in the applicable pricing supplement or product supplement for the dual currency note:

•	the specified currency,

•	the optional payment currency,

•	the designated exchange rate,

•	the option election dates, and

•	the interest payment dates for dual currency notes.
      The amounts payable and the method for calculating these amounts with respect to dual currency notes and any additional terms and conditions of any issue of dual currency notes will be specified in the applicable pricing supplement or product supplement.
Maturity
      Unless redeemed by us or repurchased at the option of the holder, or accelerated after a default, or otherwise each note, other than a note with no maturity date, will mature on a Business Day as specified in the applicable pricing supplement or product supplement.
Extension of maturity
      If we have provided in any note the option for us to extend the stated maturity, if any, for one or more periods, each an extension period, up to but not beyond the final maturity date, if any, described in the applicable pricing supplement or product supplement relating to such note, such pricing supplement or product supplement will indicate such option and the basis or formula, if any, for setting the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, applicable to any such extension period, and such pricing supplement or product supplement will describe any special tax consequences to holders of such notes.
      We may exercise such option with respect to a note by notifying the trustee of such exercise at least 45 but not more than 60 calendar days (unless otherwise specified in the applicable pricing supplement or product supplement) prior to the original stated maturity, if any, of such note, in effect prior to the exercise of such option. No later than 40 calendar days (unless otherwise specified in the applicable pricing supplement or product supplement) prior to the original stated maturity, if any, the trustee will mail to the holder of such note an extension notice relating to such extension period, first class, postage prepaid, setting forth:

•	our election to extend the stated maturity, if any, of such note,

•	the new stated maturity,

•	in the case of a fixed rate note, the interest rate applicable to the extension period or, in the case of a floating rate note, the spread and/or spread multiplier applicable to the extension period, and

•	the provisions, if any, for redemption during the extension period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the extension period.
      When the trustee has mailed an extension notice to the holder of a note, the stated maturity, if any, of such note shall be extended automatically as described in the extension notice, and, except as modified by the extension notice and as described in the next paragraph, such note will have the same terms as prior to the mailing of such extension notice.
      Notwithstanding the above, not later than 20 calendar days (unless otherwise specified in the applicable pricing supplement or product supplement) prior to the original stated maturity, if any, for a note, we may, at our option, revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, provided for in the extension notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period by mailing or causing the trustee to mail notice of such higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of such note. Such notice shall be irrevocable. All notes with respect to which the stated maturity, if any, is extended will bear such higher interest rate, in the case of a fixed rate note, or higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period.
      If we elect to extend the stated maturity, if any, of a note, the direct holder of such note will have the option to elect repayment of such note by us at the original stated maturity, if any, at a price equal to the principal amount of such note plus any accrued interest to such date. In order for a note to be so repaid on the original stated maturity, if any, the direct holder must follow the procedures described below under “Optional early redemption (put)” for optional repayment, except that the period for delivery of such note or notification to the trustee shall be at least 25 but not more than 35 calendar days (unless otherwise specified in the applicable pricing supplement or product supplement) prior to the original stated maturity, if any, and except that a direct holder who has tendered a note for repayment pursuant to an extension notice may, by written notice to the trustee, revoke any such tender for repayment until the close of business on the tenth day prior to the original stated maturity, if any.
Redenomination
      If payments on the notes are to be made in a foreign currency and the issuing country of that currency becomes a participating member state of the European Monetary Union, then we may, solely at our option and without the consent of holders or the need to amend the indenture or the notes, redenominate all of those notes into euro (whether or not any other similar debt securities are so redenominated) on any interest payment date and after the date on which that country became a participating member state. We will give holders at least 30 calendar days’ notice of the redenomination, including a description of the way we will implement it.
      If we elect to redenominate a tranche of notes, the election to redenominate will have effect, as follows:

•	each denomination will be deemed to be denominated in such amount of euro as is equivalent to its denomination or the amount of interest so specified in the relevant foreign currency at the fixed conversion rate adopted by the Council of the European Union for the relevant foreign currency, rounded down to the nearest € 0.01,

•	after the redenomination date, all payments in respect of those notes, other than payments of interest in respect of periods commencing before the redenomination date, will be made solely in euro as though references in those notes to the relevant foreign currency were to euro. Payments will be made in euro by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the payee, or at the option of the payee, by a euro check,

•	if those notes are notes which bear interest at a fixed rate and interest for any period ending on or after the redenomination date is required to be calculated for a period of less than one year, it will be calculated on the basis of the applicable fraction specified in the applicable pricing supplement or product supplement,

•	if those notes are notes which bear interest at a floating rate, the applicable pricing supplement or product supplement will specify any relevant changes to the provisions relating to interest, and

•	such other changes shall be made to the terms of those notes as we may decide, after consultation with the trustee, and as may be specified in the notice, to conform them to conventions then applicable to debt securities denominated in euro or to enable those notes to be consolidated with other notes, whether or not originally denominated in the relevant foreign currency or euro. Any such other changes will not take effect until after they have been notified to the holders.

Ranking
      The notes will be unsecured indebtedness and, unless otherwise specified in any applicable pricing supplement or product supplement, will constitute a single series of debt securities issued under the indenture. Unless otherwise provided in the applicable pricing supplement or product supplement, the notes will rank equally in right of payment to all of our other existing and future unsecured and unsubordinated debt. If subordinated notes are issued as indicated in the applicable pricing supplement or product supplement, such notes will be subordinate in right of payment to the prior payment in full of all senior debt of the issuer, as described in the accompanying prospectus under the heading “Description of debt securities — Subordination”.
Rating
      A pricing supplement or product supplement may indicate that the notes are expected on issue to be assigned a particular rating by Moody’s Investors Service, Standard & Poor’s Ratings Services, a Division of the McGraw-Hill Companies or Fitch Ratings Limited. A security rating is not a recommendation to buy, sell or hold the securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization. A security rating will depend on, among other things, the criteria used by the assigning rating organization in issuing ratings. Real or anticipated changes in the rating, including changes due to a change in the criteria used by the rating organization, will generally affect the value of the notes.
Form, exchange and transfer
      The form, exchange or transfer of notes will be described and effected as specified in the accompanying prospectus under the headings “Description of debt securities — Form, exchange and transfer” and “Description of debt securities — Global securities”.
      Unless the applicable pricing supplement or product supplement specifies otherwise, the notes will be represented by one or more global notes that will be deposited with and registered in the name of the Depository Trust Company (DTC) or its nominee. Additionally, from time to time as specified in the applicable pricing supplement or product supplement, we may issue the notes represented by one or more global notes deposited with and registered in the name of Euroclear (Euroclear) and/or Clearstream, Luxembourg (Clearstream) or their nominees.
      Except as described in the accompanying prospectus under “Description of debt securities — Global securities”, a global note is not exchangeable, except for a global note of like denomination to be registered in the name of the depositary or their respective nominees.
      Investors may elect to hold interests in the notes held by DTC through Clearstream or Euroclear if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through securities accounts in the names of Clearstream and Euroclear on the books of their respective depositaries, which in turn will hold such interests in the registered notes in securities accounts in the depositaries’ names on the books of DTC.
      Clearstream and Euroclear have provided us with the following information:
Clearstream
      Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (Clearstream participants) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the agents. Clearstream participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.
      Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Euroclear
      Euroclear was created in 1968 to hold securities for participants of Euroclear (Euroclear participants) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the Euroclear operator) under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
      The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finances Commission. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of the Euroclear System, and applicable Belgian law (collectively, the terms and conditions). The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.
      Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.
      Euroclear has further advised the issuer that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.
Global clearance and settlement procedures
      Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.
      Because of time zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as the business day following settlement in DTC.
      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.
Currency
      The notes may be denominated in U.S. dollars or in foreign currencies or composite currency units, which will be described in any applicable pricing supplement or product supplement. Such foreign currency or composite currency unit is referred to as the specified currency. If a specified currency is not described in a pricing supplement or product supplement, the notes will be denominated in U.S. dollars and payments of principal, premium and interest, in each case if any, will be made in U.S. dollars in the manner described in this prospectus supplement. If any of the notes are to be denominated in a foreign currency, additional information about the terms of these notes and other matters of interest to the holders of these notes will be described in a pricing supplement or product supplement.
Denominations
      The authorized denominations of the notes denominated in U.S. dollars will be $1,000.00 and any multiple thereof unless otherwise specified in any applicable pricing supplement or product supplement. The authorized denominations of notes denominated in a foreign currency will be set forth in any applicable pricing supplement or product supplement.
Payment of principal and interest
Payments on book-entry notes
Notes denominated in U.S. dollars
      Payments of principal, premium and interest, in each case if any, on the notes will be made pursuant to the applicable procedures of the depositary detailed in the accompanying prospectus under the heading “Description of debt securities – Global securities”.
Notes denominated other than in U.S. dollars
      We understand that pursuant to the current practices of DTC, DTC elects to have all payments made on global notes for which it is the depositary made in U.S. dollars, regardless of the specified currency, unless notified by a bank or broker participating in its book-entry system through which an indirect holder’s beneficial interest in a global note may be held, that such indirect holder elects to receive payment in the specified currency outside of the facilities of DTC. Unless otherwise specified in the applicable pricing supplement or product supplement, the following must occur for a beneficial owner of notes in book-entry form that are denominated in a specified currency other than U.S. dollars to receive payments of principal or any premium or interest in that specified currency:

•	The beneficial owner must notify the participant of the depositary through which its interest is held on or before the applicable regular record date, in the case of a payment of interest, and on or before the sixteenth day, whether or not a Business Day, before the stated maturity of the notes (if any), in the case of principal or premium, of the beneficial owner’s election to receive all or a portion of any payment in a specified currency; the participant must notify the depositary of any election on or before the third Business Day after the regular record date, and

•	The depositary must notify the paying agent of the election on or before the fifth Business Day after the regular record date in the case of payment of interest or the tenth Business Day prior to the payment date for any payment of principal or premium.
      If complete instructions are received by the participant and forwarded to the depositary, and forwarded by the depositary to the paying agent, on or before the relevant dates, the beneficial owner of the notes in book-entry form will receive payment in the specified currency and the paying agent will pay such amount in the specified currency to the participant directly. See additional discussion with respect to non-U.S. dollar denominated notes in “Special provisions relating to foreign currency notes”. If the preceding procedures are not followed, an indirect owner will receive payment through the facilities of the depositary in U.S. dollars.
Payment on certificated notes
Notes denominated in U.S. dollars
      Where payments of principal, premium and interest, in each case if any, and interest for a certificated note are to be made in U.S. dollars, payments will be made in immediately available funds, provided that the note is presented to the trustee in time for the trustee to make the payments in such funds in accordance with its normal procedures. Notwithstanding the foregoing, where payments of interest and, in the case of amortizing notes, principal and premium, if any, with respect to any certificated note, other than amounts payable at maturity, if any, are to be made in U.S. dollars, the payments may, at our option, be paid by check mailed to the address of the person in whose name a certificated note is registered at the close of business on the applicable record date, as such address appears in the security register.
Notes denominated other than in U.S. dollars
      Unless we otherwise indicate in the applicable pricing supplement or product supplement, payments of principal, premium and interest, in each case if any, with respect to any certificated note to be made in a specified currency other than U.S. dollars will be paid in immediately available funds by wire transfer to such account maintained by the holder with a bank designated by the holder on or prior to the regular record date or at least 15 calendar days prior to maturity, if any, as the case may be, provided that such bank has the appropriate facilities for such a payment in the specified currency. However, it is also necessary that with respect to payments of principal, premium and interest, in each case if any, at maturity, if any, the note is presented to the trustee in time for the trustee to make such payment in accordance with its normal procedures, which shall require presentation no later than two Business Days prior to maturity, if any, in order to ensure the availability of immediately available funds in the specified currency at maturity, if any. A holder must make such designation by filing the appropriate information with the trustee and, unless revoked, any such designation made with respect to any note will remain in effect with respect to any further payments payable to such holder with respect to such note.
      If we so specify in the applicable pricing supplement or product supplement, payments of principal and premium, in each case if any, and interest with respect to any foreign currency note that is a certificated note, will be made in U.S. dollars if the holder of such note elects to receive all such payments in U.S. dollars by delivery of a written request to the trustee either on or prior to the regular record date for such certificated note or at least 15 calendar days prior to maturity, if any. Such election may be in writing, mailed or hand delivered, or by cable, telex or other form of facsimile transmission, to the trustee. A holder of a foreign currency note which is a certificated note may elect to receive payment in U.S. dollars for all principal, premium and interest payments, in each case if any and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the trustee, but written notice of such revocation must be received by the trustee either on or prior to the regular record date or at least 15 calendar days prior to maturity, if any.
      Holders of foreign currency notes whose notes are held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made.
Calculation of exchange rate
      The U.S. dollar amount to be received by a holder of a note with a specified currency other than U.S. dollars, whether such note is held in certificated or book-entry form, will be based upon the exchange rate as determined by the exchange rate agent based on the most favorable bid quotation of U.S. dollars for us received by such exchange rate agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers in The City of New York selected by the exchange rate agent and approved by us, one of which may be the exchange rate agent, for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the specified currency payable on such payment date in respect of all notes denominated in such specified currency. If three quoting dealers are not available, then two dealers will be used. If no such bid quotations are available, payments will be made in the specified currency, unless such specified currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control, in which case payment will be made as described below under “Special provisions relating to foreign currency notes”. All currency exchange costs will be borne by the holders of such notes by deductions from such payments. Unless we otherwise specify in the applicable pricing supplement or product supplement, Citibank N.A., will be the exchange rate agent for the notes.
      In the event of an official redenomination of a specified currency for a note, our obligations with respect to payments on a note denominated in that currency will be deemed immediately following such redenomination to provide for payment of equivalent amounts of redenominated currency. In no event will any adjustment be made to any amount payable under a note as a result of any change in the value of a specified currency relative to any other currency due solely to fluctuations in exchange rates.
Interest and interest rates
      Unless otherwise specified in the applicable pricing supplement or product supplement, each note will accrue any interest from and including its date of issue or from and including the most recent date to which interest on the note has been paid or duly provided for. The applicable pricing supplement or product supplement will designate whether a particular note bears interest at a fixed or floating rate. In the case of a floating rate note, the applicable pricing supplement or product supplement will also specify whether the note will bear interest based on the Commercial Paper Rate, LIBOR, EURIBOR, the Prime Rate, the Treasury Rate, the CD Rate, the CMT Rate, the CMS Rate, the Federal Funds Rate or on another interest rate or combination of interest rate bases set forth in the applicable pricing supplement or product supplement.
      The rate of interest on floating rate notes will reset daily, weekly, monthly, quarterly, semi-annually, annually or otherwise. The reset dates will be specified in the applicable pricing supplement or product supplement and on the face of each note. See “Interest rate reset” below. In addition, the applicable pricing supplement or product supplement will specify the spread or spread multiplier, if any, and the maximum interest rate or minimum interest rate, if any, applicable to each floating rate note.
      The interest rate on the notes will in no event be higher than the maximum rate permitted by applicable law.

      Interest on a note will be payable on the first interest payment date following its date of issue, unless the date of issue is on or after the record date for the first interest payment date, in which case interest will be payable beginning on the second interest payment date following the date of issuance.
      If any interest payment date with respect to any floating rate note, other than an interest payment date that is also the maturity date of that note, if any, falls on a day that is not a Business Day, that interest payment date will be postponed to the next day that is a Business Day and interest will continue to accrue. However, in the case of a LIBOR or EURIBOR note, if the next Business Day is in the following calendar month, the interest payment date will be the preceding Business Day. If the maturity date, if any, of any floating or fixed rate note, or an interest payment date for any fixed rate note falls on a day that is not a Business Day, payment of principal, premium, interest, in each case if any, with respect to that note will be paid on the next Business Day. No interest on that payment will accrue from and after that maturity date, if any, or interest payment date. Interest payable at maturity, if any, will be payable to the person to whom principal is payable.
      Interest rates we offer with respect to the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. We may from time to time change interest rates, interest rate formulas and other variable terms of the notes. No change, however, will affect any note already issued or as to which an offer to purchase has been accepted by us.
Fixed rate notes
      The applicable pricing supplement or product supplement relating to an offering of fixed rate notes will designate one or more fixed rates of interest per year payable on the notes. The rate may change as described above under “Extension of maturity” and below under “Interest rate reset”. The rate of interest may be zero. Interest on the notes will be payable in arrears on the interest payment dates specified in the applicable pricing supplement or product supplement. Unless otherwise specified in the applicable pricing supplement or product supplement, the regular record dates for payment of interest will be the date (whether or not a Business Day) that is 15 calendar days (unless otherwise specified in the applicable pricing supplement or product supplement) immediately preceding the interest payment dates specified in the applicable pricing supplement or product supplement; and interest, if any, on U.S. dollar-denominated fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.
Floating rate notes
      Unless we otherwise specify in the applicable pricing supplement or product supplement, each floating rate note will bear interest at a variable rate determined by reference to an interest rate formula or formulas, which may be adjusted by adding or subtracting the spread and/or multiplying by the spread multiplier, each as described below. A floating rate note may also have either or both of the following:

•	a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period, and

•	a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any interest period.
      The spread is the number of basis points specified by us in the applicable pricing supplement or product supplement as being applicable to the interest rate for such note. The spread multiplier is the percentage specified by us in the applicable pricing supplement or product supplement as being applicable to the interest rate for such note.
      The applicable pricing supplement or product supplement relating to a floating rate note will designate an interest rate basis or bases for such floating rate note. Such basis or bases may be:

•	the Commercial Paper Rate, in which case such note will be a Commercial Paper Rate note,

•	LIBOR, in which case such note will be a LIBOR note,

•	EURIBOR in which case such note will be a EURIBOR note,

•	the Prime Rate, in which case such note will be a Prime Rate note,

•	the Treasury Rate, in which case such note will be a Treasury Rate note,

•	the CD Rate, in which case such note will be a CD Rate note,

•	the CMT Rate, in which case such note will be a CMT Rate note,

•	the CMS Rate, in which case such note will be a CMS Rate note,

•	the Federal Funds Rate, in which case such note will be a Federal Funds Rate note, or

•	such other interest rate formula or formulae (which may include a combination of more than one of the interest rate bases described above) as may be described in the applicable pricing supplement or product supplement.
      In addition, in the applicable pricing supplement or product supplement we will define or particularize for each note the following terms, if applicable: initial interest rate, interest payment dates, Index Maturity, Index Currency, Calculation Date and Interest Reset Date with respect to such note.
      Unless otherwise specified in the applicable pricing supplement or product supplement, Citibank, N.A. will be the calculation agent with respect to the calculation of rates of interest payable on floating rate notes. The calculation agent will promptly notify the trustee (and, in the case of floating rate notes listed on the Luxembourg Stock Exchange, the Luxembourg paying agent) of each determination of the interest rate. The calculation agent will also notify the trustee (and, in the case of floating rate notes listed on the Luxembourg Stock Exchange, the Luxembourg paying agent) of the interest rate, the interest amount, the interest period and the interest payment date related to each interest reset date as soon as such information is available. The calculation agent and the Luxembourg paying agent will make such information available to the holders of such notes upon request and, in the case of notes listed on the Luxembourg Stock Exchange, the Luxembourg Stock Exchange. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error. Upon the request of a registered holder of a floating rate note, the calculation agent will provide the interest rate then in effect and, if different, the interest rate that will become effective as a result of a determination made on the most recent Interest Determination Date with respect to that floating rate note.
      Unless otherwise specified in the applicable pricing supplement or product supplement:

•	the regular record date for payment of interest will be the fifteenth day before the day on which interest will be paid, whether or not such day is a Business Day, and

•	each interest payment on any floating rate note will include interest accrued from and including the date of issue or the last date to which interest has been paid, as the case may be, to, but excluding, the applicable interest payment date or the date of maturity, if any, as the case may be.
      Accrued interest on a floating rate note will be calculated by multiplying the principal amount of the note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement or product supplement, the interest factor for each day is computed by dividing the interest rate in effect on that day by:

•	the actual number of days in the year, in the case of Treasury Rate notes and CMT rate notes, or

•	360 days, in the case of all other floating rate notes.
      The interest rate on a floating rate note in effect on any day will be:

•	if the day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date relating to that Interest Reset Date, or

•	if the day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date relating to the preceding Interest Reset Date.

      The interest rate in effect for the period from the date of issue to, but excluding, the first Interest Reset Date will be the initial interest rate specified in the applicable pricing supplement or product supplement.
      Except as otherwise specified in the applicable pricing supplement or product supplement, all percentages and decimals resulting from any calculation of interest on floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or 0.09876545) will be rounded to 9.87655% (or 0.0987655) and 9.876544% (or 0.09876544) will be rounded to 9.87654% (or 0.0987654). All dollar amounts used in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards) and, in the case of notes denominated in a specified currency other than U.S. dollars, to the nearest corresponding hundredth of a unit. Amounts of one-half cent, or five one-thousandths of a unit, or more will be rounded upward.
Commercial Paper Rate notes
      A Commercial Paper Rate note will bear interest at an interest rate calculated with reference to the Commercial Paper Rate and the spread or spread multiplier, if any, as specified in the Commercial Paper Rate note and the applicable pricing supplement or product supplement.
      Unless otherwise specified in the applicable pricing supplement or product supplement, the “Commercial Paper Rate” for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity specified in the applicable pricing supplement or product supplement, as published in H.15(519), on the Calculation Date pertaining to that Interest Determination Date under the heading “Commercial paper — Nonfinancial”.
      The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•	If the rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the applicable pricing supplement or product supplement, as published in H.15 Daily Update under the heading “Commercial paper — Nonfinancial”.

•	If the rate is not published in either H.15(519) or H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the following offered rates for commercial paper having the Index Maturity specified in the applicable pricing supplement or product supplement and placed for an industrial issuer whose senior unsecured bond rating is “AA”, or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 a.m., New York City time, by three leading dealers of commercial paper in The City of New York. The calculation agent, after consultation with us, will select the three dealers referred to above. These dealers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

•	If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on that Interest Determination Date or, if that Interest Determination Date is the first Interest Determination Date, the initial interest rate.
LIBOR notes
      A LIBOR note will bear interest at an interest rate, calculated with reference to the London Interbank Offered Rate (LIBOR) and the spread or spread multiplier, if any, as specified in the LIBOR note and the applicable pricing supplement or product supplement. Unless otherwise specified in the applicable pricing supplement or product supplement, the calculation agent will determine LIBOR as follows:
      With respect to each interest determination date:

•	If “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement or product supplement, LIBOR will be the rate for deposits in the Index Currency having the Index Maturity specified in the applicable pricing supplement or product supplement, on that Interest Determination Date, as that rate appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date.

•	If “LIBOR Reuters” is specified in the applicable pricing supplement or product supplement, LIBOR will be the arithmetic mean of the offered rates for deposits in the Index Currency having the Index Maturity specified in the applicable pricing supplement or product supplement, on that Interest Determination Date, as those rates appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

•	If neither “LIBOR Moneyline Telerate” nor “LIBOR Reuters” is specified in the applicable pricing supplement or product supplement as the method for calculating LIBOR, LIBOR will be calculated as if “LIBOR Telerate” had been specified.

•	If the Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

      With respect to any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

•	LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the Interest Determination Date, offered by four major banks in the London interbank market to prime banks in the London interbank market for deposits in the Index Currency having the Index Maturity designated in the applicable pricing supplement or product supplement, on that Interest Determination Date, and in a principal amount equal to an amount not less than U.S. $1 million that is representative of a single transaction in the market at that time. The calculation agent will select the four banks after consultation with us and request the principal London office of each of those banks to provide a quotation of its rate. These banks may include one or more of the agents named on the cover of this prospectus supplement or their affiliates. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the arithmetic mean of those quotations.

•	If fewer than two quotations are provided as mentioned above, LIBOR will be the arithmetic mean of the rates for loans of the following kind to European banks quoted, at approximately 11:00 a.m., in the applicable Financial Center, on the Interest Determination Date, by three major banks in the applicable Financial Center: loans in the Index Currency, having the Index Maturity designated in the applicable pricing supplement or product supplement, on that Interest Determination Date and in a principal amount equal to an amount not less than U.S.$1 million that is representative for a single transaction in that market at that time. The calculation agent, after consultation with us, will select the three banks referred to above. These banks may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

•	If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will be LIBOR in effect during the prior interest period that Interest Determination Date or, if that Interest Determination Date is the first Interest Determination Date, the initial interest rate.
EURIBOR notes
      Each EURIBOR note will bear interest at an interest rate equal to the Euro Interbank Offered Rate (EURIBOR) and any spread or spread multiplier as specified in the note and the applicable pricing supplement or product supplement.
      Unless otherwise specified in the applicable pricing supplement or product supplement, the calculation agent will determine EURIBOR on each Interest Determination Date as follows:
      The calculation agent will determine the offered rates for deposits in euro for the period of the Index Maturity specified in the applicable pricing supplement or product supplement, commencing on the Interest Reset

Date, which appears on page 248 on the Bridge Telerate Service or any successor service or any page that may replace page 248 on that service which is commonly referred to as ‘Telerate Page 248’ as of 11:00 a.m., Brussels time, on that date.
      If EURIBOR cannot be determined on an Interest Determination Date as described above, then the calculation agent will determine EURIBOR as follows:

•	The calculation agent for the EURIBOR note will select four major banks in the Euro-zone interbank market. These banks may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

•	The calculation agent will request that the principal Euro-zone offices of those four selected banks provide their offered quotations to prime banks in the Euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the Interest Determination Date. These quotations shall be for deposits in euro for the period of the Index Maturity, commencing on the Interest Reset Date. Offered quotations must be based on a principal amount equal to at least U.S. $1,000,000.00 or the approximate equivalent in euro that is representative of a single transaction in such market at that time.
      If two or more quotations are provided, EURIBOR will be the arithmetic mean of those quotations. If less than two quotations are provided, the calculation agent will select four major banks in the Euro-zone. These banks may include one or more of the agents named on the cover of this prospectus supplement or their affiliates and follow the two steps below:

•	The calculation agent will then determine EURIBOR as the arithmetic mean of rates quoted by those four major banks in the Euro-zone to leading European banks at approximately 11:00 a.m., Brussels time, on the Interest Determination Date. The rates quoted will be for loans in euro, for the period of the Index Maturity, commencing on the Interest Reset Date. Rates quoted must be based on a principal amount of at least U.S. $1,000,000.00 or the approximate equivalent in euro that is representative of a single transaction in such market at that time.

•	If the banks so selected by the calculation agent are not quoting rates as described above, EURIBOR for the interest period will be the same as for the immediately preceding interest period. If there is no preceding interest period, EURIBOR will be the initial interest rate.
Prime Rate notes
      A Prime Rate note will bear interest at an interest rate calculated with reference to the Prime Rate and the spread or spread multiplier, if any, as specified in the Prime Rate note and the applicable pricing supplement or product supplement.
      Unless otherwise specified in the note and the applicable pricing supplement or product supplement, the “Prime Rate” for any Interest Determination Date is the prime rate or base lending rate on that date, as published in H.15(519), on the Calculation Date pertaining to the Interest Determination Date under the heading “Bank prime loan” or any successor heading.
      The following procedures will be followed if the Prime Rate cannot be determined as described above:

•	If the rate is not published in H.15(519) prior to 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate on the Interest Determination Date as published in H.15 Daily Update opposite the heading “Bank prime loan” or another recognized electronic source.

•	If the above rate is not published in either H.15(519) or H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 as that bank’s prime rate or base lending rate in effect for that Interest Determination Date.

•	If fewer than four rates appear on the Reuters Screen USPRIME1 as of 11:00 a.m., New York City time, on the Interest Determination Date, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted, on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on the Interest Determination Date by four major banks in The City of New York selected by the calculation agent from a list approved by us. These banks may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

•	If fewer than four quotations as described in the paragraph immediately above are provided, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates furnished by the appropriate number of substitute U.S. banks or trust companies in The City of New York that are subject to supervision or examination by federal or state authority. The calculation agent will select the banks or trust companies referred to above from a list approved by us. These banks may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will be the Prime Rate in effect on that Interest Determination Date or, if that Interest Determination Date is the first Interest Determination Date, the initial interest rate.

Treasury Rate notes
      A Treasury Rate note will bear interest at an interest rate calculated with reference to the Treasury Rate and the spread or spread multiplier, if any, as specified in the Treasury Rate note and the applicable pricing supplement or product supplement.
      Unless otherwise specified in the applicable pricing supplement, the “Treasury Rate” for any Interest Determination Date is the rate set at the most recent auction of direct obligations of the United States (Treasury bills) having the Index Maturity designated in the applicable pricing supplement or product supplement, as that rate appears on either Telerate Page 56 or Telerate Page 57 (or any pages that may replace such pages) under the heading “Investment Rate”.
      The following procedures will be followed if the Treasury Rate cannot be determined as described above:

•	If the above rate is not published on Telerate Page 56 or Telerate Page 57 (or any pages that may replace those pages) by 3:00 p.m., New York City time, on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction average rate, as otherwise announced by the United States Department of the Treasury, for the Interest Determination Date.

•	If the results of the most recent auction of Treasury bills having the Index Maturity designated in the applicable pricing supplement or product supplement are not published or announced as described above by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held in a particular week, the Treasury Rate will be the Bond Equivalent Yield of the rate set forth in H.15(519) for the Interest Determination Date opposite the Index Maturity under the heading “U.S. government securities/ Treasury bills/ Secondary market”.

•	If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the rate set forth in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, for the Interest Determination Date in respect of the Index Maturity under the heading “U.S. government securities/ Treasury bills/ Secondary market”.

•	If the above rate is not published in H.15(519), H.15 Daily Update or another recognized source by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the arithmetic mean of the following secondary market bid rates for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement or product supplement: the rates bid as of approximately 3:30 p.m., New York City time, on the Interest Determination Date by three leading primary United States government securities dealers. The calculation agent, after consultation with us will select the three dealers referred to above. These dealers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

•	If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will be the Treasury Rate in effect on that Interest Determination Date or, if that Interest Determination Date is the first Interest Determination Date, the initial interest rate.
CD Rate notes
      A CD Rate note will bear interest at an interest rate calculated with reference to the CD Rate and the spread or spread multiplier, if any, as specified in the CD Rate note and the applicable pricing supplement or product supplement.
      Unless otherwise specified in the applicable pricing supplement or product supplement, the CD Rate for any Interest Determination Date is the rate on that date for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement or product supplement, as published in H.15(519), on the Calculation Date pertaining to that Interest Determination Date under the heading “CDs (secondary market)” or any successor heading.
      The following procedures will be followed if the CD Rate cannot be determined as described above:
      If the rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity designated in the applicable pricing supplement or product supplement as published in H.15 Daily Update under the heading “CDs (secondary market)” or any successor heading, or another recognized electronic source.
      If the rate is not published in either H.15(519) or H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the arithmetic mean of the following secondary market offered rates for negotiable certificates of deposit of major United States money-center banks of the highest credit standing with a remaining maturity closest to the Index Maturity designated in the applicable pricing supplement or product supplement, and in a denomination of U.S. $5,000,000.00: the rates offered as of 10:00 a.m., New York City time, on that Interest Determination Date, by three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in The City of New York. The calculation agent, after consultation with us, will select the three dealers referred to above. These dealers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.
      If fewer than three dealers are quoting as mentioned above, the CD Rate will be the CD Rate in effect on that Interest Determination Date or, if that Interest Determination Date is the first Interest Determination Date, the initial interest rate.
CMT Rate notes
      A CMT Rate note will bear interest at an interest rate calculated with reference to the CMT Rate and the spread or spread multiplier, if any, as specified in the CMT Rate notes and the applicable pricing supplement or product supplement.
      Unless otherwise specified in the applicable pricing supplement or product supplement, the “CMT Rate” for any Interest Determination Date is the rate displayed on the Designated CMT Moneyline Telerate Page by 3:00 p.m., New York City time, on the Calculation Date pertaining to the Interest Determination Date under the heading (or any successor heading) “Treasury Constant Maturities-Federal Reserve Board Release H.15-Mondays Approximately 3:45 p.m.”, under the column for the Index Maturity specified in the applicable pricing supplement or product supplement for:

•	if the Designated CMT Moneyline Telerate Page is 7051 (or any page that may replace that page), such Interest Determination Date,

•	if the Designated CMT Moneyline Telerate Page is 7052 (or any page that may replace that page), the week, or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs, or

•	if no page is specified, the Designated CMT Moneyline Telerate Page is 7052 (or any page that may replace that page) and the second bullet point immediately above applies.
      The following procedures will be used if the CMT Rate cannot be determined as described above:

•	If the above rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate, or if the applicable CMT Telerate page is 7052 (or any page that may replace that page), the one-week or one-month, as applicable, average rate, for the Index Maturity for the Interest Determination Date, as published in H.15(519).

•	If that rate is no longer published in H.15(519), or if not displayed by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate, or other United States Treasury rate, or if the applicable CMT Telerate page is 7052 (or any page that may replace that page), the one-week or one-month, as applicable, average rate, for the Index Maturity for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

•	If that information is no longer provided by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the following secondary market offered rates for the most recently issued direct noncallable fixed rate obligations of the United States (Treasury Notes) with an original maturity of approximately the Index Maturity and a remaining term to maturity of not less than the Index Maturity minus one year: the rates reported as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, by three leading primary United States government securities dealers in The City of New York, according to their written records. The calculation agent will select, after consultation with us, five leading primary United States government securities dealers and will eliminate the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•	If the calculation agent cannot obtain three Treasury Note quotations, the calculation agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the following secondary market offered rates for the most recently issued Treasury Notes with an original maturity of the number of years that is the next highest to the Index Maturity, a remaining term to maturity closest to the Index Maturity and in an amount of at least U.S. $100 million: the offered rates as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, of three leading primary United States government securities dealers in The City of New York, selected using the same method described above.

•	If three or four (but not five) reference dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

•	If fewer than three leading primary United States government securities dealers selected by the calculation agent are quoting as described above, the CMT Rate will be the CMT Rate in effect that Interest Determination Date or, if that Interest Determination Date is the first Interest Determination Date, the initial interest rate.
CMS Rate notes
      A CMS Rate note will bear interest at an interest rate calculated with reference to the CMS Rate and the spread or spread multiplier, if any, as specified in the CMS Rate notes and the applicable pricing supplement or product supplement.
      Unless otherwise specified in the applicable pricing supplement or product supplement, the “CMS Rate” for any Interest Determination Date is the rate displayed on the Moneyline Telerate Page 42276 (or any page that may replace that page) by 11:00 a.m., New York City time, on the Calculation Date pertaining to the Interest Determination Date under the heading (or any successor heading) “RATES AS AT 11:00 EST (16:00 GMT)”, under the column for the Index Maturity specified in the applicable pricing supplement or product supplement for that Interest Determination Date.
      The following procedures will be used if the CMS Rate cannot be determined as described above:

•	If the above rate is no longer displayed on the relevant page, or if not displayed by 11:00 a.m., New York City time, on the Calculation Date, then the CMS Rate will be the rate for U.S. Dollar swaps with a maturity of the Index Maturity designated in the applicable pricing supplement or product supplement, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on the Calculation Date.

•	If that information is no longer displayed by 11:00 a.m., New York City time, on the Calculation Date, then the CMS rate will be a percentage determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on the Calculation Date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the Index Maturity designated in the applicable pricing supplement or product supplement commencing on that Interest Determination Date with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/ 360 day count basis, is equivalent to “LIBOR Moneyline Telerate” with a maturity of three months. The calculation agent will select the five swap dealers after consultation with us and will request the principal New York City office of each of those dealers to provide a quotation of its rate. If at least three quotations are provided, the CMS Rate for that Interest Determination Date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•	If fewer than three leading swap dealers selected by the calculation agent are quoting as described above, the CMS Rate will be the CMS Rate in effect on that Interest Determination Date or, if that Interest Determination Date is the first Interest Determination Date, the initial interest rate.
Federal Funds Rate notes
      Federal Funds Rate notes will bear interest at an interest rate calculated with reference to the Federal Funds Rate and the spread or spread multiplier, if any, as specified in the Federal Funds Rate note and the applicable pricing supplement or product supplement.
      Unless otherwise specified in the applicable pricing supplement or product supplement, the “Federal Funds Rate” for any Interest Determination Date is the rate on that date for Federal Funds as published in H.15(519) under the heading “Federal funds (effective)”, as such rate is displayed on Moneyline Telerate Page 120, on the Calculation Date pertaining to that Interest Determination Date.
      The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

•	If the rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update under the heading “Federal funds (effective)” or any successor heading or another recognized electronic source.

•	If the rate is not published in either H.15(519) or H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m., New York City time, on such Interest Determination Date, by each of three leading brokers of Federal funds transactions in New York City. The calculation agent, after consultation with us, will select the three brokers referred to above. These brokers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

•	If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate in effect that Interest Determination Date or, if that Interest Determination Date is the first Interest Determination Date, the initial interest rate.

Floating rate/fixed rate notes
      A note may be a floating rate note for a portion of its term and a fixed rate note for a portion of its term. In this event, the interest rate on the note will be determined as if it were a floating rate note and a fixed rate note for each specified period, as set out in the applicable pricing supplement or product supplement.
Interest rate reset
      If we have the option under any note to reset the interest rate, in the case of a fixed rate note, or to reset the spread and/or spread multiplier, in the case of a floating rate note, we will indicate such option in the applicable pricing supplement or product supplement relating to such note, and, if so:

•	the date or dates on which such interest rate or such spread and/or spread multiplier, as the case may be, may be reset, each being referred to as an optional reset date, and

•	the basis or formula, if any, for such optional reset.
      We may exercise such option with respect to a note by notifying the trustee of such exercise at least 45 but not more than 60 calendar days prior to an optional reset date for such note, unless otherwise specified in the applicable pricing supplement or product supplement. Not later than 40 calendar days (unless otherwise specified in the applicable pricing supplement or product supplement) prior to such optional reset date, the trustee will mail to the holder of such note a notice, called the reset notice, first class, postage prepaid, setting forth:

•	our election to reset the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note,

•	such new interest rate or such new spread and/or spread multiplier, and

•	the provisions, if any, for redemption during the period from such optional reset date to the next optional reset date or, if there is no such next optional reset date, to the stated maturity, if any, of such note (each such period is called a subsequent interest period) including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such subsequent interest period.
      Notwithstanding the above, not later than 20 calendar days (unless otherwise specified in the applicable pricing supplement or product supplement) prior to an optional reset date for a note, we may, at our option, revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, in either case provided for in the reset notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the subsequent interest period commencing on such optional reset date by mailing or causing the trustee to mail notice of such higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the direct holder of such note. Such notice shall be irrevocable. All notes with respect to which the interest rate or spread and/or spread multiplier is reset on an optional reset date will bear such higher interest rate, in the case of a fixed rate note, or higher spread and/or spread multiplier, in the case of a floating rate note.
Redemption and repurchase
      Unless otherwise specified in the applicable pricing supplement or product supplement, we will not provide any sinking fund for your note.
      Unless the applicable pricing supplement or product supplement specifies a redemption commencement date, on which we may redeem a note, or a repurchase date, on which a note may be repayable at the option of the holder, the notes will not be redeemable by us or repayable at the option of the holder before their stated maturity.
Optional early redemption (call)
      If applicable, the pricing supplement or product supplement will indicate the terms on which the notes will be redeemable or subject to repurchase at our option. Unless otherwise specified in the applicable pricing supplement or product supplement, notice of redemption or repurchase will be provided by mailing a notice of redemption or repurchase to each holder at least 30 calendar days and not more than 60 calendar days (unless otherwise specified in the applicable pricing supplement or product supplement) before the date fixed for redemption or repurchase. If not all the notes having the same terms are to be redeemed or repurchased, as the case may be, the notes to be redeemed or repurchased shall be selected by the trustee by a method that the trustee deems fair and appropriate. Unless otherwise specified in the applicable pricing supplement or product supplement, the notes will not be subject to any sinking fund.
Optional early redemption (put)
      If applicable, the pricing supplement or product supplement will indicate that the notes will be subject to repurchase at the option of the holder on a date or dates prior to maturity, if any, and at a price or prices, set forth in the applicable pricing supplement or product supplement, together with accrued interest to the date of repurchase.
      If a note is represented by a global note, the depositary or its nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repurchase. In order to ensure that the depositary or its nominee will timely exercise a right to repurchase with respect to a particular note, the beneficial owner of such note must instruct the broker or other direct or indirect participant through which it holds an interest in such note to notify the depositary of its desire to exercise a right to repurchase. Different firms have different cut-off times for accepting instructions from their customers. As a result, each beneficial owner should timely consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the depositary.
      In order for a certificated note to be repurchased, the trustee must receive at least 30 calendar days but not more than 45 calendar days (unless otherwise specified in the applicable pricing supplement or product supplement) prior to the repurchase date:

•	appropriate wire instructions, and

•	either (a) the note with the form entitled “Option to Elect Repurchase” on the reverse of the note duly completed, or (b) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States setting forth:

–	the name of the holder of the note,

–	the principal amount of the note,

–	the portion of the principal amount of the note to be repurchased,

–	the certificate number or a description of the tenor and terms of the note,

–	a statement that the option to elect repurchase is being exercised, and

–	a guarantee that the note to be repaid with the form entitled “Option to Elect Repurchase” on the reverse of the note duly completed will be received by the trustee within five Business Days. The trustee must actually receive the note and form duly completed by the fifth Business Day.

      The “Option to Elect Repurchase” form on the reverse of the note will be addressed to the Company and will substantially read as follows:
      “The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from the Company as to the occurrence of an event which entitles the holder to opt for optional early redemption and requests and instructs the Company to redeem the entire principal amount of this Security, or the portion thereof (which is $1,000.00 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Note at the purchase price indicated in the Indenture or applicable pricing supplement, including accrued interest, if any, up to, but excluding, such date, plus such other amounts as may be owing (as described in the pricing supplement) to the registered Holder hereof. Principal amount to be redeemed (in an integral multiple of $1,000.00 if less than all):”
      The signature on the form must be guaranteed by a qualified guarantor institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934; and the signature on the form must correspond to the name written upon the face of the note in every particular, without alteration or any change whatsoever.
      Exercise of the repurchase option by the holder of a note shall be irrevocable. The holder of a note may exercise the repurchase option for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repurchase is an authorized denomination. No transfer or exchange of any note will be permitted after exercise of a repurchase option. If a note is to be repurchased in part, no transfer or exchange of the portion of the note to be repurchased will be permitted after exercise of a repurchase option. All questions as to the validity, eligibility, including time of receipt, and acceptance of any note for repurchase will be determined by us and our determination will be final, binding and non-appealable.
      All instructions given by indirect beneficial owners to their banks or brokers to exercise a repurchase option will be irrevocable. In addition, at the time any indirect beneficial owner gives instructions to exercise a repayment option, the indirect beneficial owner must cause the bank or broker through which he or she owns an interest in the global note to transfer the bank’s or broker’s interest in the global note to the trustee.
      If the repurchase option of the holder as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, we will comply with Rule 14e-1 as then in effect to the extent applicable.
Open market purchases
      We may purchase notes at any price in the open market or otherwise. Notes not purchased by us may, at our discretion, be held or resold or surrendered to the trustee for cancellation.
Optional early redemption for taxation reasons
      Unless the applicable pricing supplement provides otherwise, we may redeem the notes before their maturity, if any, in whole but not in part, as provided in the accompanying prospectus under the heading “Description of debt securities — Tax redemption”.
Redemption of an original issue discount note
      Regardless of anything in this prospectus supplement to the contrary, if a note is an Original Issue Discount Note (other than an index linked note), the amount payable in the event of redemption or repayment prior to its stated maturity, if any, will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an Original Issue Discount Note will be equal to (i) the issue price plus (ii) that portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to maturity described in the applicable pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an Original Issue Discount Note exceed its principal amount.

Settlement mechanics
      The settlement mechanics applicable to notes calling for physical settlement will be described in the applicable pricing supplement.
Covenants
      The covenants contained in the indenture will apply to the notes unless otherwise specified in any applicable pricing supplement. These covenants are in summary:

•	to pay principal, any premium, interest in accordance with the terms of the notes,

•	to maintain a paying agent or office, and if it acts as its own paying agent to hold moneys in trust,

•	to deliver to the trustee a compliance certificate within 120 days after the end of each fiscal year, and

•	to preserve its existence (subject to exceptions).
Other provisions
      Any provisions with respect to the notes, including the specification and determination of one or more interest rate bases, the calculation of the interest and/or principal payable on the notes, any redemption, extension or repayment provisions, or any other provisions relating to the notes, may be modified or supplemented to the extent not inconsistent with the terms of the indenture, so long as the provisions are specified in the notes and in the applicable pricing supplement.
Further issues
      The issuer may, from time to time and without the consent of the holders of the notes, create and issue notes of a series having the same ranking and the same interest rate, maturity, if any, and other terms as any tranche of notes issued hereunder, except for the initial offering price and issue date and, in some cases, the first interest payment date (a further issue). Any such additional notes having such similar terms will, together with the notes of that tranche, constitute a single series of notes under the indenture.
Payment of additional amounts
      Unless otherwise specified in any applicable pricing supplement, if any deduction or withholding for any current or future taxes or governmental charges of Norway or the United States of America is required, we have agreed to pay additional amounts as described in the accompanying prospectus under the heading “Description of debt securities – Payment of additional amounts”.
Defeasance
      We may discharge or defease the notes as described in the accompanying prospectus under the heading “Description of debt securities — Defeasance”.
Paying agents, transfer agents and exchange rate agent
      Unless otherwise specified in the applicable pricing supplement, Citibank, N.A. will be the registrar, paying agent, transfer agent, calculation agent, determination agent and the exchange rate agent for the notes. Dexia Banque Internationale à Luxembourg, société anonyme, will be the Luxembourg paying agent for the notes. As long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent and transfer agent in Luxembourg.
Important currency information
      Purchasers are required to pay for each note in the specified currency specified by us for that note. If requested by a prospective purchaser of notes denominated in a currency other than U.S. dollars on or prior to the fifth day preceding the delivery of the notes, the agent soliciting the offer to purchase may, at its discretion, arrange for the conversion of U.S. dollars into such specified currency to enable the purchaser to pay for such notes. Each such conversion will be made by the relevant agent on such terms and subject to such conditions, limitations and charges that the agent may from time to time establish in accordance with its regular foreign exchange practice, and any cost associated with such conversion will be solely for the account of the purchaser. We disclaim any responsibility for any such transaction. The obligations of each purchaser to us will be absolute regardless of any such conversion arrangement.
      The notes will be governed by and construed in accordance with the laws of the State of New York, except that matters relating to the authorization and execution by us of the indenture and the debt securities issued under the indenture will be governed by the laws of Norway. If an action based on the notes were commenced in a court in the United States, it is likely that the court would grant judgment relating to the notes only in U.S. dollars. It is not clear, however, whether, in granting judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. New York statutory law provides, however, that a court will render a judgment in the foreign currency of the underlying obligations and that the judgment will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES
      Foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated. The information described in this prospectus supplement, including the information relating to foreign currency transactions, is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers with respect to any matters that may affect the purchase, sale, holding or receipt of payments of principal of and interest on the notes. Such persons should consult their own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of their investment in the notes in light of their particular circumstances. The notes are not an appropriate investment for investors who are unsophisticated with respect to the particular type of notes we may offer including foreign currency transactions or transactions involving the type of index or formula used to determine the amount payable or otherwise. See “Risk factors — Risks related to the notes — Foreign currency risks”. Investors should also consider carefully, among other factors, the matters described in the documents incorporated herein by reference as well as the matters described below, and any other matter described in any applicable pricing supplement.
      The applicable pricing supplement relating to notes that are denominated in, or the payment of which is determined with reference to, a specified currency other than U.S. dollars or relating to currency indexed notes will contain information concerning historical exchange rates for such specified currency against the U.S. dollar or other relevant currency, a description of such currency or currencies and any exchange controls affecting such currency or currencies. Information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trend in fluctuations in currency exchange rates that may occur in the future.
Payment currency
      Except as described in the applicable pricing supplement or product supplement, if payment on a note is required to be made in a specified currency other than U.S. dollars and such currency is unavailable in our good faith judgment due to the imposition of exchange controls or other circumstances beyond our control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments with respect to such note shall be made in U.S. dollars until such currency is again available or so used. Unless we otherwise specify in the applicable pricing supplement or product supplement, the amount so payable on any date in such foreign currency shall be converted into U.S. dollars at a rate determined by the exchange rate agent on the basis of the market exchange rate on the second Business Day prior to such payment, or, if the market exchange rate is not then available, the most recently available market exchange rate or as otherwise determined by us in good faith if the foregoing is impracticable. Any payment in respect of such note made under such circumstances in U.S. dollars will not constitute an event of default under the indenture.
      Unless we otherwise specify in the applicable pricing supplement or product supplement, the notes that are denominated in, or the payment of which is determined by reference to, a specified currency other than U.S. dollars, will provide that, in the event of an official redenomination of a foreign currency, including, without limitation, an official redenomination of a foreign currency that is a composite currency, our obligations with respect to payments on notes denominated in such currency shall, in all cases, be regarded immediately following such redenomination as providing for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. Such notes will not provide for any adjustment to any amount payable under the notes as a result of:

•	change in the value of a foreign currency due solely to fluctuations in exchange rates, or

•	any redenomination of any component currency of any composite currency, unless such composite currency is itself redenominated.
      If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency. If any component currency is divided into two or more currencies, the amount of that original component currency as a component shall be replaced by the amounts of such two or more currencies having an aggregate value on the date of division equal to the amount of the former component currency immediately before such division.
      All determinations referred to above made by the exchange rate agent shall be at its sole discretion, except to the extent expressly provided herein that any determination is subject to our approval. In the absence of manifest error, such determinations shall be conclusive for all purposes and binding on holders of the notes and the exchange rate agent shall have no liability therefor.
Exchange rates and exchange controls
      If you invest in foreign currency notes, significant risks that are not associated with a similar investment in a security denominated in U.S. dollars may apply to your investment. These risks include, for example, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. These risks depend on economic and political events over which we have not control, including the supply of and demand for the relevant currencies. In recent years, rates or exchange between the U.S. dollar and some foreign currencies have been highly volatile, and volatility of this kind may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any note. Depreciation of a specified currency other that U.S. dollars against the U.S. dollar would result in a decrease in the effective yield of the note below its coupon rate, and could result in a loss to you on a U.S. dollar basis.
      Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a note’s maturity. Even if there are no actual exchange controls, the specified currency for any particular note might not be available at the note’s maturity. In that event, we will repay in U.S. dollars on the basis of the most recently available noon buying rate in The City of New York for cable transfers for the specified currency as quoted by the Federal Reserve Bank of New York. See “Description of debt securities — Payment of principal and interest” for a discussion of these payment procedures.
      Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. Accordingly, payments on notes made in a specified currency other than U.S. dollars are likely to be made from an account with a bank located in the country issuing the specified currency. See “Description of debt securities — Payment of principal and interest” for a discussion of these payment procedures.
      Unless otherwise specified in the applicable pricing supplement or product supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated.

TAXATION IN THE UNITED STATES
      For a description of certain material U.S. Federal income tax consequences to beneficial holders of the notes, see “Taxation in the United States” in the accompanying prospectus.
TAXATION IN NORWAY
      For a description of the material tax consequences in Norway of owning the notes, see “Taxation in Norway” in the accompanying prospectus.
VALIDITY OF NOTES
      The validity of the notes under New York law has been passed upon by Allen & Overy LLP, London, England. The validity of the notes under Norwegian law has been passed upon by Jens Olav Feiring, Esq. Mr. Feiring is General Counsel of Eksportfinans. From time to time, Allen & Overy LLP performs legal services for Eksportfinans. Sullivan & Cromwell LLP, London, England, has advised the agents as to certain legal matters.

SUPPLEMENTAL PLAN OF DISTRIBUTION
      ABN AMRO Bank N.V., Banc of America Securities Limited, Banc of America Securities LLC, Barclays Bank PLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., Bear, Stearns International Limited, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Citigroup Global Markets Limited, Commerzbank Capital Markets Corp., Credit Suisse Securities (Europe) Limited, Credit Suisse Securities (USA) LLC, Daiwa Securities SMBC Europe Limited, Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc., Dresdner Bank AG London Branch, FTN Financial Securities Corp., Goldman, Sachs & Co., Goldman Sachs International, IXIS Securities North America Inc., Jefferies and Company, Inc., J.P. Morgan Chase & Co., J.P. Morgan Securities Ltd., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Mizuho International plc, Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited, Nomura International plc, Nomura Securities International, Inc., Nordea Bank Danmark A/S, The Toronto-Dominion Bank, UBS Limited, and Wachovia Capital Markets, LLC, whom we call the agents, and we have entered into a distribution agreement dated as of June 2, 2004, as amended December 21, 2005, with respect to the notes. The agents have agreed to use their reasonable efforts to solicit offers to purchase the notes if we satisfy the conditions specified in the distribution agreement. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. We will pay the agents a commission on any notes sold through the agents. The commission will range from 0.125% to 0.750% of the principal amount of the notes depending on the maturity of the notes; provided, however, that commissions with respect to notes with a stated maturity of more than 30 years will be negotiated between us and the applicable agent at the time of sale.
      We may also sell notes to agents who will purchase the notes as principals for their own accounts. Any sale of this kind will be made at a price equal to the issue price specified in the applicable pricing supplement, less a discount. Unless otherwise stated, the discount will equal the applicable commission on an agency sale of notes of the same maturity. Any notes the agents purchase as principals may be resold at the market price or at other prices determined by the agents at the time of resale.
      The agents may resell any notes they purchase to other brokers or dealers at a discount which may include all or part of the discount the agents received from us. If all the notes are not sold at the initial offering price, the agents may change the offering price and the other selling terms.
      We may sell notes directly on our own behalf. No commission will be paid on any notes sold directly by us. In addition, we have reserved the right to accept offers to purchase notes through additional agents on substantially the same terms and conditions, including commission rates, as would apply to purchases of notes under the distribution agreement referred to above. We have also reserved the right to appoint additional agents to solicit offers to purchase notes. Additional agents may accede from time to time to the distribution agreement. Any additional agents will be named in the applicable pricing supplement.
      The agents, whether acting as agents or principals, may be deemed to be “underwriters” within the meaning of the U.S. Securities Act of 1933. We have agreed to indemnify the several agents against certain liabilities, including liabilities under the U.S. Securities Act of 1933.
      The agents may sell to dealers who may resell to investors, and the agents may pay all or part of the discount or commission they receive from us to the dealers. These dealers may be deemed to be “underwriters” within the meaning of the U.S. Securities Act of 1933.
      The notes are a new issue of securities with no established trading market and are not expected to be listed on any securities exchange in the United States. Application has been made for notes issued pursuant to this prospectus supplement to be admitted to trading on the Luxembourg Stock Exchange’s regulated market and to be listed on the Official List of the Luxembourg Stock Exchange. We will specify in the applicable pricing supplement or product supplement whether the notes will be listed on the Luxembourg Stock Exchange or another securities exchange or will be unlisted. We do not know how liquid the trading market for the notes will be.
      We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $505,000, representing approximately $400,000 in legal fees, $55,000 in accounting fees, $30,000 in printing costs, and $20,000 in trustee and agency fees. As a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act), upon each offering of debt securities made under this prospectus supplement we will pay a registration fee to the Securities and Exchange Commission at the prescribed rate, currently U.S.$107.00 per $1,000,000 of offering price. We will offset against these fees an aggregate amount of U.S.$7,067.48 representing registration fees paid in respect of unsold securities previously registered on our Registration Statement on Form F-3 (No. 333-112973).
      In connection with the offering, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and penalty bids:

•	Short sales involve the sale by the agents of a greater number of notes than they are required to purchase in the offering.

•	Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the agents to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a syndicate covering transaction or stabilizing purchase.
      Any of these transactions may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. The agents may conduct these transactions in the over-the-counter market or otherwise. If the agents commence any of these transactions, the agents may discontinue them at any time.
      In the ordinary course of their business, the agents and some of their affiliates have engaged in, and may in the future engage in, investment and commercial banking transactions and financial advisory services with us and some of our affiliates.
Notes offered outside the United States
      If the applicable pricing supplement indicates that any of the notes will be offered on a global basis, those registered global securities will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those securities.
      As further described in “Selling restrictions” below, each agent has represented and agreed, and any other agent through which we may offer these securities on a global basis will represent and agree, that it will comply, to the best of its knowledge in good faith and on reasonable grounds after making all reasonable investigations, with all applicable laws and regulations in force in any jurisdiction outside the United States in which it purchases, offers, sells or delivers the securities or possesses or distributes the applicable pricing supplement or product supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in any jurisdiction outside the United States to which it is subject or in which it makes purchases, offers or sales of the securities, and we shall not have responsibility for the compliance of the agents with the applicable laws and regulations or obtaining any required consent, approval or permission.
      Purchasers of any securities offered on a global basis may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

Selling restrictions
      No action has been or will be taken in any jurisdiction, except in the United States, that would permit a public offering of the notes, or the possession, circulation or distribution of this prospectus or any other material relating to this offering or the notes, in any jurisdiction where action for that purpose is required.
      Each agent has agreed that it will comply, to the best of its knowledge in good faith and on reasonable grounds after making all reasonable investigations, with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers notes or possesses or distributes this prospectus supplement and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither we nor any of the agents shall have any responsibility therefor.
      Other than with respect to the United States, neither we nor any of the agents represent that the notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assume any responsibility for facilitating such sale.
      Relevant agents will be required to comply with such other restrictions as we and the relevant agent shall agree.
      In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each agent, on behalf of itself and each of its affiliates, has severally represented and agreed, or will severally represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State:

(i)	in the period beginning on the date of publication of a prospectus in relation to those notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of that publication;

(ii)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(iii)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(iv)	at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
United Kingdom
      In connection with any offering of the notes, each agent, on behalf of itself and each of its affiliates, has severally represented and agreed, or will severally represent and agree, that:

(i)	in relation to any notes which have a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent)

for the purposes of its business and (b) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the FSMA) by the issuer;

(ii)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any note in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(iii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Japan
      The notes have not been and will not be registered under the Securities and Exchange Law of Japan (Law No. 25 of 1948 as amended) (the SEL). Each agent, on behalf of itself and each of its affiliates, has severally represented and agreed, or will severally represent and agree, that, in connection with this offering, it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the SEL and any other applicable laws, regulations and ministerial guidelines of Japan.
France
      The prospectus supplement is not being distributed in the context of a public offer in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code Monétaire et Financier), and has not been submitted to the Autorité des Marchés Financiers for prior approval.
      The issuer and each of the agents, on behalf of itself and each of its affiliates, has severally represented and agreed, or will severally represent and agree, that either:

(i)	it has only made and will only make an offer of notes to the public (appel public à l’épargne) in France in the period beginning (a) when a prospectus in relation to those notes has been approved by the Autorité des marchés financiers (the AMF), on the date of its publication, or (b) when a prospectus has been approved by the competent authority of another Member State of the European Economic Area which has implemented the EU Prospectus Directive 2003/71/ EC, on the date of notification of such approval to the AMF, and ending at the latest on the date which is 12 months after the date of the approval of such prospectus, all in accordance with articles L.412-1 and L.621-8 of the French Code monétaire et financier and the Règlement général of the AMF; or

(ii)	it has not offered or sold, and will not offer or sell, directly or indirectly, notes to the public in France, and it has not distributed or caused to be distributed, and will not distribute or cause to be distributed to the public in France, the prospectus supplement or any other offering materials relating to the notes and such offers, sales and distributions have only been and will only be made in France to (a) providers of investment services relating to portfolio management for the account of third parties, or (b) qualified investors (investisseurs qualifiés), or both, each as defined in, and in accordance with, articles L.411-1, L.411-2, and D.411-1 of the French Code monétaire et financier.
      Recipients of this prospectus supplement are advised that it is not to be further distributed or reproduced (in whole or in part) in France, and that the prospectus supplement has been distributed on the undertaking that such recipients will only participate in the issue or sale of the notes for their own account and undertake not to transfer, directly or indirectly, the notes to the public in France other than in compliance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 of the French Monetary and Financial Code.
The Netherlands
      In connection with any offering of the notes, each agent, on behalf of itself and each of its affiliates, has severally represented and agreed, or will severally represent and agree, that any notes with a maturity of less than 12 months and a denomination of less than €50,000 will only be offered in The Netherlands in circumstances where another exemption or a dispensation from the requirement to make a prospectus publicly available has been granted under Article 4 of the Securities Transaction Supervision Act 1995 (Wet toezicht effectenverkeer 1995).
Hong Kong
      The issuer and each of the agents, on behalf of itself and each of its affiliates, has severally represented and agreed, or will severally represent and agree, that:

(i)	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent), or (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii)	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Singapore
      This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the SFA). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the SFA, (b) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
      Each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased notes, namely a person who is:

(i)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

should note that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the SFA except:

(a)	to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA;

(b)	where no consideration is given for the transfer; or

(c)	by operation of law.

LISTING AND GENERAL INFORMATION
      Application has been made for permission to admit the notes to trading on the Luxembourg Stock Exchange’s regulated market and to list the notes on the Official List of the Luxembourg Stock Exchange. In connection with the listing application, the Articles of Association of Eksportfinans and a legal notice relating to the issuance of the notes have been deposited before listing with the Registre du Commerce et des Sociétés à Luxembourg, where copies of the documents may be obtained upon request. So long as any notes listed on the Luxembourg Stock Exchange are outstanding, copies of the above documents, together with this prospectus supplement, the accompanying prospectus, any relevant product supplement, the indenture, any other material agreement relating to the issuance and distribution of the notes, our current annual report (including audited financial statements) and quarterly or other periodic reports incorporated by reference in the accompanying prospectus, as well as all future annual reports (including audited financial statements), quarterly or other periodic reports incorporated by reference in the accompanying prospectus, will be made available free of charge at the main office of Kredietbank S.A. Luxembourgeoise in Luxembourg. As the parent company, Eksportfinans conducts its operations directly and through its only subsidiary, Kommunekreditt. We do not publish any non-consolidated financial statements. Kredietbank S.A. Luxembourgeoise will act as intermediary in Luxembourg between us and the holders of the notes so long as the notes remain in global form. As long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a listing agent in Luxembourg. The initial listing agent in Luxembourg is Kredietbank S.A. Luxembourgeoise.
      The documents incorporated by reference in the accompanying prospectus, copies of the annual reports, other periodic reports, this prospectus supplement and accompanying prospectus and all relevant pricing supplements and product supplements will be available free of charge at the main office of Kredietbank S.A. Luxembourgeoise in Luxembourg.
      Other than as disclosed or contemplated in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference in these documents, there has been no material adverse change in our financial position since December 31, 2005, the date of our last audited financial statements.
      Other than as disclosed or contemplated in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference in these documents, neither we nor any of our subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes.
      Resolutions relating to the issue and sale of the notes were adopted by our board of directors on February 16, 2006.
      If specified in the applicable pricing supplement or product supplement, notes may, when issued, be accepted for clearance through DTC, Clearstream, Luxembourg, Euroclear or such other clearing systems as are specified in the applicable pricing supplement or product supplement and, in the case of notes listed on the Luxembourg Stock Exchange, acceptable to the Luxembourg Stock Exchange.
      We have given an undertaking in connection with the listing of any notes on the Luxembourg Stock Exchange to the effect that, so long as any such notes remain outstanding and listed on such exchange, in the event of any material adverse change in our business or financial position that is not reflected in this prospectus supplement and the accompanying prospectus as then amended or supplemented (including the documents incorporated by reference), we will prepare an amendment or supplement to this prospectus supplement or publish a new document for use with any subsequent offering and listing of any notes by us.
      The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement or the accompanying prospectus.

GLOSSARY
      Set forth below are definitions of some of the terms used in this prospectus supplement and not defined in the attached prospectus.
      Bond equivalent yield means a yield calculated in accordance with the following formula and expressed as a percentage:

D × N
Bond equivalent yield	=		×	100
360 – (D × M)
where “D” refers to the applicable annual rate for Treasury bills, quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.
      Business Day means for any note, a day which meets the following applicable requirements:

(i)	with respect to any note, any day that is not a Saturday or Sunday and that, in the place designated for payment of the applicable note, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close; and

(ii)	if the note is a LIBOR note, a day that is also a London Business Day; and

(iii)	if the note is a EURIBOR note, a day that is also a Euro Business Day; and

(iv)	if the note is denominated in euro or is a LIBOR note for which the Index Currency is the euro, a day that is also a Euro Business Day; and

(v)	if the note is denominated in a specified currency other than euro, any day that is also not a day on which banking institutions are authorized or required by law to close in the Financial Center of the country issuing the specified currency.
      Calculation Date means, with respect to any Interest Determination Date, the date on or before which the calculation agent is to calculate an interest rate for a floating rate note. Unless otherwise specified in the note and the applicable pricing supplement or product supplement, the Calculation Date pertaining to an Interest Determination Date for a floating rate note will be the first to occur of:

(i)	the tenth calendar day after that Interest Determination Date or, if that day is not a Business Day, the next succeeding Business Day; or

(ii)	the Business Day preceding the applicable interest payment date or date of maturity, if any, redemption or repayment, of that note, as the case may be.
      Designated CMT telerate page means the display on the Moneyline Telerate, Inc., or any successor service, on the page specified in the applicable pricing supplement or product supplement, or any other page that replaces that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified, page 7052 (or any page that may replace that page) for the most recent week.
      Designated LIBOR page means (i) if “LIBOR Reuters” is designated in the applicable pricing supplement or product supplement, the display designated as page “LIBO” on the Reuters Monitor Money Rates Service, or a successor nominated as the information vendor, for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (ii) if “LIBOR Telerate” is designated in the applicable pricing supplement or product supplement, Telerate Page 3750 (or any page that may replace that page).
      Euro business day means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.
      Euro-zone means the region comprised of member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

      Financial Center means the capital city of the country issuing the specified currency, except that with respect to the following currencies the Financial Center shall be the city listed next to each currency:

Currency	Financial Center

U.S. dollar	The City of New York
Australian dollar	Sydney
Canadian dollar	Toronto
South African rand	Johannesburg
Swiss Franc	Zurich
      H.15(519) means the weekly statistical publication entitled “Statistical Release H.15(519), Selected Interest Rates”, or any successor publication, published by the Board of Governors of the Federal Reserve System and available through the World Wide Web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/current, or any successor site or publication.
      H.15 daily update means the daily update of H.15 (519), available through the World Wide Web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.
      Index Currency means the currency, including composite currencies, specified in the applicable pricing supplement or product supplement as the currency for which LIBOR shall be calculated. If no currency is specified, the Index Currency will be U.S. dollars.
      Index Maturity means the period of time designated as the representative maturity, if any, of the certificates of deposit, the commercial paper, the Index Currency, the Treasury bills or other instrument or obligation, respectively, by reference to transactions in which the CD Rate, the Commercial Paper Rate, LIBOR, EURIBOR, the Treasury Rate and the CMT Rate, respectively, are to be calculated, as set forth in the applicable pricing supplement or product supplement.
      Interest Determination Date means the date as of which the interest rate for a floating rate note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date.
      Unless otherwise specified in the applicable pricing supplement or product supplement:

(i)	the Interest Determination Date pertaining to an Interest Reset Date for a CD Rate note, Commercial Paper Rate note, Federal Funds Rate note, Prime Rate note or CMT Rate note will be the second Business Day preceding that Interest Reset Date;

(ii)	the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR note will be the second London Business Day preceding that Interest Reset Date;

(iii)	the Interest Determination Date pertaining to an Interest Reset Date for a EURIBOR note will be the second Euro Business Day preceding that Interest Reset Date; and

(iv)	the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate note will be the day of the week during which that Interest Reset Date falls on which Treasury bills of the Index Maturity designated in the applicable pricing supplement or product supplement are auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday or may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the following week.

      Interest reset date means the date on which a floating rate note will begin to bear interest at the interest rate determined as of the related Interest Determination Date. Unless otherwise specified in the applicable note and pricing supplement or product supplement, the Interest Reset Dates will be:

(i)	in the case of floating rate notes that reset daily, each Business Day;

(ii)	in the case of floating rate notes, other than Treasury Rate notes, that reset weekly, Wednesday of each week;

(iii)	in the case of Treasury Rate notes that reset weekly, Tuesday of each week;

(iv)	in the case of floating rate notes that reset monthly, the third Wednesday of each month;

(v)	in the case of floating rate notes that reset quarterly, as specified in the applicable pricing supplement or product supplement;

(vi)	in the case of floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year specified in the applicable pricing supplement or product supplement; and

(vii)	in the case of floating rate notes that reset annually, the third Wednesday of one month of each year specified in the applicable pricing supplement or product supplement.
      If an interest reset date for any floating rate note would otherwise be a day that is not a Business Day, that Interest reset date will be postponed to the next Business Day. However, in the case of a LIBOR note or a EURIBOR note if that Business Day is in the following calendar month, that Interest reset date will be the preceding Business Day. If a treasury bill auction, as described in the definition of interest determination date, will be held on any day that would otherwise be an interest reset date for a treasury rate note, then that Interest reset date will instead be the Business Day immediately following that auction date.
      London Business Day means any day on which dealings in deposits in the index currency are transacted in the London interbank market.
      Money market yield means a yield calculated in accordance with the following formula and expressed as a percentage:

D × 360
Money market yield	=		×	100
360 – (D × M)
where “D” refers to the annual rate for commercial paper, quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the applicable interest reset period for which interest is being calculated.
      Reuters screen USPRIME1 page means the display on the Reuters Monitor Money Rates Service on the page designated as “USPRIME1”, or any other page that replaces that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.
      Telerate page 56, telerate page 57, telerate page 120, telerate page 248 and telerate page 3750 mean the displays designated on Moneyline Telerate, Inc. as Page 56, Page 57, Page 120, Page 248 or Page 3750, or any page that replaces either Page 56, Page 57, Page 120, Page 248 or Page 3750 on that service, or another service that is nominated as the information vendor, for the purpose of displaying the applicable Treasury bill, federal funds LIBOR or EURIBOR rates.

ANNEX A: FORM OF PRICING SUPPLEMENT

PRICING SUPPLEMENT NO. ● dated ●	Pursuant to Rule 424(b)(●)
to Prospectus Supplement and Prospectus dated February 5, 2007	Registration No. 333-[ ● ]
relating to the Eksportfinans ASA U.S. Medium-Term Note Program
[Title of Notes]
      This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of notes. Prospective investors should read this pricing supplement together with any applicable product supplement, the prospectus supplement and the prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of notes. This pricing supplement amends and supersedes any applicable product supplement, the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in any applicable product supplement, the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA
Issuer rating:	●
Specified currency:	●
Principal amount:	●
CUSIP No.:	●
Common code:	●
ISIN:	●

	Price to	Discounts and	Proceeds to us (before
	Public	Commissions	expenses)

Per note:	[100]%	● %	● %
Total:	$ ●	$ ●	$ ● - ●

Agents:	[List agents and their addresses]
Agent acting in the capacity as indicated below:	[ ] Agent [ ] principal
Trade date:	●
Original issue date:	●
Stated maturity date:	●
Index linked note:	[ ] Yes [ ] No [If yes, index:]
Asset linked note:	[ ] Yes [ ] No [If yes, asset:] [If yes, determination agent:]
Amortizing note:	[ ] Yes [ ] No
[Insert schedule, if applicable]
Zero coupon:	[ ] Yes [ ] No
Exchangeable:	[ ] Yes [ ] No [If yes, insert applicable details] [ ] optional [ ] mandatory
Fixed rate note:	[ ] Yes [ ] No If so, interest rate per annum: ● %

Floating rate note:	[ ] Yes [ ] No
[ ] commercial paper rate
[ ] LIBOR
[ ] EURIBOR
[ ] Prime rate
[ ] Treasury rate: constant maturity [ ] Yes [ ] No
[ ] CD rate
[ ] CMT rate
[ ] CMS rate
[ ] Federal funds rate
[ ] Other:
Spread (+/-):
Spread multiplier:
Maximum interest rate limitation, if any:
Minimum interest rate limitation if any:
Index maturity:
Interest reset dates:
Interest determination dates:
Calculation agent:
Calculation date:
[Include any additional LIBOR or EURIBOR terms:	[Define]]
Interest payment dates:	●
Interest accrual:	[Define]
Original issue discount:	[ ] Yes [ ] No
Issue price:
Total amount of OID:
Yield to maturity:
Initial accrual period OID:
Interest computation:	[Define]
Day count convention:	[ ] Actual/360 [ ] Actual/ actual [ ] 30/360
Accrue to pay:	[ ] Yes [ ] No
Tax redemption:	[ ] Yes [ ] No
Extension of maturity:	[If applicable]
Optional redemption:	[If applicable]
Optional repayment date(s):
Optional repayment price(s):
Additional amounts payable:	[ ] Yes [ ] No
Authorized denomination (if other than $1,000.00 and integral multiples thereof):	[If applicable]
Renewable note:	[ ] Yes [ ] No
Form of notes:	[ ] Book-Entry [ ] Certificated

[RISK FACTORS
      This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them. In addition, we urge you to consult with your investment, legal accounting, tax and other advisors with respect to any investment in the notes.]1
      [Additional disclosure to be added, as necessary].
[TAXATION
      The following summary is a general description of certain United States [and Norwegian] tax considerations relating to the ownership and disposition of notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of notes should consult their tax advisers as to the consequences of acquiring, holding and disposing of notes under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.]2
      [Additional disclosure to be added, as necessary].
      Capitalized terms used herein without definition have the meanings ascribed to them in the prospectus supplement and the accompanying prospectus.
[SUPPLEMENTAL PLAN OF DISTRIBUTION
      The notes are being purchased by [       ●       ] (the agent) as principal, pursuant to a terms agreement dated as of [       ●       ] between the agent and us. [The agent has agreed to pay our out-of-pocket expenses in connection with the issuance of the notes].
      From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, the agent (or its affiliate) is our swap counterparty for a hedge of our obligation under the notes.]
[RESPONSIBILITY
      This pricing supplement, the prospectus supplement and the prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this pricing supplement, any applicable product supplement, the prospectus supplement or the prospectus. We accept full responsibility for the accuracy of the information contained in this pricing supplement, any applicable product supplement, the prospectus supplement and the prospectus and, having made all reasonable inquiries, confirm that to the best of our knowledge and belief there are no other facts the omission of which would make any statement contained in this pricing supplement, any applicable product supplement, the prospectus supplement or the prospectus misleading.
      The issuer confirms that all information in this pricing supplement provided by a third party has been accurately reproduced and that, so far as is aware and able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.]3

1 To be added, if applicable.
2 To be added, if applicable.
3 To be added if the series of notes will be listed on the Luxembourg Stock Exchange.

PROSPECTUS
EKSPORTFINANS ASA
(a Norwegian company)
Debt Securities
        We may offer senior or subordinated debt securities for sale through this prospectus. We may offer these securities from time to time in one or more offerings.
      We will provide the specific terms of the securities that we may offer in supplements to this prospectus. You should read this prospectus, any prospectus supplement, any applicable product supplement and any pricing supplement carefully before you invest. You should also consider carefully the documents incorporated by reference in this prospectus and in any prospectus supplement, any applicable product supplement or any pricing supplement and in the registration statement to which they relate, before you invest.
      Investing in our securities involves risks. Carefully consider the “Risk Factors” beginning on page 6 of our Form 20-F/A for the year ended December 31, 2005 filed with the SEC on August 29, 2006, as well as the risk factors included in the applicable prospectus supplement and any applicable product supplement or pricing supplement.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 5, 2007.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the SEC) utilizing the “shelf” registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings.
      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement or a product supplement and terms supplement that will contain specific information about the terms of the securities. The prospectus supplement and, if applicable, the pricing supplement or a product supplement and terms supplement may add to or update or change information about us contained in this prospectus, but it will not change the nature of or the terms of the securities that may be offered by us. You should read this prospectus, any prospectus supplement, any applicable product supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.
FORWARD-LOOKING STATEMENTS
      Except for historical statements and discussions, statements contained in this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. Other documents of Eksportfinans ASA filed with or furnished to the SEC, including those incorporated by reference in this prospectus, may also include forward-looking statements, and other written or oral forward-looking statements have been made and may in the future be made from time to time by us or on our behalf.
      Forward-looking statements include, without limitation, statements concerning our financial position and business strategy, our future results of operations, the impact of regulatory initiatives on our operations, our share of new and existing markets, general industry and macro-economic growth rates and our performance relative to these growth rates. Forward-looking statements generally can be identified by the use of terms such as “ambition”, “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “plan”, “seek”, “continue” or similar terms.
      By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate, management’s beliefs and assumptions made by management about future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside of our control, that may cause actual results to differ materially from any future results expressed or implied from the forward-looking statements.
      Actual results, performance or events may differ materially from those in such statements due to, without limitation:

•	changes in the competitive conditions, regulatory environment or political, social or economic conditions in the markets in which we operate,

•	market, foreign exchange rate and interest rate fluctuations,

•	the ability of counterparties to meet their obligations to us,

•	the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations,

•	operational factors such as systems failure, human error, or the failure to properly implement procedures,

•	the effects of changes in laws, regulations or accounting policies or practices, and

•	various other factors beyond our control.
      The foregoing list of important factors is not exhaustive. Additional information regarding the factors and events that could cause differences between forward-looking statements and actual results is contained in our

SEC filings. For further discussion of these and other factors, see “Risk Factors” in our most recent Annual Report on Form 20-F/A filed with the SEC on August 29, 2006.
      As a result of these and other factors, no assurance can be given as to our future results and achievements. You are cautioned not to put undue reliance on these forward-looking statements, which are neither predictions nor guarantees of future events or circumstances. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.
      All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are similarly qualified.
EKSPORTFINANS ASA
      Eksportfinans is the only specialized export lending institution in Norway, and we provide financing for a broad range of exports and for the internationalization of Norwegian industry, including the purchase of foreign assets and other export-related activities. To a lesser extent, we also provide financing for the purchase of Norwegian-produced capital goods and related services within Norway. We provide both commercial loans as well as government-supported financing. For the latter, fixed-interest loans are available according to the OECD Arrangement on Guidelines for Officially Supported Credits agreed to by most of the member countries of the Organization for Economic Cooperation and Development. At the request of the Norwegian Government, we may also from time to time provide other types of financing.
      Our principal assets are our loans and investments, which are financed by our equity capital and by borrowings principally in the international capital markets. Our principal source of income is the excess of our interest revenue on our assets over the interest expense on our borrowings.
      Our articles of association require that all of our loans be supported by, or extended against, guarantees issued by, or claims on,

•	Norway or other countries, including local, regional and foreign authorities and government institutions, with high creditworthiness,

•	Norwegian or foreign banks or insurance companies, or

•	internationally creditworthy Norwegian or foreign companies, as well as certain types of collateral.
      To date we have collected all loans falling due, either from the original obligor or by exercise of guarantees, and therefore have experienced no loan losses.
      Our wholly owned subsidiary, Kommunekreditt, makes loans without any form of credit enhancement to Norwegian municipalities, counties and to companies that are the joint undertaking of two or more municipalities (so called joint-municipal companies) and to private independent companies against guarantees from municipalities, counties or the Norwegian Government. Kommunekreditt provides loans with fixed rates of interest from one month to 10 years or at a floating rate of interest both for refinancing existing loans and for new investments.
      Eksportfinans was incorporated on May 2, 1962 as a limited liability company under the laws of Norway. Our principal executive offices are located at Dronning Mauds gate 15, N-0250 Oslo, Norway, and our telephone number is +47 22-01-22-01.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
      We file annual reports with and furnish other information to the SEC. You may read and copy any document filed with or furnished to the SEC by us at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Our SEC filings are also available to the public through the SEC’s web site at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations. Copies of our SEC filings, including annual and quarterly reports, will also be available free of charge at the main offices of Dexia Banque Internationale à Luxembourg S.A. and Kredietbank S.A. Luxembourgeoise in Luxembourg.
      As allowed by the SEC, this prospectus does not contain all the information you can find in our registration statement or the exhibits to the registration statement. The SEC allows us to “incorporate by reference” information into this prospectus, which means that:

•	documents incorporated by reference are considered part of this prospectus,

•	we may disclose important information to you by referring you to those documents, and

•	information that we file with or furnish to the SEC after the date of this prospectus that is incorporated by reference in this prospectus automatically updates and supersedes information in this prospectus.
      Unless otherwise noted, all documents incorporated by reference have the SEC file number 1-8427. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2005 filed on August 29, 2006,

•	our Reports on 6-K furnished to the SEC May 5, 2006 (two on May 5), August 14, 2006, August 15, 2006, August 25, 2006, September 28, 2006, October 2, 2006, November 1, 2006, November 2, 2006, November 13, 2006, November 27, 2006, December 5, 2006 and January 11, 2007,

•	our Report on Form 6-K/A furnished to the SEC August 29, 2006, and

•	each of the following documents that we file with or furnish to the SEC after the date of this prospectus from now until we terminate the offering of securities under this prospectus:

—	reports filed under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, and

—	reports furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus.
      The documents incorporated by reference in this prospectus contain important information about us and our financial condition. You may obtain copies of these documents in the manner described above. You may also upon written or oral instructions request a copy of these filings, excluding exhibits, at no cost by contacting us at:
          Eksportfinans ASA
          Treasury Department
          Dronning Mauds gate 15
          N-0250 Oslo
          Norway
          Tel: +47 22 01 22 01
          Fax: +47 22 01 22 06
          E-mail: funding@eksportfinans.no
FINANCIAL AND EXCHANGE RATE INFORMATION
      Except as otherwise noted, we present financial statement amounts in this prospectus and in the documents incorporated by reference in accordance with generally accepted accounting principles in Norway (Norwegian GAAP), which differ in significant respects from generally accepted accounting principles in the United States (U.S. GAAP). For a discussion of the principal differences between Norwegian GAAP and U.S. GAAP relevant to Eksportfinans, see Note 34 to our audited consolidated financial statements included in our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2005 filed with the SEC on August 29, 2006, which is incorporated by reference in this prospectus.
      We have derived the financial data in this prospectus for the fiscal year ended December 31, 2005, from our audited financial statements. We have derived all financial data in this prospectus presenting interim figures from unaudited financial statements.

      As used in this prospectus, “dollar” or “$” refer to the U.S. dollar and “kroner” or “NOK” refer to the Norwegian krone.
ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS
      We are a Norwegian company, a majority of our directors and management and certain of the experts named in this prospectus are residents of Norway, and a substantial portion of their respective assets are located in Norway. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon us or such persons with respect to matters arising under U.S. Federal securities laws or to enforce against them judgments of courts of the United States predicated upon civil liability under the U.S. Federal securities laws. We have been advised by Jens Olav Feiring, Esq., our Executive Vice President and General Counsel, that there is doubt as to the enforceability in actions in Norway, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the civil liability provisions of the U.S. Federal securities laws. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Norway. We have consented to service of process in New York City for claims based upon the indenture and the debt securities described under “Description of debt securities”.

CAPITALIZATION AND INDEBTEDNESS
      The following table presents our consolidated capitalization in accordance with Norwegian GAAP as of December 31, 2006. It is important that you read this table together with, and it is qualified by reference to, our audited consolidated financial statements set forth in our Annual Report on Form 20-F/A filed with the SEC on August 29, 2006.

	As of
	December 31, 2006
	Actual
	NOK	U.S.$

	(in millions)
	(unaudited)
Short-term debt (commercial paper debt and current portion of bond debt)*	69,058.6	11,040.4
Long-term debt (excluding current portions)
Bonds	88,288.4	14,114.6
Subordinated debt	1,255.5	200.7

Total long-term debt*	89,543.9	14,315.3

Capital contribution	609.9	97.5
Shareholders’ equity
Share capital (nominal value NOK 10,500 per share shares authorized and outstanding 151,765)	1,593.5	254.8
Other equity	845.4	135.2
Share premium reserve	162.5	26.0
Net income for the period	0.0	0.0

Total shareholders’ equity	2,601.4	415.9

Total capitalization	161,813.8	25,869.1

*All our debt is unsecured and unguaranteed.
     For the convenience of the reader, U.S. dollar amounts above have been translated from Norwegian krone at the rate of NOK 6.2551 = U.S.$1.00, the noon buying rate of the Central Bank of Norway on December 31, 2006.
USE OF PROCEEDS
      Unless otherwise set forth in the related prospectus supplement or, if applicable, the pricing supplement, we intend to use the proceeds from the sale of securities offered through this prospectus for general corporate purposes, which include financing our operations and debt repayment and refinancing. The details of any debt repayment will be described in the applicable prospectus supplement or pricing supplement.

DESCRIPTION OF DEBT SECURITIES
      The following is a summary of the general terms of the debt securities. Each time that we issue debt securities pursuant to this prospectus we will file with the SEC a prospectus supplement and, if applicable, a pricing supplement or a product supplement that you should read carefully. The prospectus supplement or, if applicable, the pricing supplement or product supplement, will contain the specific terms applicable to those debt securities. The terms presented here, together with the terms contained in the prospectus supplement and, if applicable, the pricing supplement or product supplement will be a description of the material terms of the debt securities. You should also read the indenture under which we will issue the debt securities, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.
General
      The debt securities will be issued under an indenture with The Bank of New York, 101 Barclay Street, Floor 21W, New York, New York, 10286, as trustee. The total principal amount of debt securities that can be issued under the indenture is unlimited. The indenture does not limit the amount of other debt, secured or unsecured, that we may issue. We may issue the debt securities in one or more series.
      The prospectus supplement and, if applicable, the pricing supplement or product supplement relating to any series of debt securities being offered, will include specific terms relating to the offering. These terms will include some or all of the following:

•	the price of the debt securities offered,

•	the title of the debt securities,

•	the total principal amount of the debt securities,

•	the date or dates, if any, on which the principal of and any premium on the debt securities will be payable,

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments,

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the ranking of such debt securities in relation to other senior or subordinated debt securities,

•	the places at which payments of principal and interest are payable,

•	the terms of any optional or mandatory redemption, including the price for the redemption,

•	any sinking fund provisions,

•	the terms of any payments on the debt securities that will be payable in foreign currency or currency units or another form,

•	the terms of any payments that will be payable by reference to any index or formula,

•	any changes or additions to the events of default or covenants described in this prospectus,

•	whether debt securities will be issued as discount securities and the amount of any discount,

•	whether the debt securities will be represented by one or more global securities,

•	any terms for the exchange of the debt securities for securities of any other entity, and

•	any other terms of the debt securities.
      We have the ability under the indenture to “re-open” a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. Unless otherwise indicated in the related prospectus supplement or, if applicable, the pricing supplement or product supplement, the debt securities will not be listed on any securities exchange.
      The senior debt securities will be unsecured, unsubordinated indebtedness and will rank equally with all other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured indebtedness and will be subordinated in right of payment to existing and future debt as set forth in the related prospectus supplement or, if applicable, the relevant pricing supplement or product supplement. See “Subordination” below.
      Some of the debt securities may be sold at a substantial discount below their stated principal amount. These debt securities will either bear no interest or will bear interest at a rate which at the time of issuance is below market rates. U.S. Federal income tax consequences and other special considerations applicable to discounted debt securities are discussed below under “Taxation in the United States” and may be discussed further in the prospectus supplement or, if applicable, the pricing supplement or product supplement relating to these debt securities.
Governing law
      The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York, except that matters relating to the authorization and execution by us of the indenture and the debt securities issued under the indenture, will be governed by the laws of Norway. There are no limitations under the laws of Norway or our Articles of Association on the right of non-residents of Norway to hold the debt securities issued.
Form, exchange and transfer
      Unless otherwise specified in the related prospectus supplement or, if applicable, the related pricing supplement or product supplement, the debt securities of each series will be issuable in fully registered form, without coupons, in denominations of $1,000.00 and integral multiples thereof.
      Unless otherwise specified in the related prospectus supplement, or, if applicable, the related pricing supplement or product supplement, any payments of principal, interest and premium on registered debt securities will be payable and, subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be transferred or exchanged at any office or agency we maintain for such purpose, without the payment of any service charge except for any applicable tax or governmental charge.
Global securities
      The debt securities of a series may be issued in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement or, if applicable, the related pricing supplement or product supplement. Unless a global certificate is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole and only to the depositary or to a nominee of the depositary or to a successor depositary or its nominee.
      Unless otherwise indicated in any prospectus supplement, or, if applicable, the related pricing supplement or product supplement, The Depositary Trust Company (DTC) will act as depositary. Beneficial interests in global certificates will be shown on records maintained by DTC and its participants and transfers of global certificates will be effected only through these records.
      The following paragraphs are based on information provided to us by DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the clearance and recording of the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participant’s accounts. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations such as securities brokers and dealers, banks and trust companies that work through a participant, either directly or indirectly use DTC’s book-entry system. The rules that apply to DTC and its participants are on file with the SEC.
      Pursuant to DTC’s procedures, upon the sale of debt securities represented by a global certificate to underwriters, DTC will credit the accounts of the participants designated by the underwriters with the principal amount of the debt securities purchased by the underwriters. Ownership of beneficial interests in a global certificate will be shown on DTC’s records (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain persons take physical delivery in definitive form of the securities that they own. Consequently, the ability to transfer beneficial interests in a global certificate may be limited.
      We will wire principal and interest payments with respect to global certificates to DTC’s nominee. We and the trustee under the indenture will treat DTC’s nominee as the owner of the global certificates for all purposes. Accordingly, we, the trustee and the paying agent will have no direct responsibility or liability to pay amounts due on the global certificates to owners of beneficial interests in the global certificates.
      It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants’ accounts on the payment date according to their beneficial interests in the global certificates as shown on DTC’s records. Payments by participants to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices between the participants and the owners of beneficial interests in the global certificates, as is the case with securities held for the account of customers registered in “street name”. However, payments will be the responsibility of the participants and not of DTC, the trustee or us.
      Debt securities of any series represented by a global certificate will be exchangeable for debt securities in definitive form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary, or DTC is no longer eligible to act as depositary, and we do not appoint a successor depositary within 90 days, or

•	we determine not to have the debt securities of a series represented by global certificates and notify the trustee of our decision.
      So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global notes for all purposes under the indenture. Except as provided below, you, as the beneficial owner of interests in the global notes, will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the owner or holder of those debt securities under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.
      Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their debt securities because distributions will initially be made to DTC, and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in debt securities represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.
      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      We have been informed that, under DTC’s existing practices, if we request any action of holders of debt securities, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of debt securities is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Payments of additional amounts
      Unless the prospectus supplement or, if applicable, the pricing supplement or product supplement for a particular series of debt securities provides otherwise, we will make all payments on the debt securities of that series without withholding or deduction for any taxes or other governmental charges in effect on the date of issuance of the debt securities of that series or imposed in the future by or on behalf of Norway or any authority in Norway.
      In the event any Norwegian taxes or other charges are imposed on payments on any debt security of that series held by you, we will pay to you such additional amounts as may be necessary so that the net amounts receivable by you after any payment, withholding or deduction of tax or charge will equal the amounts of principal, any interest and any premium that would have been receivable on the debt security if there were no such payment, withholding or deduction; provided, however, that the amounts with respect to any Norwegian taxes will be payable only to holders that are not residents in Norway for purposes of its tax laws, and provided further, that we will not be required to make any payment of any additional amounts on account of:

•	your being a resident of Norway or having some connection with Norway (in the case of Norwegian taxes) other than the mere holding of the debt security or the receipt of principal, any interest, or any premium on the debt security,

•	your presentation of the debt security for payment more than 30 days after the later of (1) the due date for such payment or (2) the date we provide funds to make such payment to the trustee,

•	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge,

•	any tax, assessment or other governmental charge payable other than by withholding from payments on the debt security,

•	any tax, assessment or other governmental charge which would not have been imposed or withheld if the holder had declared his or her non-residence in Norway or made a similar claim for exemption so that, upon making the declaration or the claim, the holder would either have been able to avoid the tax, assessment or charge or to obtain a refund of the tax, assessment or charge,

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any debt security, if such payment can be made without such withholding by any other paying agent,

•	any withholding or deduction imposed on a payment that is required to be made pursuant to a European Union directive on the taxation of savings or related law or regulations, or

•	any combination of items above,

nor shall additional amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security to any holder who is a fiduciary, a partnership or a beneficial owner and who is other than the sole beneficial owner of the payment to the extent the fiduciary or a member of the partnership or a beneficial owner would not have been entitled to any additional amount had it been the holder of the debt security.
Tax redemption
      Unless the prospectus supplement or, if applicable, the pricing supplement or product supplement for a particular series of debt securities provides otherwise, we may redeem that series of debt securities before its maturity, in whole but not in part, if, at any time after the date of issuance of that series of securities, as a result of any:

•	amendment to, or change in, the laws of Norway or any political subdivision of Norway, or

•	change in the application or official interpretation of such laws or regulations, where the amendment or change becomes effective after the date of the issuance of the series of debt securities, we become, or will become, obligated to pay any additional amounts as provided above under “Payments of additional amounts” and cannot reasonably avoid such obligation.
      Before we may redeem debt securities of a particular series as provided above, we must deliver to the trustee at least 30 days, but not more than 60 days, prior to the date fixed for redemption:

•	a written notice stating that the debt securities of a particular series are to be redeemed, specifying the redemption date and other pertinent information, and

•	an opinion of independent legal counsel selected by us to the effect that, as a result of the circumstances described above, we have or will become obligated to pay any additional amounts.
      We will give you at least 30 days’, but not more than 60 days’, notice before any tax redemption of a series of securities. On the redemption date, we will pay you the principal amount of your debt security, plus any accrued interest (including any additional amounts) to the redemption date.
Exchange
      The terms, if any, upon which debt securities of any series are exchangeable for other securities will be set forth in the related prospectus supplement. These terms may include the exchange price, the exchange period, provisions as to whether exchange will be at the option of the holders of that series of debt securities or at our option, any events requiring an adjustment of the exchange price, provisions affecting exchange in the event of the redemption of such series of debt securities and other relevant provisions relating to those securities.
Events of default
      Unless otherwise specified in the applicable pricing supplement or product supplement, the following are defined as events of default with respect to securities of any series outstanding under the indenture:

•	failure to pay principal or premium, if any, on any debt security of that series when due, and continuance of such a default for a period of 15 days or any applicable longer grace period,

•	failure to pay any interest on any debt security of that series when due, and continuance of such a default for a period of 30 days or any applicable longer grace period,

•	failure to deposit any sinking fund payment, when due and continuance of such a default beyond any applicable grace period, on any debt security of that series,

•	failure to perform any of our other covenants or the breach of any of the warranties in the indenture after being given written notice and continuance of such a default for a period of 90 days or any applicable longer grace period,

•	certain events in bankruptcy, insolvency or reorganization, and

•	any other event of default provided with respect to debt securities of that series.
      If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may accelerate the maturity of the debt securities of that series (or, such portion of the principal amount of such debt securities as may be specified in a prospectus supplement) and declare all amounts of that series due and payable or deliverable immediately. If an acceleration occurs, subject to specified conditions, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may rescind and annul such acceleration, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been cured or waived. Because each series of debt securities will be independent of each other series, a default in respect of one series will not necessarily in itself result in a default or acceleration of the maturity of a different series of debt securities.
      Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee indemnity reasonably satisfactory to it. Subject to the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
      A holder of debt securities of any series will not have any right to institute any proceeding with respect to the indenture unless:

•	the holder previously gave written notice to the trustee of an event of default,

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and have offered reasonable indemnity to the trustee to institute such proceeding as trustee, and

•	the trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.
      The limitations described above do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, interest or premium on that debt security on or after the applicable due date specified in that debt security.
      The holders of a majority in principal amount of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series, or

•	in respect of an obligation of Eksportfinans that cannot be modified under the terms of the indenture without the consent of each holder of each series of debt securities affected.
      We will be required to furnish to the trustee annually a statement by our officers as to whether or not we are in default in the performance of any of the terms of the indenture.
Subordination
      The indebtedness evidenced by the subordinated debt securities will, to the extent provided pursuant to the indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our senior debt, as defined, including any senior debt securities and any subordinated debt securities that are defined as senior debt for purposes of a particular series of subordinated debt securities. The prospectus supplement or, if applicable, the pricing supplement or product supplement relating to any subordinated debt securities will summarize the subordination provisions of the indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings,

•	the applicability and effect of such provisions in the event of specified defaults with respect to senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities, and

•	the definition of senior debt applicable to the subordinated debt securities of that series including whether and to what extent the subordinated debt of that series shall be subordinated to other subordinated debt of their issuer.
      In the event and during the continuation of any default in the payment of any senior debt continuing beyond any applicable grace period specified in the instrument evidencing that senior debt (unless and until the default shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the exchange, if applicable, of the subordinated debt securities may be made pursuant to the subordinated debt securities.
      Upon payment or distribution of our assets to creditors upon dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings, the holders of our senior debt will be entitled to receive payment in full of all amounts due on the senior debt before any payment is made by us on account of principal, premium, if any, or interest, if any, on the subordinated debt securities.
      By reason of this subordination, in the event of our insolvency, holders of subordinated debt securities may recover less, ratably, and holders of senior debt may recover more, ratably, than our other creditors. The indenture does not limit the amount of senior debt that we may issue.
Defeasance
      Unless otherwise indicated in the related prospectus supplement or, if applicable, the pricing supplement or product supplement, we may elect, at our option at any time, to have the provisions of the indenture relating (a) to defeasance and discharge of indebtedness or (b) to defeasance of certain restrictive covenants apply to the debt securities of any series, or to any specified part of a series.
      In order to exercise either option, we must irrevocably deposit, in trust for the benefit of the holders of those debt securities, money or U.S. government securities, or both, that, through the payment of principal and interest in accordance with their terms, will provide amounts sufficient to pay the principal of and any premium and interest on those debt securities on the respective stated maturities in accordance with the terms of the indenture and those debt securities. Any additional conditions to exercising these options with respect to a series of debt securities will be described in a related prospectus supplement.
      If we meet all the conditions to clause (a) above and elect to do so, we will be discharged from all our obligations with respect to the applicable debt securities and, if those debt securities are subordinated debt securities, the provisions relating to subordination will cease to be effective (other than obligations to register transfer of debt securities, to replace lost, stolen or mutilated certificates and to maintain paying agencies). We shall be deemed to have paid and discharged the entire indebtedness represented by the applicable debt securities and to have satisfied all of our obligations under the debt securities and the indenture relating to those debt securities.
      If we meet all the conditions to clause (b) above and elect to do so, we may omit to comply with and shall have no liability in respect of certain restrictive covenants as described in the related prospectus supplement and, if those debt securities are subordinated debt securities, the provisions of the indenture relating to subordination will cease to be effective, in each case with respect to those debt securities.

Modification of the indenture
      Under the indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders holding not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications or altering the provisions relating to the waiver of any past default, will be effective against any holder without its consent. We and the trustee may also amend the indenture or any supplement to the indenture without the consent of the holders of any debt securities to evidence the succession or addition of another corporation to Eksportfinans, to evidence the replacement of the trustee with respect to one or more series of debt securities and for certain other purposes.
Consolidation, merger or disposition of assets
      We may not consolidate with or merge into, or sell or lease substantially all of our assets to any person unless:

•	the successor person expressly assumes our obligations on the debt securities and under the indenture,

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and

•	any other conditions specified in the related prospectus supplement or, if applicable, the pricing supplement or product supplement are met.
Concerning the trustee
      We and certain of our affiliates and subsidiaries may maintain deposit account and lines of credit and have other customary banking relationship with the trustee and its affiliates in the ordinary course of our and their respective businesses.
      Pursuant to the Trust Indenture Act, should a default occur with respect to the debt securities constituting our senior debt securities or subordinated debt securities, the trustee would be required to resign as trustee with respect to the debt securities constituting either the senior debt securities or the subordinated debt securities under the indenture within 90 days of the default unless the default were cured, duly waived or otherwise eliminated or unless only senior debt securities or subordinated debt securities are outstanding under the indenture at the time of the default.
TAXATION IN NORWAY
      This discussion is the opinion of Wiersholm, Mellbye & Bech, advokatfirma AS insofar as it relates to matters of Norwegian tax law and describes certain material Norwegian tax consequences to beneficial holders of debt securities.
      This section does not address all Norwegian income tax matters that may be relevant to a particular prospective holder. This section is based on Norwegian law, regulations and judicial and administrative interpretations, in each case as in effect and available on the date of this prospectus. All of the foregoing are subject to changer, which change could apply retroactively and could affect the consequences described below. Each investor should consult its own tax advisor with respect to possible Norwegian tax consequences of acquiring, owning or disposing of the debt securities in their particular circumstances.
      Unless the prospectus supplement or, if applicable, the pricing supplement or product supplement for a particular series of debt securities so provides, we will make all payments on the debt securities of that series without withholding or deduction for any taxes or other governmental charges in effect on the date of issuance of the debt securities of that series or imposed in the future by or on behalf of Norway or any authority in Norway. See “Description of debt securities — Payments of additional amounts” and “— Tax redemption”, above.
      Interest paid on the debt securities to a non-Norwegian person not resident in Norway are not subject to income tax or withholding tax in Norway.

      Gains derived from the sale of Eksportfinans’s debt securities by a non-Norwegian person not resident in Norway are not subject to Norwegian income taxes.
      A non-Norwegian person not resident in Norway who holds Eksportfinans’s debt securities is not subject to Norwegian inheritance, gift or wealth tax unless such person operates a business through a permanent establishment in Norway and payments on such securities are attributable to such business. Norwegian inheritance and gift tax may, however, under certain circumstances be imposed on holders who are non-resident Norwegian citizens. Under the United States-Norway estate and inheritance tax treaty, a United States citizen or domiciliary who becomes liable to pay Norwegian inheritance or gift taxes generally will be entitled to credit against his U.S. estate or gift tax liability the amount of such Norwegian taxes.
TAXATION IN THE UNITED STATES
      This discussion is the opinion of Allen & Overy LLP insofar as it relates to matters of U.S. Federal income tax law and describes certain material U.S. Federal income tax consequences to beneficial holders of debt securities. This section addresses only the U.S. Federal income tax considerations for holders that acquire the debt securities at their original issuance and hold the debt securities as capital assets. This section does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Each prospective investor should consult a professional tax advisor with respect to the tax consequences of an investment in the debt securities under their particular circumstances. This section does not address tax considerations applicable to a holder of a debt security that may be subject to special tax rules including, without limitation, the following:

•	financial institutions,

•	insurance companies,

•	dealers or traders in securities, currencies or notional principal contracts,

•	tax-exempt entities,

•	regulated investment companies,

•	real estate investment trusts,

•	S corporations,

•	persons that will hold the debt securities as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. Federal income tax purposes,

•	persons that own (or are deemed to own) 10% or more (by voting power) of our stock,

•	partnerships, pass-through entities or persons who hold the debt securities through partnerships or other pass-through entities, and

•	holders that have a “functional currency” other than the U.S. dollar.
      Further, this section does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of a debt security. This section also does not address the U.S. Federal estate and gift tax consequences to holders of debt securities.
      This discussion does not cover every type of debt security that may be issued under this prospectus. If we intend to issue a debt security of a type not described in this summary, or if there are otherwise special tax consequences with respect to the debt security that are not covered herein, additional tax information will be provided in the prospectus supplement and, if applicable, the pricing supplement or product supplement for the applicable debt security.
      This section is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury regulations and judicial and administrative interpretations, in each case as in effect and available on the date of this prospectus. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.
      Each prospective investor should consult its own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning or disposing of the debt securities in their particular circumstances.
      For the purposes of this section, a U.S. holder is a beneficial owner of debt securities that is, for U.S. Federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity that is treated as a corporation for U.S. Federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States (including the District of Columbia),

•	an estate, the income of which is subject to U.S. Federal income taxation regardless of its source, or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust.
      A non-U.S. holder is a beneficial owner of debt securities that is not a U.S. holder. If a partnership holds debt securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding debt securities should consult their tax advisor.
U.S. Federal income tax consequences to U.S. holders
Interest
      Interest paid on the debt securities, other than interest on a discount note that is not qualified stated interest (each as defined below under “Original issue discount”), will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, depending on the U.S. holder’s method of accounting for U.S. Federal income tax purposes.
      A U.S. holder utilizing the cash method of accounting for U.S. Federal income tax purposes that receives an interest payment denominated in a foreign currency will be required to include in income the U.S. dollar value of that interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.
      If interest on a debt security is payable in a foreign currency, an accrual basis U.S. holder is required to include in income the U.S. dollar value of the amount of interest income accrued on a debt security during the accrual period. An accrual basis U.S. holder may determine the amount of the interest income to be recognized in accordance with either of two methods. Under the first accrual method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year. Under the second accrual method, the U.S. holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. If the last day of the accrual period is within five business days of the date the interest payment is actually received, an electing accrual basis U.S. holder may instead translate that interest expense at the exchange rate in effect on the day of actual receipt. Any election to use the second accrual method will apply to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and will be irrevocable without the consent of the U.S. Internal Revenue Service (the IRS).
      A U.S. holder utilizing either of the foregoing two accrual methods may recognize ordinary income or loss with respect to accrued interest income on the date of receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a debt security). The amount of ordinary income or loss, if any, will equal the difference between the U.S. dollar value of the interest payment received (determined on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during that accrual period (as determined under the accrual method utilized by the U.S. holder).
      Foreign currency received as interest on the debt securities will have a tax basis equal to its U.S. dollar value at the time the interest payment is received. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.
      Interest on the debt securities received by a U.S. holder will be treated as foreign source income for the purposes of calculating that holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. U.S. holders should consult their own tax advisers regarding the availability of a foreign tax credit under their particular situation.
Original issue discount
      A debt security, other than a debt security with a term of one year or less (a short-term note), will be treated as issued at an original issue discount (OID, and a debt security issued with OID, a discount note) for U.S. Federal income tax purposes if the excess of the sum of all payments provided under the debt security, other than qualified stated interest payments, as defined below, over the issue price of the debt security is more than a de minimis amount, as defined below. Qualified stated interest is generally interest paid on a debt security that is unconditionally payable at least annually at a single fixed rate. The issue price of the debt securities will be the first price at which a substantial amount of the debt securities are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. Special rules for “variable rate debt securities” are described below under “Original issue discount — Variable rate debt securities”.
      In general, if the excess of the sum of all payments provided under the debt security other than qualified stated interest payments (the stated redemption price at maturity) over its issue price is less than 0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to its maturity, then such excess, if any, constitutes de minimis OID and the debt security is not a discount note. Unless the election described below under “Election to Treat All Interest as OID” is made, a U.S. holder of a debt security with de minimis OID must include such de minimis OID in income as stated principal payments on the debt security are made. The includable amount with respect to each such payment will equal the product of the total amount of the debt security’s de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the debt security.
      A U.S. holder will be required to include OID on a discount note in income for U.S. Federal income tax purposes as it accrues, calculated on a constant-yield method, before the actual receipt of cash attributable to that income, regardless of the U.S. holder’s method of accounting for U.S. Federal income tax purposes. Under this method, U.S. holders generally will be required to include in income increasingly greater amounts of OID over the life of the discount notes.
      OID for any accrual period on a discount note that is denominated in, or determined by reference to, a foreign currency will be determined in that foreign currency and then translated into U.S. dollars in the same manner as interest payments accrued by an accrual basis U.S. holder, as described under “Interest” above. Upon receipt of an amount attributable to OID in these circumstances, a U.S. holder may recognize ordinary income or loss.
      OID on a discount note will be treated as foreign source income for the purposes of calculating a U.S. holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. U.S. holders should consult their own tax advisers regarding the availability of a foreign tax credit under their particular situation.

Acquisition premium
      A U.S. holder that purchases a debt security for an amount less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price and that does not make the election described below under “Election to treat all interest as OID” will have acquisition premium. Investors should consult their own tax advisors regarding the U.S. Federal income tax implications of acquisition premium.
Market discount
      A debt security, other than a short-term note, will be treated as purchased at a market discount (a market discount note) if the debt security’s stated redemption price at maturity or, in the case of a discount note, the debt security’s “revised issue price”, exceeds the amount for which the U.S. holder purchased the debt security by at least 0.25% of the debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. If such excess is not sufficient to cause the debt security to be a market discount note, then such excess constitutes de minimis market discount and the debt security is not subject to the rules discussed in the following paragraphs. For these purposes, the revised issue price of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security.
      Any gain recognized on the maturity or disposition of a market discount note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on that debt security. Alternatively, a U.S. holder of a market discount note may elect to include market discount in income currently over the life of the debt security. Such an election shall apply to all debt instruments with market discount acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.
      Market discount on a market discount note will accrue on a straight-line basis unless the U.S. holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the debt security with respect to which it is made and may not be revoked. A U.S. holder of a market discount note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to that market discount note in an amount not exceeding the accrued market discount on that market discount note until the maturity or disposition of that market discount note.
Election to treat all interest as OID
      A U.S. holder may elect to include in gross income all interest that accrues on a debt security using the constant-yield method under the heading “Original issue discount”, with the modifications described below. For the purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.
      In applying the constant-yield method to a debt security with respect to which this election has been made, the issue price of the debt security will equal its cost to the electing U.S. holder, the issue date of the debt security will be the date of its acquisition by the electing U.S. holder, and no payments on the debt security will be treated as payments of qualified stated interest. This election will generally apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a debt security with amortizable bond premium, then the electing U.S. holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. holder as of the beginning of the taxable year in which the debt security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.
      If the election to apply the constant-yield method to all interest on a debt security is made with respect to a market discount note, the electing U.S. holder will be treated as having made the election discussed above under

“Original issue discount — Market discount” to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. holder.
Variable rate debt securities.
      A variable rate debt security is a debt security that:

•	has an issue price that does not exceed the total non-contingent principal payments by more than the lesser of (i) the product of (x) the total non-contingent principal payments, (y) the number of complete years to maturity from the issue date and (z) 0.015, or (ii) 15% of the total non-contingent principal payments; and

•	does not provide for stated interest other than stated interest compounded or paid at least annually at (i) one or more “qualified floating rates”, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single “objective rate” or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate”.
      A qualified floating rate or objective rate in effect at anytime during the term of the instrument must be set at a “current value” of that rate. A current value of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.
      A variable rate is a qualified floating rate if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a note provides for two or more qualified floating rates that (i) are within 0.25 percentage points of each other on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the note.
      An objective rate is a rate, other than a qualified floating rate, that is determined using a single fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the relevant issuer or a related party (such as dividends, profits or the value of the relevant issuer’s stock). A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the debt security’s term. An objective rate is a qualified inverse floating rate if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.
      If interest on a debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate.
      In general, if a variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the debt security is qualified stated interest and the amount of OID, if any, is determined under the rules applicable to fixed rate debt instruments by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the debt security.

      If a variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the debt security are generally determined by: (i) determining a fixed rate substitute for each variable rate provided under the variable rate debt security (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.
      If a variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the variable rate debt security is treated, for the purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the variable rate debt security as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.
Index debt securities, exchangeable debt securities and other debt securities subject to contingencies.
      Special U.S. Federal income tax rules apply with respect to index debt securities, exchangeable debt securities and debt securities which are subject to the rules governing contingent payment debt instruments and are not subject to the rules governing variable rate debt instruments. The timing and character of income, gain or loss reported on such debt security may differ substantially from the timing and character of income, gain or loss reported on a non-contingent payment debt instrument under general principles of current U.S. Federal income tax law. If any such securities are issued, information concerning the U.S. Federal income tax consequences of such securities will be provided in the applicable pricing supplement or product supplement.
Securities with perpetual maturity.
      Although the treatment of securities with a perpetual maturity is not entirely clear, securities with a perpetual maturity may not be characterized as debt for U.S. Federal income tax purposes. As a result, certain of the tax provisions discussed herein may not be applicable to securities with perpetual maturity. If any such securities are issued, information concerning the U.S. Federal income tax consequences of such securities will be provided in the applicable pricing supplement or product supplement. Prospective purchasers are advised to consult their tax advisors regarding the tax treatment of such securities for U.S. federal income tax purposes.
Debt securities subject to redemption
      Certain of the debt securities (1) may be redeemable at the option of the issuer prior to their maturity (a call option) and/or (2) may be repayable at the option of the holder prior to their stated maturity (a put option). Debt securities containing such features may be subject to rules that are different from the general rules discussed above and the tax consequences of an investment in such debt securities will depend, in part, on the particular terms and features of such debt securities. The prospectus supplement for the debt securities will contain additional discussion relating to the terms and features of such debt securities.
Short-term debt securities
      Short-term debt securities will be treated as having been issued with OID. In general, an individual or other cash method U.S. holder is not required to accrue such OID unless the U.S. holder elects to do so. If such an election is not made, any gain recognized by the U.S. holder on the sale, exchange or maturity of the short-term debt security will be ordinary income to the extent of the OID accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. holder for interest on borrowings allocable to the short-term debt security will be deferred until a corresponding amount of income is realized. U.S. holders who report income for U.S. Federal income tax purposes under the accrual method are required to accrue OID on a short-term debt security on a straight-line basis unless an election is made to accrue the OID under a constant yield method (based on daily compounding).
Debt securities purchased at a premium
      A U.S. holder that purchases a debt security for an amount in excess of its principal amount may elect to treat such excess as amortizable bond premium. If this election is made, the amount required to be included in the U.S. holder’s income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security’s yield to maturity) to such year. In the case of a debt security that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of foreign currency. At the time amortizable bond premium offsets interest income, a U.S. holder realizes exchange gain or loss (taxable as ordinary income or loss) equal to the difference between exchange rates at that time and at the time of the acquisition of the debt securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and is irrevocable without the consent of the IRS.
Sale, exchange or retirement of the debt securities
      A U.S. holder’s tax basis in a debt security will generally equal its “U.S. dollar cost”, increased by the amount of any OID or market discount included in the U.S. holder’s income with respect to the debt security and the amount, if any, of income attributable to de minimis OID and de minimis market discount included in the U.S. holder’s income with respect to the debt security (each as determined above), and reduced by the amount of any payments with respect to the debt security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on the debt security. The U.S. dollar cost of a debt security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on (1) the date of purchase or (2) in the case of a debt security traded on an established securities market (as defined in the applicable U.S. Treasury regulations), that is purchased by a cash basis U.S. holder (or an accrual basis U.S. holder that so elects), on the settlement date for the purchase. A U.S. holder will generally recognize gain or loss on the sale, exchange or retirement of a debt security equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the debt security. The amount realized on the sale, exchange or retirement of a debt security for an amount in foreign currency will be the U.S. dollar value of that amount on the date of disposition, or in the case of debt securities traded on an established securities market (as defined in the applicable U.S. Treasury regulations) that are sold by a cash basis U.S. holder or by an accrual basis U.S. holder that so elects, on the settlement date for the sale.
      Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a debt security that is attributable to changes in currency exchange rates will be ordinary income or loss and will consist of OID exchange gain or loss and principal exchange gain or loss. OID exchange gain or loss will equal the difference between the U.S. dollar value of the amount received on the sale, exchange or retirement of a debt security that is attributable to accrued but unpaid OID as determined by using the exchange rate on the date of the sale, exchange or retirement and the U.S. dollar value of accrued but unpaid OID as determined by the U.S. holder under the rules described above under “Original issue discount”. Principal exchange gain or loss will equal the difference between the U.S. dollar value of the U.S. holder’s purchase price of the debt security in foreign currency determined on the date of the sale, exchange or retirement, and the U.S. dollar value of the U.S. holder’s purchase price of the debt security in foreign currency determined on the date the U.S. holder acquired the debt security. The foregoing foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, exchange or retirement of the debt security, and will generally be treated as from sources within the United States for U.S. foreign tax credit limitation purposes.

      Any gain or loss recognized by a U.S. holder in excess of foreign currency gain recognized on the sale, exchange or retirement of a debt security would generally be U.S. source capital gain or loss (except to the extent such amounts are attributable to market discount, accrued but unpaid interest, or subject to the general rules governing contingent payment obligations). In the case of a U.S. holder that is an individual, estate or trust, the maximum marginal federal income tax rate applicable to such capital gain is currently lower than the maximum marginal federal income tax rate applicable to ordinary income if the debt securities are held for more than one year. The deductibility of capital losses is subject to limitations.
      A U.S. holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a debt security equal to the U.S. dollar value of the foreign currency at the time of the sale, exchange or retirement. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.
      U.S. Treasury Regulations (the Disclosure Regulations) meant to require the reporting of certain tax shelter transactions (Reportable Transactions) could be interpreted to cover transactions generally not regarded as tax shelters. Under the Disclosure Regulations it may be possible that certain transactions with respect to the debt securities may be characterized as Reportable Transactions requiring a holder to disclose that transaction, such as a sale, exchange, retirement or other taxable disposition of a debt security that results in a loss exceeding certain thresholds and meeting other specified conditions. Prospective investors in debt securities should consult with their own tax advisors to determine the tax return obligations, if any, with respect to an investment in the debt securities under their particular circumstances.
Special categories of debt securities
      Additional tax rules may apply to other categories of debt securities of Eksportfinans. The prospectus supplement and, if applicable, the pricing supplement or product supplement will describe the rules applicable to these debt securities. In addition, you should consult your tax advisor in these situations. These categories of debt securities include:

•	debt securities that are extendable at the option of the issuer or the holder,

•	debt securities that are issued in bearer form, and

•	debt securities that are callable by the issuer before their maturity, other than typical calls at a premium.
Information reporting and backup withholding
      In general, information reporting requirements may apply to certain payments of interest and OID on debt securities, and to certain payments of the proceeds of a sale, redemption or other disposition of Notes. A backup withholding tax may apply to such payments or proceeds if the beneficial owner fails to provide a correct taxpayer identification number or certification of exempt status or otherwise to comply with the applicable backup withholding requirements. Information reporting and backup withholding may be required on interest payments to a beneficial owner of a debt securities made within the United States or by a paying agent, custodian, nominee or agent of the beneficial owner that is a “U.S. Controlled Person” (as defined below) unless (1) the beneficial owner is a corporation or a financial institution or is otherwise eligible for an exemption from information reporting (and, if necessary, demonstrates its eligibility for the relevant exemption) or (2) the paying agent, custodian, nominee or agent (i) obtains a withholding certificate or other appropriate documentary evidence establishing that the beneficial owner is not a United States person, and (ii) does not have actual knowledge or reason to know that the information contained therein is false.
      Proceeds from the sale or redemption of debt securities through a broker in the United States may be subject to information reporting and backup withholding unless (1) the beneficial owner is a corporation or a financial institution or is otherwise eligible for an exemption from information reporting, or (2) such broker (i) obtains a withholding certificate or other appropriate documentation establishing that the beneficial owner is not a United States person and (ii) does not have actual knowledge or reason to know that the information contained therein is false.

      Proceeds from the sale or redemption of a debt securities through the foreign office of a broker that is a “U.S. Controlled Person” may be subject to information reporting and, in certain cases, backup withholding unless (1) the beneficial owner is a corporation or a financial institution or is otherwise eligible for an exemption from information reporting (and, if necessary, demonstrates its eligibility for the relevant exemption) or (2) such broker (i) obtains a withholding certificate or other appropriate documentary evidence establishing that the beneficial owner is a non-U.S. holder, and (ii) does not have actual knowledge or reason to know that the information contained therein is false.
      A U.S. Controlled Person is a person that (1) is a United States person, (2) derives at least 50 per cent of its gross income from certain periods from the conduct of a trade or business within the United States, (3) is a controlled foreign corporation for U.S. federal income tax purposes, or (4) is a foreign partnership that, at any time during its taxable year, is more than 50 per cent owned (by income or capital interest) by United States persons or is engaged in the conduct of a trade or business within the United States.
      Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing appropriate claim for a refund with the IRS and furnishing any required information.
U.S. Federal income tax consequences to non-U.S. holders
Sale, exchange or retirement of debt securities
      If you sell, exchange or redeem debt securities, you will generally not be subject to U.S. Federal income tax on any gain, unless one of the following applies:

•	the gain is connected with a trade or business that you conduct in the United States through an office or other fixed place of business, or

•	you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the debt security, and certain other conditions are satisfied.
Information reporting and backup withholding
      United States rules concerning information reporting and backup withholding are described above. These rules apply to non-U.S. holders as follows:
      Information reporting and backup withholding may apply if you use the U.S. office of a broker or agent, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker or agent that has certain connections to the United States. You may be required to comply with applicable certification procedures to establish that you are not a U.S. holder in order to avoid the application of such information reporting and backup withholding requirements. You should consult your tax advisor concerning the application of the information reporting and backup withholding rules.
      Prospective investors should consult legal and tax advisors in the countries of their citizenship, residence and domicile to determine the possible tax consequences of purchasing, holding, selling and redeeming debt securities in light of their particular circumstances under the laws of their respective jurisdictions.

PLAN OF DISTRIBUTION
      We may sell the debt securities offered by this prospectus in one or more of the following ways:

•	through underwriters,

•	through dealers,

•	through agents, or

•	directly to purchasers.
      The distribution of the debt securities may be carried out from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
      The prospectus supplement or, if applicable, the pricing supplement or product supplement relating to any offering will include the following information:

•	the terms of the offering,

•	the names of any underwriters, dealers or agents,

•	the purchase price of, or consideration payable for, the debt securities,

•	the net proceeds to us from the sale of the debt securities,

•	any underwriting discounts or other underwriters’ compensation,

•	any discounts or concessions allowed or re-allowed or paid to dealers, and

•	any other information we think is important.
Sales through underwriters or dealers
      If we use underwriters in an offering using this prospectus, we will execute an underwriting agreement with one or more underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered debt securities are subject to specified conditions precedent and that the underwriters will be obligated to purchase all of the offered debt securities if they purchase any. Underwriters may sell those debt securities through dealers. The underwriters may change the initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers. If we use underwriters in an offering of debt securities using this prospectus, the related prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered debt securities.
      We may grant to the underwriters an option to purchase additional offered debt securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the related prospectus supplement or, if applicable, the pricing supplement or product supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the prospectus supplement relating to such offered debt securities.
      If we use a dealer in an offering of debt securities using this prospectus, we will sell the offered debt securities to the dealer as principal. The dealer may then resell those debt securities to the public or other dealers at a fixed price or varying prices to be determined at the time of resale.
Direct sales and sales through agents
      We may also use this prospectus to directly solicit offers to purchase debt securities. In this case, no underwriters or agents would be involved. Except as set forth in the related prospectus supplement, none of our directors, officers or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

      We may also sell the offered debt securities through agents we designate from time to time. In the prospectus supplement, we will describe any commission payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
Indemnification
      Underwriters, dealers or agents participating in a distribution of debt securities using this prospectus may be deemed to be underwriters under the Securities Act. Pursuant to agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of debt securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect of those liabilities.
Market making
      Certain broker-dealers may, but will not be obligated to, make a market in the securities of any series. They may also discontinue market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for the debt securities.
LEGAL MATTERS
      The validity of the debt securities under New York law and the accuracy of the summary contained in “Taxation in the United States” has been passed upon by Allen & Overy LLP, London, England and Allen & Overy LLP, New York, New York, respectively. The validity of the debt securities under Norwegian law has been passed upon by Jens Olav Feiring, Esq., General Counsel of Eksportfinans. The accuracy of the summary contained in “Taxation in Norway” has been passed upon by Wiersholm, Mellbye & Bech, advokatfirma AS. From time to time, Allen & Overy LLP performs legal services for Eksportfinans.
EXPERTS
      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F/A for the year ended December 31, 2005, as filed with the SEC on August 29, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

REGISTERED OFFICE OF THE ISSUER
Dronning Mauds gate 15
N-0250 Oslo
TRUSTEE
The Bank of New York
101 Barclay Street
Floor 21W
New York, New York 10286
PRINCIPAL PAYING AGENT AND REGISTRAR
Citibank, N.A.
Canada Square
Canary Wharf
London E14 5LB
PAYING AGENT
Dexia Banque Internationale à Luxembourg, société anonyme
69, route d’Esch
L-2953 Luxembourg
LISTING AGENT
Kredietbank S.A. Luxembourgeoise
43, Boulevard Royal
L-2955 Luxembourg
AUDITORS
PricewaterhouseCoopers AS
Karenslyst allé 12
0245 Oslo
LEGAL ADVISERS
to the Agents

Allen & Overy LLP One Bishops Square London E1 6AO	Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN

      No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus Supplement, any Pricing Supplement, any Product Supplement and the accompanying Prospectus in connection with the offer contained in this Prospectus Supplement, any Pricing Supplement, any Product Supplement and the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the agents or any underwriter. This Prospectus Supplement, any Pricing Supplement, any Product Supplement and the accompanying Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation in such state. The delivery of this Prospectus Supplement, any Pricing Supplement, any Product Supplement and the accompanying Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.
EKSPORTFINANS ASA
PROSPECTUS
SUPPLEMENT

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Bear, Stearns & Co. Inc.
Bear, Stearns International Limited
Barclays Capital
BNP PARIBAS
Citigroup
Commerzbank Capital Markets Corp.
Credit Suisse
Daiwa Securities SMBC Europe
Deutsche Bank
Deutsche Bank Securities
Dresdner Kleinwort
FTN Financial Securities Corp.	Goldman Sachs International
Goldman, Sachs & Co.
IXIS Securities North America Inc.
Jefferies and Company, Inc.
JPMorgan
Lehman Brothers
Merrill Lynch & Co.
Mitsubishi UFJ Securities International plc
Mizuho International plc
Morgan Stanley
Nomura International plc
Nomura Securities International, Inc.
Nordea
The Toronto-Dominion Bank
UBS Investment Bank
Wachovia Securities
February 5, 2007